UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Walgreens Boots Alliance, Inc.

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108 Wilmot Road

Deerfield, Illinois 60015

April 17, 2015

Dear Fellow Stockholders:

Please join us Thursday, May 28, 2015, at 9:00 a.m., Central Time, for our Annual Stockholders’ Meeting. The meeting will be held at The Civic Opera House, 20 North Wacker Drive, Chicago, Illinois.

As you may be aware, Walgreens Boots Alliance, Inc. is the successor to Walgreen Co. following completion of the holding company reorganization and merger with Alliance Boots GmbH in December 2014. Outstanding shares of Walgreen Co. common stock were converted automatically into shares of Walgreens Boots Alliance, Inc. common stock on a one-for-one basis, and Walgreens Boots Alliance, Inc. became the parent holding company of Walgreen Co. This is the first proxy statement we have filed following the closing of the reorganization and merger.

The combination of Walgreens and Alliance Boots was an historic and pivotal occasion for our companies, and now we are forging a new company as the world’s first global, pharmacy-led health and wellbeing enterprise.

With a presence across the world, we are now a global company, with three divisions and reportable business segments – Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale – interacting with millions of people across five continents. That makes us one of the largest healthcare providers in the world.

Our global reach provides a straightforward route for accomplishing our purpose, which is to help people everywhere lead healthier and happier lives. Becoming global puts Walgreens Boots Alliance in the best possible position to generate substantial – and sustainable – benefits for local markets and all stakeholders, including our stockholders.

Please mark your calendar for May 28. In addition to a new location, this year’s meeting will have a new format including only a business meeting and short presentation, with no product information booths, samples or gift items. Closed captioning will be offered during the entire meeting, including questions and answers. If you are unable to attend the meeting in person, please join us online at walgreensbootsalliance.com at 9:00 a.m., Central Time, that day to hear a live broadcast. A video re-broadcast is expected to be available on our website by Tuesday, June 2.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience by following the instructions in the notice of Internet availability of proxy materials or the proxy card you received in the mail.

Thank you for your continued trust and confidence.

Sincerely,

JAMES A. SKINNER	STEFANO PESSINA
Executive Chairman of the Board	Executive Vice Chairman and Acting Chief Executive Officer

108 Wilmot Road

Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 28, 2015

TO THE STOCKHOLDERS OF WALGREENS BOOTS ALLIANCE, INC.:

The Annual Meeting of Stockholders of Walgreens Boots Alliance, Inc., a Delaware corporation, will be held:

Date:	Thursday, May 28, 2015

Time:	9:00 a.m. Central Time

Place:	The Civic Opera House, 20 North Wacker Drive (NW corner of Madison St. and upper Wacker Dr.), Chicago, Illinois

The Annual Meeting is being held for the following purposes:

(1)	To elect 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

(2)	To approve, on an advisory basis, the compensation of our named executive officers (a “Say-on-Pay” vote);

(3)	To ratify the appointment of Deloitte & Touche LLP as Walgreens Boots Alliance, Inc.’s independent registered public accounting firm for the fiscal year ending August 31, 2015;

(4)	To consider up to four stockholder proposals, if presented at the meeting; and

(5)	To transact such other business as may properly come before the meeting or any adjournment.

Only stockholders of record at the close of business on March 30, 2015 are entitled to vote at the Annual Meeting and any adjournment.

Stockholders are cordially invited to attend the Annual Meeting. If you plan to attend the meeting, you must have an admission ticket and follow the admission procedures described on page 3 of the Proxy Statement.

To vote your shares, please follow the instructions in the notice of Internet availability of proxy materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before your shares are voted at the meeting by notifying the Corporate Secretary of Walgreens Boots Alliance, Inc. in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote at your earliest convenience. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting even if you are unable to attend.

By order of the Board of Directors,

JAN STERN REED
Corporate Secretary

April 17, 2015

Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

General Information	Items to be Voted On

Meeting:  Annual Meeting of Stockholders

Meeting Location:  The Civic Opera House, 20 North Wacker Drive (NW corner of Madison St. and upper Wacker Dr.), Chicago, Illinois

Date:  9:00 a.m. Central Time on May 28, 2015

Record Date:  March 30, 2015

Common Stock Outstanding as of Record Date:  1,090,752,487

Stock Symbol:  WBA

Stock Exchange:  NASDAQ

Registrar & Transfer Agent:  Wells Fargo

State of Incorporation:  Delaware

Corporate Headquarters:  108 Wilmot Road, Deerfield, Illinois 60015

Corporate website:  www.walgreensbootsalliance.com

Investor Relations website:  investor.walgreensbootsalliance.com

	Proposal	Board Recommendation
	No. 1: Election of 12 directors	FOR
	No. 2: “Say-on-pay” advisory vote to approve named executive officer compensation	FOR
	No. 3: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015	FOR
	Stockholder Proposals. Advisory votes on: • No. 4: Executive equity retention policy	AGAINST
	• No. 5: Accelerated vesting of equity awards of senior executives upon a change in control	AGAINST
	• No. 6: Proxy access	AGAINST
	• No. 7: Linking executive pay to performance on sustainability goals	AGAINST
Corporate Governance	Executive Compensation

Board Meetings in fiscal 2014:  14

Standing Board Committees (Meetings in fiscal 2014):   Audit (8); Compensation (4); Nominating and Governance (5); and Finance (4)

Majority Vote Standard in Election of Directors:  Yes

Separate Chairman and CEO*:  Yes

Lead Independent Director*:  Yes

Independent Directors Meet without Management:  Yes

Staggered Board:  No (all directors elected annually)

Stockholder Rights Plan:  No

Charter or By-law super-majority vote requirements:   No

Director and Officer Share Ownership Guidelines:  Yes

Hedging and Short Sale Policy:  Yes

* As of the date of this proxy statement

Fiscal 2014 Highlights

•   Fiscal year sales increased 5.8 percent to a record $76.4 billion

•   Fiscal year GAAP net earnings (attributable to Walgreen Co.) were $1.9 billion

•   Combined synergies for Walgreens and Alliance Boots reached $491 million, exceeding the fiscal 2014 goal

•   The Company generated operating cash flow of $3.9 billion

•   The quarterly dividend rate was increased in August by 7.1 percent, marking the 39th consecutive year in which the Company increased its stockholder dividend.

CEO:  Gregory D. Wasson served as the Company’s CEO from February 2009 until his retirement in January 2015. The Company is currently conducting a search for Mr. Wasson’s successor. During this interim transition period, Stefano Pessina is serving as Acting CEO and James A. Skinner is serving as Executive Chairman of the Company.

Fiscal 2014 Total Direct Compensation for Mr. Wasson:

Base Salary:  $1,381,667

Annual Performance Bonus:  $1,507,744

Long-Term Incentives:  $12,600,103

Recoupment Policy:  Yes

Key Elements of our Fiscal 2014 Executive Compensation Program:

¡    Competitive Base Salary:  represented 8% of our CEO’s and, on average, 16% of our other NEOs’ total compensation in fiscal 2014.

¡     Annual Cash Incentive:  the amount of an executive’s performance bonus, if any, under our Management Incentive Plan depends on the extent to which annual performance criteria are achieved. Represented 9% of our CEO’s and, on average, 15% of our other NEOs’ total compensation in fiscal 2014.

¡     Long-Term Equity Incentives comprised of:

-   40% stock options (3 year cliff vesting; realized value, if any, is dependent on stock price appreciation);

-   35% performance shares (shares earned, if any, vary based on Company performance over a 3 fiscal year period); and

-   25% restricted stock units (vest after 3 years if Company performance criteria are achieved).

These long-term equity incentives represented 75% of our CEO’s and, on average, 64% of our other NEOs’ total compensation in fiscal 2014.

¡     Other Benefit Plans and Programs such as 401(k) plan, opportunity to defer compensation, and limited perquisites.

Proxy Statement	1

Director Nominees (12)				Board Committees(1)

Name	Director Since	Inde- pendent	Position	Audit	Comp.	Nom. & Gov.	Finance
Janice M. Babiak	2012	*	Former Partner, Ernst & Young LLP	X#			X
David J. Brailer	2010	*	Chairman, Health Evolution Partners	X			X#
Steven A. Davis	2009	*	Former Chairman and CEO, Bob Evans Farms, Inc.		X	X
William C. Foote(2)	1997	*	Lead Independent Director of Walgreens Boots Alliance, Inc.; former Chairman and CEO, USG Corporation		X	X#
Ginger L. Graham	2010	*	President and CEO, Two Trees Consulting, Inc.		X	X
John A. Lederer	2015	*	President, CEO and Director, US Foods				X
Dominic P. Murphy	2012		Partner, Kohlberg Kravis Roberts & Co. L.P.				X
Stefano Pessina(2)	2012		Executive Vice Chairman and Acting CEO, Walgreens Boots Alliance, Inc.; former Executive Chairman, Alliance Boots GmbH
Barry Rosenstein	2014	*	Managing Partner and Co-Portfolio Manager, JANA Partners LLC		X	X	X
Leonard D. Schaeffer	—	*	Judge Robert Maclay Widney Chair and Professor at the University of Southern California
Nancy M. Schlichting	2006	*	President and CEO, Henry Ford Health System	X	X#
James A. Skinner(2)	2005		Executive Chairman of the Board, Walgreens Boots Alliance, Inc.

#	Chair of Committee

(1)	Committee assignments as of the date of this proxy statement. See “The Board of Directors, Board Committees and Corporate Governance – Committees.”

(2)

Mr. Skinner served as independent Chairman of the Board during fiscal 2014 and attended meetings of all Board Committees. In connection with the Company’s CEO search and related transition period, Mr. Skinner has served as Executive Chairman, Mr. Pessina has served as Acting CEO and Mr. Foote has served as Lead Independent Director since January 9, 2015.

Questions and Answers about the Proxy Materials and the Annual Meeting

Who is Walgreens Boots Alliance, Inc.?

Walgreens Boots Alliance, Inc. (“WBA”) is the successor to Walgreen Co. (“Walgreens”) following completion of the holding company reorganization approved by Walgreen Co. shareholders on December 29, 2014. Upon consummation of the reorganization merger on December 31, 2014, outstanding shares of Walgreen Co. common stock were converted automatically into shares of WBA common stock on a one-for-one basis and Walgreens Boots Alliance, Inc. became the parent holding company of Walgreen Co. (the “Reorganization”). Following completion of the Reorganization, WBA completed the acquisition of the remaining 55% of Alliance Boots GmbH (“Alliance Boots”) that it did not previously own (the “Second Step Transaction”) in exchange for £3.133 billion in cash and 144,333,468 shares of WBA common stock.

This is the first proxy statement we have filed following the closing of the Reorganization and Second Step Transaction. Because the closing of these transactions occurred on December 31, 2014, the compensation and related information reported in this proxy statement principally relates to our predecessor, Walgreen Co., for the period prior to that date, including the discussion of the compensation and related information for our fiscal year ending August 31, 2014.

References in this proxy statement to the “Company,” “we,” “us” or “our” refer to Walgreens Boots Alliance, Inc. from and after the effective time of the Reorganization on December 31, 2014 and, prior to that time, to our predecessor Walgreen Co., except as otherwise indicated or the context otherwise requires.

2	Proxy Statement

Why am I receiving these materials?

This Proxy Statement is being distributed beginning on or about April 17, 2015 to all stockholders of record as of the close of business on March 30, 2015 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Walgreens Boots Alliance, Inc. to be held at The Civic Opera House, 20 North Wacker Drive (NW corner of Madison St. and upper Wacker Dr.), Chicago, Illinois, on Thursday, May 28, 2015, at 9:00 a.m. Central Time. This proxy statement describes the business that will be transacted at the Annual Meeting and how you can vote your shares. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any adjournments of the Annual Meeting.

How may I receive proxy materials?

We are again this year using the Securities and Exchange Commission “e-proxy” rule that allows companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials (the “Notice of Internet Availability”) that contains instructions on how to access this proxy statement, the accompanying notice of annual meeting and our fiscal 2014 Annual Report online. If you received the Notice of Internet Availability by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The notice also contains instructions on how stockholders may, if desired, request a printed copy of our proxy materials.

Stockholders who do not receive the Notice of Internet Availability will receive a printed copy of the proxy materials and our fiscal 2014 Annual Report by mail unless they have previously requested electronic delivery. We are providing notice of the availability of those materials by e-mail to those stockholders who have previously elected to receive the proxy materials and annual report electronically. The email contains a link to the website where those materials are available and a link to the proxy voting website.

Who can attend the Annual Meeting?

Only stockholders of the Company as of the record date, March 30, 2015, their authorized representatives and guests of the Company may attend the Annual Meeting. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of WBA stock as of March 30, 2015, and a government-issued photo identification. An admission ticket is included with the proxy materials if you received a printed copy of the proxy materials. A Notice of Internet Availability in your name can also serve as your admission ticket. Please note that this is a procedural business meeting, and item samples will not be offered. Seating is limited and will be on a first-come, first-served basis. Backpacks and suitcases are not permitted in the meeting, and distribution of any materials is prohibited. The Civic Opera House is convenient to Union and Ogilvie train stations and numerous public parking lots; please note, any parking cost is the attendee’s responsibility.

Who is entitled to vote?

Only stockholders of record of Walgreens Boots Alliance, Inc. common stock at the close of business on March 30, 2015, are entitled to notice of, and to vote at, the Annual Meeting. As of that date, 1,090,752,487 shares of WBA common stock were outstanding. Stockholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a stockholder to multiply the number of shares owned by the number of directors to be elected and to cast an equal number of votes for each of the 12 nominees, distribute their votes among as many nominees as they choose, or cast all their votes for one nominee.

Proxy Statement	3

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and a Notice of Internet Availability or a set of proxy materials is being provided to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. If you are a stockholder of record and choose to cumulate your votes in the election of directors, you must notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the Annual Meeting, notify the chair of the Annual Meeting prior to the commencement of voting.

“Street Name” Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice of Internet Availability or proxy materials were forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you hold shares beneficially through a broker, bank or other nominee and choose to cumulate your votes in the election of directors, you should contact your broker, bank or nominee.

What proposals are being voted on at the Annual Meeting? What are the Board of Directors’ voting recommendations?

	Proposal	Board Recommendation

No. 1	The election to the Board of Directors of the 12 persons nominated by the Board, each for a term of one year ending at the next Annual Meeting.	“FOR”

No. 2	Say-on-Pay: An advisory vote on the compensation of our named executive officers.	“FOR”

No. 3	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending August 31, 2015.	“FOR”

No. 4	Stockholder proposal regarding an executive equity retention policy.	“AGAINST”

No. 5	Stockholder proposal regarding accelerated vesting of equity awards of senior executives upon a change in control.	“AGAINST”

No. 6	Stockholder proposal regarding proxy access.	“AGAINST”

No. 7	Stockholder proposal regarding linking executive pay to performance on sustainability goals.	“AGAINST”

The proxy holders intend to vote each proxy received by them in accordance with the direction of the stockholder completing the proxy. If you grant a proxy to allow your shares to be represented at the Annual Meeting, but do not indicate how your shares should be voted on one or more matters listed above, then the proxies will vote your shares as the Board of Directors recommends for those matters. If you grant a proxy to allow your shares to be represented at the Annual Meeting with no further instructions on the election of directors, the proxy holders have discretionary authority to cumulate votes and to allocate such votes among some or all of the nominees recommended by the Board of Directors, although they have no present intention of doing so. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

4	Proxy Statement

Other than the matters listed above, the Company knows of no other matters to be presented at the meeting.

How do I vote?

Stockholders of Record:  If you are a stockholder of record and you received a printed copy of the proxy materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number set forth on the proxy card and follow the recorded instructions; or

•	By Internet. Access the secure Internet website registration page identified on the proxy card and follow the instructions.

Please refer to the specific instructions set forth on the proxy card you received.

If you are a stockholder of record and you received a Notice of Internet Availability, you may vote in person at the Annual Meeting, by accessing the secure Internet website registration page identified on the Notice of Internet Availability and following the instructions, or by mail or telephone if you request a printed copy of the proxy materials by calling the toll-free telephone number set forth on the Notice of Internet Availability. Please refer to the specific instructions set forth in the Notice of Internet Availability you received.

Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 27, 2015. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

Street Name Stockholders:  If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on stockholder proposals in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted.

Street name stockholders may generally vote by one of the following methods:

•

By Mail.  If you received a printed copy of the proxy materials, you may vote by signing, dating and returning the voting instruction card sent to you by your broker, bank or other nominee in the pre-addressed envelope provided;

•

By Methods Listed on Voting Instruction Card.  Please refer to your voting instruction card or other information provided by your broker, bank or other nominee to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•

In Person with a Proxy from the Record Holder.  A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her brokerage firm, bank or other nominee and present that proxy and proof of identification at the Annual Meeting to vote. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

If you are a stockholder of record and choose to cumulate your votes in the election of directors, you must notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person

Proxy Statement	5

at the Annual Meeting, notify the chair of the meeting prior to the commencement of voting. If you hold shares beneficially through a broker, bank or other nominee and wish to cumulate votes, you should contact your broker, bank or nominee.

If my shares are held in street name, how will my shares be voted if I do not return voting instructions to my broker?

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may vote your shares in its discretion on matters designated as routine under applicable rules and regulations. However, a broker cannot vote shares held in street name on matters designated as non-routine, unless the broker receives voting instructions from the beneficial owner. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on proposal No. 3, because the ratification of the appointment of the Company’s independent registered public accounting firm appointment is considered a routine matter. Each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under applicable rules and regulations. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal.

What constitutes a quorum at the Annual Meeting?

A majority of the outstanding shares entitled to vote, represented at the Annual Meeting in person or by proxy, constitutes a quorum, which is the minimum number of shares that must be present or represented by proxy at the Annual Meeting to transact business. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment of the Annual Meeting, unless a new record date is set).

How many votes are needed to have the proposals pass?

Proposal No. 1 (Election of Directors):  In an uncontested election, the affirmative vote of a majority of the votes cast for the election of directors is required to elect directors at an Annual Meeting. The election of directors at the Annual Meeting is an uncontested election. This means, with respect to the election of directors at the Annual Meeting (Proposal No. 1), that the number of votes “for” a director’s election must exceed 50% of the number of votes cast with respect to that director’s election. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, the required vote would be a plurality of the votes cast for the election of directors.

Other Proposals:  If a quorum is present, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve each of the other proposals to be voted on at the Annual Meeting.

How are the votes counted?

With respect to each proposal, only proxies and ballots that indicate votes “For,” “Against” or “Abstain” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. If you elect to abstain, the abstention will have the same effect as an “against” vote on these proposals. Shares constituting broker non-votes are not counted as shares represented in person or by proxy and entitled to vote on a non-routine matter and, therefore, are not counted for the purpose of determining whether stockholders have approved the proposal.

6	Proxy Statement

What happens if a director does not receive a majority of the votes cast?

If a nominee for director who was in office prior to the election at the Annual Meeting is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee of the Board will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days from the date the election results are certified.

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

•	by giving timely written notice of the revocation to the Corporate Secretary of the Company;

•	by submitting another timely proxy by telephone, Internet or mail in accordance with the instructions provided with the proxy card or Notice of Internet Availability you received; or

•	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by timely contacting your bank, broker or other holder of record in accordance with that entity’s procedures. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. The proxy confers discretionary authority to the persons named in the proxy, or their substitutes, to vote on any other business that may properly come before the meeting.

How do the Company Shareholders Agreement entered into in connection with the Alliance Boots transaction and the agreement with JANA Partners affect the Annual Meeting?

Company Shareholders Agreement.  On August 2, 2012, in connection with the Company’s acquisition of 45% of Alliance Boots, the Company, Kohlberg Kravis Roberts & Co. L.P. (“KKR”, and together with certain of its affiliates, the “KKR Investors”), Stefano Pessina (and together with certain of his affiliates, the “SP Investors”) and others receiving Company common stock in the transaction entered into a Shareholders’ Agreement (the “Company Shareholders Agreement”). Pursuant to the Company Shareholders Agreement, for so long as the SP Investors and the KKR Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board of Directors of the Company. Stefano Pessina, Acting CEO of the Company, is the designee of the SP Investors, and Dominic P. Murphy, a Partner of KKR, is the designee of the KKR Investors, and each is included in the Company’s slate of director nominees in Proposal No. 1. In addition, the SP Investors and KKR Investors have agreed, for so long as they each have the right to designate a nominee for election to the Company’s Board of Directors, subject to certain exceptions, to vote all of their Company shares in accordance with the Company Board’s recommendation on all matters submitted to a vote of Company stockholders. For a more detailed description of the Company’s Shareholders Agreement, see “Certain Relationships and Related Transactions, and Director Independence – Alliance Boots Arrangements and Transactions” below.

JANA Agreement.  On September 5, 2014, the Company and JANA Partners LLC (“JANA”) entered into the Nomination and Support Agreement (the “Nomination and Support Agreement”) pursuant to which, among other things, on September 5, 2014, Barry Rosenstein of JANA was appointed to the Board as the “JANA Designee” and on April 8, 2015, John A. Lederer was appointed to the Board as the

Proxy Statement	7

“Additional Independent Director.” In addition, the Company agreed to nominate Mr. Rosenstein and Mr. Lederer for election to the Board at the 2015 Annual Meeting, and they are included in the Company’s slate of director nominees in Proposal No. 1. Under the Nomination and Support Agreement, JANA is subject to certain standstill restrictions until the later of 45 days prior to the advance notice deadline for the Company’s 2016 annual meeting of stockholders and 15 days after Mr. Rosenstein is no longer a member of the Board, subject to early termination of the standstill period in the event of an uncured material breach of the Nomination and Support Agreement by the Company. The standstill period will be extended if the Company voluntarily agrees to nominate Mr. Rosenstein at the 2016 annual meeting of stockholders, and any successive annual meeting of stockholders, and Mr. Rosenstein agrees to serve as a director nominee. During the standstill period, JANA is subject to customary standstill and voting obligations, including, among other things, that JANA and its affiliates and controlled associates will not acquire beneficial ownership of or an economic interest in more than 4.9% of the Company’s outstanding common stock or participate in a proxy solicitation, and will vote all voting securities which they are entitled to vote in favor of all incumbent directors nominated by the Board and in accordance with the recommendation of the Board on other matters (including each of the Proposals being voted on at the Annual Meeting), other than certain matters specified in the Nomination and Support Agreement.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential and will not be disclosed to the Company unless required by law or requested by you.

Who counts the votes?

Broadridge Financial Solutions, Inc. will tabulate the proxies and a representative of CT Hagberg LLC will act as the inspector of election. Each firm is independent of the Company.

How can I find out the voting results?

We expect to announce preliminary results at the Annual Meeting. We will report final voting results in a Form 8-K filing with the Securities and Exchange Commission following the Annual Meeting.

Who will pay for the costs involved in the solicitation of proxies?

The Company will bear the expenses incurred to solicit proxies. We will pay all costs of preparing, assembling, printing and distributing the proxy materials. Solicitation may be made by mail, facsimile, email, in person and by telephone. Officers, directors and employees of the Company may help solicit proxies for no additional compensation. We have retained Alliance Advisors LLC to assist in soliciting proxies for a fee of approximately $9,000, plus reasonable out-of-pocket expenses. We may incur additional fees if we request additional services. We will, upon request, reimburse brokerage firms and other nominees or fiduciaries for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of our common stock.

PROPOSAL 1

Election of Directors

There are 12 nominees identified below for election to the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified or any such director’s earlier death, resignation or removal. Should any nominee unexpectedly become unavailable for election, the Nominating and Governance Committee will recommend, and the Board of Directors will substitute (in accordance with the Company Shareholders Agreement and the Nomination and Support Agreement, as applicable, in the case of nominees designated pursuant to those agreements),

8	Proxy Statement

a replacement nominee, unless the Board instead chooses to reduce the number of directors serving on the Board. The proxy holders will vote all proxies received by them for any such replacement nominee. The Board of Directors does not anticipate that any nominee will be unable to serve.

Set forth below are the names, ages (as of April 1, 2015), principal occupations and other information about each of the director nominees. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of the Board and to make meaningful contributions to the Board’s oversight of the Company’s business and affairs. See the section “Board Composition and Director Selection Process” below for additional information on the process undertaken to select these nominees.

• Director since 2005 • Executive Chairman of the Board

James A. Skinner, 70—Executive Chairman of the Board. Mr. Skinner has served as Chairman of the Board of the Company since July 2012. He was appointed Executive Chairman in January 2015 to serve in this capacity during the interim transition period until a new CEO is named. Mr. Skinner previously served McDonald’s Corporation as Vice Chairman from January 2003 to June 2012, as Chief Executive Officer from November 2004 to June 2012 and as a director from 2004 to June 2012. Since 2005, Mr. Skinner has served as a director of Illinois Tool Works Inc., where he chairs the board’s compensation committee and serves on the corporate governance and nominating committee. Mr. Skinner has served as a director of Hewlett-Packard Company since July 2013, where he serves on the audit committee and the HR and compensation committee. He also serves as a trustee of the Ronald McDonald House Charities.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Supply Chain & Logistics

•   Real Estate

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Skinner’s prior experience serving as the Chief Executive Officer of one of the largest global companies, as well as his experience in a range of management positions within McDonald’s, provides him with great breadth and depth of understanding of the strategic, operational, financial and human capital issues facing public companies. It also gives him valuable insights and perspectives with respect to our retail operations. Mr. Skinner’s extensive public company directorship experience provides him with valuable perspective on corporate responsibility and governance topics and enables him to draw on various viewpoints in his service on the Board.

Proxy Statement	9

• Director since 2012 • Independent • Chair of Audit Committee • Finance Committee

Janice M. Babiak, 57—Former Partner at Ernst & Young LLP (“EY”), where she held a variety of roles with the firm in the United States and the United Kingdom between 1982 and 2009. After joining the firm’s audit practice in 1982, she helped found EY’s technology security and risk services practice in 1996 and its global climate change and sustainability services practice in 2008. Ms. Babiak served as Managing Partner of EY’s Regulatory & Public Policy practice in the Northern Europe, Middle East and India and Africa (NEMIA) region and as a Board Member for the NEMIA region from July 2006 to July 2008, and as Global Leader of EY’s Climate Change and Sustainability Services practice from July 2008 to December 2009. Ms. Babiak has served as a director of Bank of Montreal since October 2012, where she serves on the audit and conduct review committee and risk review committee, and as a non-executive director of Experian plc since April 2014. Previously, she served as a non-executive director of Royal Mail Holdings plc from March 2013 to April 2014 and as a non-executive director and chair of the audit committee of Logica plc, a publicly-traded technology company headquartered in the United Kingdom, from January 2010 until its sale in August 2012. She is a Certified Public Accountant, Certified Information Systems Auditor, and Certified Information Security Manager. She also is a Chartered Accountant in Great Britain and serves as a Council Member of the Institute of Chartered Accountants in England and Wales.

Significant Experience/Competencies

•   Retail Industry

•   General Management & Business Operations

•   Consumer-facing Industry

•   Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

Overview of Board Qualifications

Ms. Babiak brings to the Board her great depth of experience in the areas of audit, accounting and finance, having spent her career as a partner at the accounting firm Ernst & Young LLP, including service as partner for a number of retail and healthcare-related industry clients, until her retirement in December 2009. With her extensive accounting knowledge and experience, she is well-qualified to serve on our Finance Committee and as a designated financial expert on our Audit Committee. As a Certified Information Security Manager, she provides the Company with meaningful insight and experience related to information technology, cybersecurity best practices and the relationship between information security programs and broader business goals and objectives. Her international experience, leadership in the areas of climate change and sustainability, and experience working with and serving on the audit committees of other publicly-traded companies, further contribute to the perspective and judgment that she brings to service on the Board.

10	Proxy Statement

• Director since 2010 • Independent • Chair of Finance Committee • Audit Committee

David J. Brailer, M.D., Ph.D., 55—Chairman of Health Evolution Partners, a private equity firm focused on the healthcare industry, since 2006. Dr. Brailer served as National Coordinator for Health Information Technology within the Department of Health and Human Services of the U.S. federal government from May 2004 to April 2006. He was a Senior Fellow at the Health Technology Center from 2002 to 2004. Previously, he served as Chairman and Chief Executive Officer and a director of CareScience, Inc., a provider of care management services and Internet-based healthcare solutions, from 1992 to 2002. Prior to that, he was Adjunct Assistant Professor of Health Care Systems at The Wharton School of Business at the University of Pennsylvania.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   IT/E-commerce

Overview of Board Qualifications

With his experience as Chairman and Chief Executive Officer of CareScience, Inc. for more than 10 years and his subsequent experience with the U.S. federal government, where he was commonly referred to as the “health information technology czar,” Dr. Brailer provides the Board with strong technology and e-commerce experience coupled with business leadership and expertise in particular with respect to strategy formulation and the healthcare industry. In addition, Dr. Brailer brings to the Board insight and knowledge of investment and market conditions in the healthcare industry.

• Director since 2009 • Independent • Nominating and Governance Committee • Compensation Committee

Steven A. Davis, 56—Former Chief Executive Officer (from May 2006 to December 2014) of Bob Evans Farms, Inc. Mr. Davis was President of Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands) from December 2002 to May 2006. From 1993 to 2002, Mr. Davis served in a variety of operations management and other executive positions in Yum! Brands’ Pizza Hut Division, including Senior Vice President of concept development where his team introduced the Wing Street concept. From 1984 to 1993, Mr. Davis was employed by Kraft General Foods in a series of brand leadership positions. He has served as a director of Marathon Petroleum Corporation since July 2013, where he serves on the audit committee and corporate governance and nominating committee. From May 2006 to December 2014, Mr. Davis served as a director of Bob Evans Farms, Inc. serving as Chairman of the Board from September 2006 to October 2014. From May 2006 through September 2009, Mr. Davis served as a director of CenturyLink (successor to Embarq Corporation). Mr. Davis serves on the Executive Committee of the Ohio Business Roundtable, and is a member of The Business Council. Mr. Davis also served on the board of directors of JobsOhio, a nonprofit corporation that seeks to lead job creation and economic development efforts in Ohio from 2011 through 2014, and on the James Foundation Board of the Arthur G. James Cancer Hospital and Richard J. Solove Research Institute at Ohio State University from 2007 through 2013.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Retail Industry; Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Hospital Board

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

Mr. Davis brings valuable management expertise and business leadership, as well as a broad understanding of the strategic, operational and financial issues facing public companies, to the Board and its Compensation and Nominating and Governance Committees. Mr. Davis has extensive experience in the marketing and branding of retail products, in multi-unit retail, and with respect to mergers and acquisitions. His experience serving as a board and committee member (audit, finance and corporate governance and nominating) of other publicly-traded companies is also valued by the Board.

Proxy Statement	11

• Director since 1997 • Lead Independent Director • Chair of Nominating and Governance Committee • Compensation Committee

William C. Foote, 64—Independent business advisor. Mr. Foote served USG Corporation, a manufacturer and distributor of building materials, as Chairman of the Board from April 1996 to December 2011, as Chief Executive Officer from January 1996 to December 2010 and as President from September 1999 to January 2006. He also serves as a director of Kohler Co. and is a trustee of Williams College. He is the former chairman of the board of The Federal Reserve Bank of Chicago and a life trustee of Northwestern Memorial HealthCare in Chicago.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Supply Chain & Logistics

•   Hospital Board

•   Corporate/Institutional
Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

With many roles as a corporate director over the years and his experience as Chairman and Chief Executive Officer of USG for 15 years, Mr. Foote provides the Board with strong business leadership, expertise in strategy formulation, financial acumen and substantial experience with respect to corporate governance matters. These roles, in addition to his service as Chairman of The Federal Reserve Bank of Chicago, enable Mr. Foote to have valuable insights and perspectives with regard to business and market conditions. In addition, Mr. Foote brings strength in areas of talent management and succession planning to his role as a member of the Compensation Committee.

• Director since 2010 • Independent • Compensation Committee • Nominating and Governance Committee

Ginger L. Graham, 59—President and Chief Executive Officer of Two Trees Consulting, Inc., a healthcare and executive leadership consulting firm, since November 2007. Senior Lecturer at Harvard Business School from October 2009 to June 2012. Previously, Ms. Graham was President (from September 2003 to June 2006) and Chief Executive Officer (from September 2003 to March 2007) of Amylin Pharmaceuticals, a biopharmaceutical company, and served as a director of that company from 1995 to 2009. From 1994 to 2003, she held various positions with Guidant Corporation, a cardiovascular medical device manufacturer, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. Ms. Graham has served as a director of Genomic Health, Inc. since December 2008, where she serves as a member of the audit and nominating and corporate governance committees, and as a director of Clovis Oncology, Inc. since 2013, where she serves as a member of the compensation committee. She also serves as a director of a number of privately held companies.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Ms. Graham brings to the Board her extensive experience in senior management and leadership roles in the healthcare industry, including experience leading companies in drug, device and product development and commercialization. The Board values her insights and experience, including her service on the faculty of Harvard Business School teaching classes in entrepreneurship. She also brings to her service on the Board and the Compensation and Nominating and Governance Committees valuable experience as a director of publicly and privately held life sciences companies and as a consultant to healthcare companies regarding strategy, leadership, team building and capability building.

12	Proxy Statement

• Director since 2015 • Independent • Finance Committee

John A. Lederer, 59—President, Chief Executive Officer and director of US Foods, a leading foodservice distributor in the United States, since 2010. Mr. Lederer was appointed to the Board pursuant to the Nomination and Support Agreement. From April 2008 to August 2010, he served as Chairman of the Board and Chief Executive Officer of Duane Reade, a New York-based pharmacy retailer acquired by the Company in April 2010. Prior to Duane Reade, he spent 30 years at Loblaw Companies Limited, Canada’s largest grocery retailer and wholesale food distributor. Mr. Lederer held a number of leadership roles at Loblaw, including President from 2000 to 2006. Mr. Lederer has served as a director of Restaurant Brands International since December 2014 and served as a director of Tim Hortons Inc. from 2007 until December 2014, when it was acquired by Restaurant Brands International.

Significant Experience/Competencies

•   General Management & Business Operations

•   Retail Industry; Consumer-facing Industry

•   Consumer Marketing

•   Merchandising

•   Supply Chain & Logistics

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Lederer brings to the Board significant management and business experience in the retail industry, including valuable insight into the healthcare industry as a result of his experience as CEO of another retail pharmacy. The Board values his understanding of the business operations of and issues facing large retail companies, including marketing, merchandising, real estate and supply chain logistics. Mr. Lederer also has extensive experience with respect to mergers and acquisitions. His prior service as a director of Tim Hortons Inc. and current service as a director of Restaurant Brands International also provide him with insight into public company operations.

• Director since 2012 • Finance Committee

Dominic P. Murphy, 48—Mr. Murphy is a Partner of Kohlberg Kravis Roberts & Co. L.P. (KKR). Mr. Murphy was nominated by the KKR Investors pursuant to the Company Shareholders Agreement. He is responsible for the development of KKR’s activities in the United Kingdom and Ireland, is head of its healthcare industry team in Europe and is a member of the firm’s European investment and portfolio management committees. He has served as a member of the board of Alliance Boots and certain of its affiliates since 2007 and serves as a director of AB Acquisitions Holdings Limited. Mr. Murphy has also served as a director of Ambea Holding AB & Mehiläinen Oy since 2010, Acteon Group Ltd. since 2012, and The Hut Group Limited and OEG Offshore Group since 2014. Mr. Murphy was formerly a Partner at Cinven Partners LLP, a European based private equity firm, from 1996 to 2004 and an investment manager with 3i Group plc, an international investment management firm, from 1994 to 1996.

Significant Experience/Competencies

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

Mr. Murphy brings to the Board his considerable international and private equity business experience gained through his role in KKR private equity investments. The Board values his insights and experience, including his substantial merger and acquisition, corporate finance and retail and healthcare industry experience, as well as his in-depth familiarity with Alliance Boots and the markets in which it operates. He also brings to his service on the Board valuable experience as a director of publicly and privately held healthcare companies.

Proxy Statement	13

• Director since 2012 • Executive Vice Chairman and Acting CEO

Stefano Pessina, 73—Mr. Pessina has served as Executive Vice Chairman and Acting Chief Executive Officer of the Company since January 2015. Previously, he served as Executive Chairman of Alliance Boots since July 2007. Prior to that, Mr. Pessina served as Alliance Boots Executive Deputy Chairman. Mr. Pessina was nominated to serve on the Board by the SP Investors pursuant to the Company Shareholders Agreement. Prior to the merger of Alliance UniChem and Boots Group, Mr. Pessina was Executive Deputy Chairman of Alliance UniChem, previously having been its Chief Executive for three years through December 2004. Mr. Pessina was appointed to the Alliance UniChem Board in 1997 when UniChem merged with Alliance Santé, the Franco-Italian pharmaceutical wholesale group which he established in Italy in 1977. Mr. Pessina also serves on the Board of Directors of Galenica AG, a publicly-traded Swiss healthcare group, and a number of private companies, including AB Acquisitions Holdings Limited.

Significant Experience/Competencies

•   Former Private Company Executive Chairman

•   Former Public Company CEO and Executive Deputy Chairman

•   General Management & Business Operations

•   Healthcare Industry; Regulated Industry

•   Mergers & Acquisitions

•   International

•   Strategy Development

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As the former Executive Chairman of Alliance Boots, Mr. Pessina brings to the Board an in-depth knowledge of Alliance Boots and the healthcare and retail industries. Mr. Pessina’s substantial international business experience and business acumen provide the Board with valued strategic, financial and operational insights and perspectives. The Board also values his significant merger and acquisition experience as well as his experience gained serving on the boards of public and private healthcare and retail companies. He brings valued perspective and judgment to Board discussions regarding the Company’s competitive landscape and strategic opportunities and challenges.

• Director since 2014 • Independent • Compensation Committee • Finance Committee • Nominating and Governance Committee

Barry Rosenstein, 56—Mr. Rosenstein is the Managing Partner and Co-Portfolio Manager of JANA Partners LLC, which he founded in 2001. Mr. Rosenstein was appointed to the Board by JANA Partners LLC pursuant to the Nomination and Support Agreement. He served as a director of Convergys Corp., a provider of relationship management solutions, from February 2009 to April 2011, and of Copart, Inc., a provider of online auctions and vehicle remarketing services, from September 2007 to December 2009.

Significant Experience/Competencies • Mergers & Acquisitions • Strategy Development • Finance

Overview of Board Qualifications

Mr. Rosenstein brings to the Board his considerable business acumen and investment banking and private equity experience. The Board also values his insight and perspective as a shareholder of many public companies and believes he is well qualified to serve given his significant experience as an investor with an understanding of the methods by which companies may unlock value for their shareholders.

14	Proxy Statement

• Director Nominee • Independent

Leonard D. Schaeffer, 69—Judge Robert Maclay Widney Chair and Professor at the University of Southern California since 2008. Mr. Schaeffer has also served as a senior advisor to TPG Capital since 2006. From 2007 to 2011, Mr. Schaeffer served as the Chairman of the Board of Surgical Care Affiliates, LLC. Mr. Schaeffer formerly served as Chairman of the Board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, from 2004 to 2005, Chairman and Chief Executive Officer of WellPoint Health Networks Inc. from 1992 to 2004, and Chairman and Chief Executive Officer of Blue Cross of California. Earlier in his career, Mr. Schaeffer worked for the federal government as Administrator of the Health Care Financing Administration (now the Centers for Medicare and Medicaid Services) in the U.S. Department of Health and Human Services, with responsibility for the federal Medicare and Medicaid programs. He currently serves as a director of Quintiles Transnational Holdings, Inc., where he serves as chair of the governance, quality and nominating committee and on the audit and compensation and talent development committees, and scPharmaceuticals Inc. Previously, he served as a director of Allergan, Inc. from 1993 to 2011 and of Amgen, Inc. from 2004 to 2013. Mr. Schaeffer serves on the board of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the Institute of Medicine of the National Academy of Sciences.

Significant Experience/Competencies

•   Former Public Company CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Healthcare Industry; Regulated Industry

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

Overview of Board Qualifications

Mr. Schaeffer brings to the Board considerable experience in healthcare and health insurance, including his experience as former chairman of WellPoint, Inc. and chairman and chief executive officer of WellPoint Health Networks Inc. and Blue Cross of California. His over 40 years of experience in health insurance, healthcare policy and government-funded healthcare programs provide him with valuable perspectives on the overall healthcare industry. Further, his service as a director of other public companies in the healthcare and medical industries provide him with additional perspective on the issues facing public companies in our industry.

• Director since 2006 • Independent • Chair of Compensation Committee • Audit Committee

Nancy M. Schlichting, 60—Chief Executive Officer of the Henry Ford Health System since June 2003. Ms. Schlichting was Executive Vice President and Chief Operating Officer of the Henry Ford Health System from June 1999 to June 2003, and President and Chief Executive Officer of Henry Ford Hospital from August 2001 to June 2003. She also serves as a director of the Kresge Foundation, where she chairs the board’s compensation committee, and served as past Chair of the Detroit Regional Chamber.

Significant Experience/Competencies

•   Current CEO

•   General Management & Business Operations

•   Consumer-facing Industry

•   Consumer Marketing

•   Real Estate

•   Healthcare Industry; Regulated Industry

•   Hospital Board

•   Corporate/Institutional Relationship Management

•   Mergers & Acquisitions

•   Strategy Development

•   Risk Management

•   Finance

•   Public Relations/Communications

•   Human Capital

Overview of Board Qualifications

As a result of her leadership of hospitals and health systems, Ms. Schlichting brings to her service on the Board and its Audit and Compensation Committees a deep knowledge and understanding of the healthcare industry. The Board also highly values her experience and insights gained at Henry Ford Health System, where she has been responsible for the strategic and operational performance of a leading integrated health system, including an academic medical center, community hospitals, a health plan, a multi-specialty medical group, and an ambulatory and health retail network. Henry Ford Health System was a 2011 Malcolm Baldridge National Quality Award recipient.

Proxy Statement	15

The Board of Directors unanimously recommends that stockholders vote FOR the nominees set forth above. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice.

Board Composition and the Director Selection Process

Decisions regarding the structure and composition of the Board are of utmost importance in assuring a strong board that is best suited to guide the Company in the future. The Nominating and Governance Committee periodically reviews and makes recommendations to the Board regarding the size, function, composition, structure and operation of the Board. In doing so, the Committee considers the results of the most recent Board and director evaluations, as well as the changing needs of the Company. Based on the Committee’s most recent assessment and recommendation, the Board determined that a size of 12 was optimal at this time.

The Nominating and Governance Committee is also charged with making a recommendation to the Board with respect to the director nominees for each Annual Meeting of Stockholders, including re-nomination of current directors and identifying new director candidates. In general, desired qualities to be considered include:

Experience:

•	high-level leadership experience in business or administrative activities, and significant accomplishments;

•	expertise in key facets of corporate management;

•	breadth of knowledge about issues affecting the Company; and

•	proven ability and willingness to contribute special competencies to Board activities.

Personal attributes:

•	personal integrity;

•	loyalty to the Company and concern for its success and welfare;

•	willingness to apply sound and independent business judgment;

•	awareness of a director’s vital role in the Company’s good corporate governance and citizenship;

•	independence under the listing standards of The NASDAQ Global Select Market and other applicable law and as perceived by stockholders and other stakeholders;

•	willingness and energy to devote the time necessary for meetings and for consultation on Company matters;

•	willingness to assume broad fiduciary responsibility; and

•	enthusiasm about the prospect of serving.

When recommending to the full Board the specific slate of directors to be nominated for election at the Annual Meeting of Stockholders, the Nominating and Governance Committee reviews the qualifications and backgrounds of each nominee, as well as the overall composition of the Board to assure that Board composition is aligned with the changing needs of the Company. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending for nomination a group of individuals that can best perpetuate our success and represent stockholder interests through the exercise of sound business judgment. As part of this evaluation, the Committee assesses whether the group of nominees is comprised of individuals with a diversity of perspectives, backgrounds and professional experiences that would enhance the Board’s success at achieving these goals. With regard to diversity among the group of nominees, the Board, in accordance with our Corporate Governance Guidelines, considers diversity in broad terms, including consideration of competencies, experience, geography, gender, ethnicity, race and age, with the goal of

16	Proxy Statement

obtaining diverse perspectives, backgrounds and professional experiences. The Board also considers tenure, balancing the need for turnover and refreshment against the benefits associated with some degree of Board continuity and the depth of knowledge about the Company that experienced directors develop over time. With respect to continuing non-employee directors, the Nominating and Governance Committee also focuses on continued independence, transactions that may present conflicts of interest, changes in principal business activities and overall contribution to the Board. Nominees may be suggested by directors, members of management, stockholders or a third-party firm engaged to recommend director candidates.

The Nominating and Governance Committee may engage a consulting firm to help identify candidates for director who meet the Company’s qualifications. Generally, the firm screens candidates against specific qualifications, develops profiles and prepares biographies of each candidate. The firm may also assist in the interview process. The Chairman of the Nominating and Governance Committee and/or the Chairman of the Board, acting on behalf of the full Board, extends the formal invitation to become a Board nominee. In connection with the nomination of directors for the Annual Meeting, the Nominating and Governance Committee engaged the consulting firm of Spencer Stuart to advise on matters relating to Board composition.

Pursuant to the Company Shareholders Agreement, for so long as the SP Investors and the KKR Investors continue to meet certain common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, are each entitled to designate a nominee for election to the Board of the Company at the Annual Meeting of Stockholders. Stefano Pessina, the former Executive Chairman of Alliance Boots, is the designee of the SP Investors, and Dominic P. Murphy, a Partner of KKR, is the designee of the KKR Investors. These designees, like all of our director nominees, are subject to election by our stockholders at the Annual Meeting of Stockholders. Pursuant to the Company Shareholders Agreement, the Board waived the retirement age requirement set forth in the Company’s Corporate Governance Guidelines with respect to Mr. Pessina upon his designation by the SP Investors as a nominee for election to the Board. The SP Investors and the KKR Investors, respectively, each are entitled to designate a replacement director to fill a vacancy resulting from the death, disability, removal or resignation of their prior designee, subject to the terms and conditions of the Company Shareholders Agreement. For additional information, see “Certain Relationships and Related Transactions, and Director Independence – Alliance Boots Arrangements and Transactions” below.

On September 5, 2014, the Company and JANA Partners LLC entered into the Nomination and Support Agreement pursuant to which, among other things, Barry Rosenstein of JANA was appointed to the Board in September 2014. In addition, the Company agreed to nominate Mr. Rosenstein for election to the Board at the 2015 Annual Meeting, subject to the terms and conditions set forth in the Nomination and Support Agreement. Under the Nomination and Support Agreement, the Company and JANA agreed to cooperate to agree on another director recommended by JANA who is independent of both JANA and the Company and reasonably acceptable to the Company to appoint to the Board as promptly as practicable. Accordingly, in April 2015, JANA and the Company agreed to appoint John A. Lederer to the Board. Pursuant to the Nomination and Support Agreement, the Company has nominated Mr. Lederer for election to the Board at the 2015 Annual Meeting. These nominees, like all of our director nominees, are subject to election by our stockholders at the Annual Meeting. In the event that one or more Board vacancies occur (other than with respect to Mr. Rosenstein’s or Mr. Lederer’s seats) before the later of (x) the Company’s 2016 Annual Meeting and (y) Mr. Rosenstein no longer serving on the Board, the Company is not required to fill the vacancies; however, if the Board in its discretion determines to fill one or more such vacancy, the first replacement director will be an individual mutually agreed between the Company and JANA and independent of both.

Proxy Statement	17

The Board of Directors, Board Committees and Corporate Governance

Board Meetings

During fiscal 2014, the Board met in person and by telephone 14 times. The independent and non-management directors meet in executive sessions in conjunction with each quarterly Board meeting. As the non-executive chairman during fiscal 2014, Mr. Skinner presided at those sessions.

The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting of Stockholders and all meetings of the Board and the Committees of which they are members, unless prevented by unavoidable circumstances. Each director attended at least 85% of the aggregate number of meetings of the Board and Committees on which he or she served during the periods for which he or she served. All of the directors then serving attended the Walgreen Co. Annual Meeting of Shareholders on January 8, 2014.

Director Independence

The Board believes that, as a matter of policy, at least two-thirds of the Company’s Board members should be independent. Accordingly, the Board conducts an annual review to determine whether each of its directors qualifies as independent. The Board has determined categorically that any relationship within the parameters set forth below will not impair the independence of a director:

1)

The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer, controlling shareholder, partner or director of an entity with which WBA has ordinary course business dealings and such entity has, directly or indirectly, made payments to, or received payments from, WBA in the current or during any of the entity’s last three fiscal years that account for less than the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that entity’s that fiscal year; or

2)

The director or a member of the director’s immediate family is, or has been during the entity’s last fiscal year, an executive officer, director or trustee of a charitable or other not-for-profit entity and the Company’s contributions to the entity in the current or during any of the entity’s last three fiscal years are: (a) less than the greater of $200,000 or 5% of the entity’s total annual charitable receipts for that fiscal year; and (b) less than 5% of the Company’s total annual contributions to charitable or other not-for-profit entities. The Company’s matching of employee charitable contributions is not included in annual charitable contributions for this purpose.

In making independence determinations, the Board considers relationships involving directors and their immediate family members that may implicate the listing standards of The NASDAQ Global Select Market or other applicable law, and relies on information derived from Company records, questionnaires completed by directors and inquiries of other relevant parties.

For the directors and nominees for director identified herein as independent, the relationships reviewed by the Board as part of its most recent independence determinations included the Company’s commercial relationships with entities: (i) at which Board members then served as officers, including Bob Evans Farms, Inc. (Mr. Davis), Health Evolution Partners (Dr. Brailer), Henry Ford Health System (Ms. Schlichting), Hertz Global Holdings, Inc. and The Hertz Corporation (Mr. Mark P. Frissora, who resigned from the Board effective April 1, 2015) and Two Trees Consulting, Inc. (Ms. Graham); (ii) in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest; and (iii) at which Board members then served as outside director, trustee, special advisor or lecturer including Experian plc (Ms. Babiak), Royal Mail Holdings plc (Ms. Babiak), the Chicago Transit Authority (Mr. Alejandro Silva, who is not standing for re-election at the Annual Meeting), BMO Financial Corp. (Mr. Alan G. McNally, who is not standing for re-election at the Annual Meeting, and Ms. Babiak), Halcyon Home Health (Dr. Brailer), Kohler Co. (Mr. Foote), Northwestern Memorial

18	Proxy Statement

HealthCare (Mr. Foote) and Restaurant Brands International (Mr. Lederer). The relationships with the entities noted above involved the Company’s purchase or sale of products and services in the ordinary course of business on arm’s-length terms and under circumstances that did not impair the relevant director’s independence under applicable law or listing standards. The aggregate amount in each case was within the Company’s categorical standard for commercial transactions described above. In each instance noted above, the Board concluded that the relationship did not impair the independence of the director. In addition, no director or nominee identified herein as independent or entity affiliated with such a director or nominee had a relationship with the Company whereby professional services were provided to the Company.

The Board also considered the amounts of our contributions to charitable institutions or other non-profit organizations for which certain of our directors serve as an officer, director or trustee, which in each case was within the categorical standard for contributions described above. In each instance, the Board concluded that the relationship did not impair the independence of the director.

Upon completion of its review, the Board determined that Ms. Babiak, Dr. Brailer, Mr. Davis, Mr. Foote, Mr. Frissora, Ms. Graham, Mr. Lederer, Mr. McNally, Mr. Rosenstein, Mr. Schaeffer, Ms. Schlichting and Mr. Silva are independent under the applicable listing standards of The NASDAQ Global Select Market, as well as the Company’s standards.

Committees

During fiscal 2014, the Board had standing Audit, Compensation, Nominating and Governance and Finance Committees. Members of the Audit, Compensation and Nominating and Governance Committees are required to be independent in accordance with applicable rules and regulations. The Board has determined that each member of the Audit, Compensation, and Nominating and Governance Committees is independent as defined in the Company’s independence standards, the rules of the SEC (in the case of the Audit Committee), and applicable stock exchange listing standards.

The Board may form special or ad hoc committees from time to time to assist the Board in fulfilling its responsibilities with respect to matters that are the subject of such special or ad hoc committee’s mandate. On June 30, 2014, the Board established an ad-hoc transaction committee (the “Transaction Committee”), comprised solely of independent directors, with a mandate to independently evaluate potential alternative transaction structures and conduct an in-depth review of the opportunities, risks and complexities associated with a tax inversion in connection with the Second Step Transaction. The Transaction Committee was comprised of Mr. Foote, who chaired the Committee, Ms. Schlichting and Dr. Brailer. The Transaction Committee met four times in fiscal 2014 and functioned until July 21, 2014.

In December 2014, the Board established an ad-hoc CEO search committee (the “CEO Search Committee”) with a mandate to identify a permanent CEO to succeed Mr. Gregory D. Wasson, who informed the Board in December 2014 of his retirement, which was effective on January 9, 2015. The CEO Search Committee is comprised of Mr. Skinner, who chairs the Committee, Mr. Brailer, Mr. Foote, Mr. Pessina, Mr. Rosenstein and Ms. Schlichting.

Audit Committee

The Audit Committee met eight times during fiscal 2014. The Committee is composed of Ms. Babiak, Chair, Dr. Brailer, Ms. Schlichting and Mr. Silva. Mr. Frissora joined the Committee on January 15, 2015 and served until his resignation from the Board on April 1, 2015. Ms. Graham has been appointed to join the Committee upon Mr. Silva’s retirement as of the Annual Meeting.

Each member of the Committee meets the current financial literacy requirements of The NASDAQ Global Select Market. As in past years, the Board has determined that Ms. Babiak meets the definition of audit committee financial expert under the rules promulgated by the SEC. In April 2015, the Board

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also determined that each of Ms. Graham and Ms. Schlichting meets the definition of audit committee financial expert under the rules promulgated by the SEC.

The Committee selects our independent registered public accounting firm and assists in the oversight of matters relating to the Company’s financial reporting processes and systems. Specific tasks include overseeing the quality and integrity of the Company’s financial statements, the Company’s compliance with certain regulatory requirements, and internal accounting controls. The Committee also reviews the performance of the Company’s outside auditor and the internal audit function, and oversees policies associated with financial risk assessment and risk management.

Compensation Committee

The Compensation Committee met four times during fiscal 2014. The Committee is composed of Ms. Schlichting, Chair, Mr. Davis, Mr. Foote, Ms. Graham and Mr. Rosenstein. Ms. Schlichting succeeded Mr. Foote as Chairman of the Committee on January 15, 2015 and Mr. Rosenstein joined the Committee on that date.

The Committee determines the various elements of executive compensation and oversees executive succession planning. With respect to succession planning for the Chief Executive Officer, the Committee works in conjunction with the Nominating and Governance Committee. The Committee maintains authority and responsibility for the administration of the Company’s executive compensation programs, including base salaries, the annual performance-based Management Incentive Plan, the Company’s Omnibus Incentive Plan (as amended, the “Omnibus Incentive Plan”) used to provide long-term incentive awards, certain executive deferred compensation plans and perquisites. The Committee also reviews management’s proposals regarding certain employee benefit plans and makes recommendations regarding such proposals to the Board.

The Committee consists solely of non-management directors who are independent under applicable securities laws and stock exchange rules. The Committee is supported in its work by its outside independent compensation consultant Mercer LLC (“Mercer”), as well as the Company’s Human Resources management, which provides data and other information.

Mercer provides the Committee information regarding market compensation and practices, assists the Committee in the review and evaluation of such compensation and practices, and advises the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. Mercer also assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

Mercer’s fees for executive and director compensation consulting services provided to the Committee with respect to Walgreens and its subsidiaries in fiscal 2014 were approximately $145,000. In addition, we paid Mercer approximately $20,000 for manuals and compensation survey data in fiscal 2014. Mercer does not currently provide any additional services to the Company. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). MMC and its affiliates other than Mercer provided certain services not related to executive and director compensation, primarily insurance brokerage, to Walgreens and its affiliates in fiscal 2014 and received compensation totaling approximately $1,939,000. (This amount does not include insurance premiums that are paid through MMC to insurance carriers on behalf of Walgreens.) These non-compensation related services and fees are not subject to the Committee’s review or approval. In addition, the Committee is aware that MMC and its affiliates other than Mercer provide similar services to non-controlled entities related to the Company.

The Committee has reviewed and considered (1) the services Mercer performed for the Committee during fiscal 2014, (2) the non-compensation related services performed by MMC and its affiliates for Walgreens and its affiliates in fiscal 2014, (3) the relationships among the Company,

20	Proxy Statement

Mercer and MMC, and (4) the quality and objectivity of the services Mercer consultants provided to the Committee. The Committee noted that the Mercer consultants providing service to the Committee do not market or sell to the Company or its affiliates the non-compensation related services performed by MMC, and those consultants receive no incentive or other compensation based on the fees paid by the Company and its affiliates for these other services. In addition, Mercer’s professional standards prohibit its consultants from considering any other relationships Mercer or any of its affiliates may have with the Company and its affiliates in rendering advice and recommendations to the Committee. Based on its review, the Committee has concluded that the advice it receives from Mercer is objective and not influenced by MMC’s other relationships with the Company or its affiliates.

For additional information regarding the operation of the Committee and the role of outside compensation consultants, see “Executive Compensation – Compensation Discussion and Analysis” below.

Finance Committee

The Finance Committee met four times during fiscal 2014. The Committee is composed of Dr. Brailer, Chairman, Ms. Babiak, Mr. Lederer, Mr. McNally, Mr. Murphy, Mr. Rosenstein and Mr. Silva. Mr. Frissora, Ms. Graham and Mr. Pessina served on the Committee until January 15, 2015, and Mr. Silva joined the Committee on that date. Dr. Brailer became the Chairman of the Committee on January 15, 2015, succeeding Mr. Frissora. Mr. Lederer joined the Committee on April 8, 2015.

The Committee reviews the financial policies, requirements and practices of the Company and makes recommendations to the Board concerning such matters. Specific responsibilities include reviewing the Company’s capital allocation, capital structure, dividend policy, capital expenditures, operating income, cash flow and liquidity.

Nominating and Governance Committee

The Nominating and Governance Committee met five times during fiscal 2014. The Committee is composed of Mr. Foote, Chairman, Mr. Davis, Ms. Graham, Mr. McNally and Mr. Rosenstein. Mr. Silva served on the Committee until January 15, 2015, and Ms. Graham and Mr. Rosenstein joined the Committee on that date. Mr. Foote succeeded Mr. Davis as Chairman of the Committee on January 15, 2015. Mr. Frissora served on the Committee until his resignation from the Board on April 1, 2015.

The Committee considers matters related to corporate governance, makes recommendations to the Board regarding our Corporate Governance Guidelines and various elements of non-employee director compensation, develops general criteria regarding the qualifications and selection of Board members and recommends candidates for election to the Board. The Committee also oversees the periodic evaluation of the effectiveness of the Board and its Committees and management and reviews our Board and Committee succession plans.

Governance Policies

The Board has adopted a written charter for each of its standing Committees, as well as Corporate Governance Guidelines that address the Board’s composition and governance. Each Committee reviews its Committee charter annually and submits any recommended changes to the Board. The Board has also adopted a Code of Business Conduct that applies to all of the Company’s employees, officers and directors, as well as a Code of Ethics for Financial Executives that applies to and has been signed by the Chief Executive Officer and the Chief Financial Officer. These materials can be found on the Company’s website at investor.walgreensbootsalliance.com, and may be obtained in printed hardcopy form by writing: Walgreens Boots Alliance, Inc., Attn: Shareholder Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015. The Company intends to promptly disclose on its website in accordance with applicable rules required disclosure of changes to or waivers, if any, of the Code of Ethics for Financial Executives or the Code of Business Conduct for directors and executive officers.

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Consideration of Director Candidates for Next Year’s Annual Meeting

The Nominating and Governance Committee welcomes stockholder suggestions of Walgreens Boots Alliance, Inc. director candidates for consideration by the Committee. Stockholders should write to the Nominating and Governance Committee, Walgreens Boots Alliance, Inc., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a director, if elected. If selected by the Nominating and Governance Committee, candidates will be required to satisfy any additional requirements of the Nominating and Governance Committee and the Company’s By-laws.

The SP Investors and the KKR Investors may each designate a director nominee, subject to the terms and conditions of the Company Shareholders Agreement discussed above under “Director Selection Process.” Other stockholders can nominate candidates for election as a director by following the procedures set forth in the Company’s By-laws. A stockholder wishing to directly nominate a director candidate must notify the Corporate Secretary of the Company in writing at the address and in accordance with the deadline specified under “Stockholder Proposals for the Next Annual Meeting” below. All stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in Company securities. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including such information WBA deems appropriate to ascertain the nominee’s qualifications to serve on its Board of Directors, disclosure of compensation arrangements between the nominee, the nominating stockholder and the underlying beneficial owner, if any, and any other information required to comply with the proxy rules and applicable law. If you would like a copy of these provisions, please contact the Company’s Corporate Secretary at the above address, or access the Company’s By-laws filed as an exhibit to the Form 8-K filed by the Company on December 31, 2014. Failure to comply with the Company’s By-law procedures and deadlines may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2016 Annual Meeting.

Communication and Stockholder Engagement

The Board and senior management are interested in investor perspectives about the Company, our business and our governance practices. In recent years, we have established a more robust stockholder engagement program under the oversight of the Nominating and Governance Committee. As part of this program, to facilitate information flow to and from investors, the Board has designated leaders from its management team to serve as primary points of contact for the Company in communications with stockholders: Gerald Gradwell and Ashish Kohli from Investor Relations (collectively, the “IR contacts”), and Lydia Mathas, Director, Corporate Governance and Assistant Corporate Secretary. The IR contacts are the main points of contact for the analyst community and keep senior management and the Board informed about investor views on the stock market, financial performance and strategic issues. Ms. Mathas engages with stockholders on a regular basis regarding corporate governance, executive compensation, leadership and sustainability matters, and keeps senior management and the Board informed about investor views on those matters. The IR contacts and Ms. Mathas also help facilitate opportunities for stockholders to speak directly with the CEO, senior management and from time to time, other members of the Board as appropriate. Contact information for the investor and stockholder relations teams can be found at http://investor.walgreensbootsalliance.com/corporate-governance.cfm.

In addition, all interested parties may communicate with the Chairman or the directors by email to wbaboard@wba.com or by regular mail directed to Walgreens Boots Alliance, Inc., Attention: Corporate Secretary, 108 Wilmot Road, Deerfield, Illinois 60015. The Corporate Secretary or her

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designee will collect and organize all such communications, and will forward all relevant communications to the appropriate member or group of members of the Board, who shall determine how such communications should be addressed.

Board Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board believes that the Board’s leadership structure is part of the overall governance process and is a matter to be considered based upon circumstances. The Company’s By-laws provide that the Chairman of the Board may, but need not be, the Chief Executive Officer. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of our Company at a given point in time based upon then-prevailing circumstances. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

Currently, the positions of Chief Executive Officer and Chairman of the Board are held by separate persons, with Stefano Pessina serving as our Acting Chief Executive Officer and James A. Skinner serving as our Executive Chairman of the Board. Because Mr. Skinner, an independent director during fiscal 2014, was appointed in January 2015 to serve in an executive capacity on an interim basis during the Company’s CEO search and related transition period, Mr. Foote was appointed to serve as Lead Independent Director in January 2015. We believe this structure is optimal for the Company at this time because it allows Mr. Pessina to focus on leading the Company’s business and operations. At the same time, Mr. Skinner can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and preparing meeting agendas in collaboration with Messrs. Pessina and Foote, while working collaboratively with senior management. Similarly, Mr. Foote can lead executive sessions of the independent directors, serve as a liaison and supplemental channel of communication between independent directors and management, and serve as a sounding board and advisor to Messrs. Pessina and Skinner.

Board Oversight of Risk Management

The Company faces a broad array of risks, including market, operational, strategic, legal, regulatory, reputational and financial risks. Management of the Company is responsible for establishing and maintaining systems to manage these risks. The Board of Directors exercises oversight over the Company’s strategic, operational and financial matters, including the elements and dimensions of major risks facing the Company. The Board administers its risk oversight function as a whole and through its Board Committees, and uses the processes described below to help assess and monitor the risks we face.

Throughout the year, our Board and Board Committees provide oversight and guidance to management regarding our strategy, operating plans and operating performance, and management identifies potential risk management matters for consideration by the Board and/or its Committees. The Company utilizes a global Enterprise Risk Management (“ERM”) process under the direction of both Risk Steering Committees and business operating committees. This global ERM approach helps the Board and Board Committees to receive relevant information about and understand the Company’s risk management process, the participants in the process, and key information gathered through the process. The purpose of the ERM process is to identify risks that could affect the Company and the achievement of its objectives, to understand, assess and prioritize those risks, and to facilitate the implementation of risk mitigation strategies and processes across the Company. The key risks identified through this process are reviewed with the full Board of Directors.

In accordance with its charter, the Audit Committee reviews the Company’s policies and processes with respect to enterprise risk assessment and risk management. On a quarterly basis, the

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Audit Committee reviews and discusses the key risks identified in the ERM process with management, their potential impact on our Company and our risk mitigation strategies. The other standing Board Committees oversee management of risks relating to the applicable Committee’s areas of responsibility. For example: the Compensation Committee reviews risks associated with the design and implementation of our compensation plans and arrangements (for a discussion of the risk assessment of our compensation programs, see “Compensation Discussion and Analysis – Relationship Between Compensation Plans and Risk”); the Nominating and Governance Committee reviews risks incident to the Company’s governance structures and processes including, among other topics, Board succession planning; and the Finance Committee oversees key aspects of our financial risk management activities, including market and operating risks.

Director Compensation

This section describes the compensation provided to non-employee members of the Company’s Board. A full-time employee who serves as director does not receive additional compensation for service on the Board.

Overview. Non-employee director compensation is reviewed annually by the Nominating and Governance Committee of the Board, with the assistance of Mercer, the Committee’s compensation consultant. Mercer provides information to the Committee regarding market compensation, practices and trends, assists in the review and evaluation of such information, and advises the Committee on compensation decisions. The Committee’s review compares the Company’s director compensation to both retail peer companies and a sample of comparably sized companies in other industries, including the healthcare industry, and seeks to provide director compensation that is competitive with director compensation for these groups. The Committee also seeks to provide an appropriate mix of equity-based and cash compensation, so as to link director compensation to the interests of the Company’s stockholders. Any changes to director compensation are recommended by the Nominating and Governance Committee for approval by the full Board.

Fiscal 2014 Director Compensation. During fiscal 2014, the compensation structure for non-employee directors consisted of the following elements, subject to the deferral opportunities described below under “Nonemployee Director Stock Plan”:

•	An $85,000 annual retainer, paid quarterly in cash.

•	An additional $25,000 annual retainer for the Chair of the Audit Committee and an additional $20,000 annual retainer for each Chair of other standing Board Committees, paid quarterly in cash.

•	An additional $300,000 annual retainer for the independent Chairman of the Board, paid quarterly in cash.

•

An annual grant of Company common stock on November 1 with a market value of $175,000 as of the grant date. The grant was made on November 1, 2013 under the Omnibus Incentive Plan for service as director from November 1, 2012 through October 31, 2013. Each director who served for the entire period received a grant of 2,892 shares, which was calculated by dividing $175,000 by $60.52, the closing stock price on November 1, 2013.

Directors serving for a portion of the fiscal year receive prorated amounts for all elements of compensation. Mr. Pessina, who served as Executive Chairman of Alliance Boots until shortly after the completion of the Second Step Transaction, elected not to receive non-employee director compensation for his service on the Board. Company executives who serve on the WBA Board, including Mr. Pessina subsequent to the closing of the Second Step Transaction and Mr. Skinner subsequent to his election as Executive Chairman in January 2015, do not receive additional compensation for serving as a director of the Company. (Company executives serving on the Boards of Directors of Alliance Boots

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and AmerisourceBergen Corporation likewise do not receive non-employee director compensation for their service as a director of those companies).

All directors are also reimbursed for expenses incurred in connection with Board and Board Committee meetings. On a very limited basis, the Company may determine that it is appropriate for non-management directors to be accompanied by their spouses in connection with these meetings and/or at other events related to their service on the Board. In these circumstances, the Company also reimburses the spouses’ travel expenses. In addition, in accordance with our Corporate Governance Guidelines, directors are reimbursed for reasonable expenses related to continuing education programs.

Fiscal Year 2015 Director Compensation. The Nominating and Governance Committee conducted its annual review of director compensation in July 2014, with the assistance of Mercer, and determined to recommend to the full Board that no changes be made to the director compensation program for fiscal 2015. However, in connection with the appointment of Mr. Foote as Lead Independent Director, the Nominating and Governance Committee approved an additional $40,000 annual retainer for the Lead Independent Director, to be paid quarterly in cash.

Omnibus Incentive Plan. The Omnibus Incentive Plan provides for the annual grant (on a date determined by the Board, currently November 1) of fully vested shares of Company common stock to non-employee directors for service as director during the preceding 12-month period. The grant is calculated based on a dollar value established under the plan, which periodically may be adjusted by the Nominating and Governance Committee of the Board. This dollar value was set at $175,000 for the November 1, 2013 and November 1, 2014 grants.

Under the Omnibus Incentive Plan, the following deferral opportunities are available to directors:

•	All cash retainer payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.

•	The annual stock grant may be awarded in the form of deferred stock units.

All amounts deferred into the deferred cash compensation account accrue interest at a monthly compounding rate equal to 120% of the applicable federal midterm rate. No current directors have elected to defer cash under this program. All deferred stock unit and deferred cash compensation account balances are paid in cash in two annual installments, the first of which occurs within 30 days following termination of service on the Board and the second of which occurs 12 months later.

Prior to the effective date of the Omnibus Incentive Plan in January 2013, annual grants of common stock to non-employee directors, as well as deferral opportunities with respect to the annual grant and other compensation payable to non-employee directors, were pursuant to the Nonemployee Director Stock Plan, a predecessor plan. See “Securities Ownership of Certain Beneficial Owners and Management” below for information regarding the number of deferred stock units held by non-employee directors as of March 30, 2015.

Share Ownership Guidelines for Directors. The Board adopted director share ownership guidelines in 2008. Under the guidelines, each non-employee director is expected to accumulate at least the lesser of 20,000 shares of WBA common stock and the number of shares valued at three times the director’s total annual cash and equity compensation by the later of (1) November 1, 2013 or (2) five years after becoming a director. Deferred stock units acquired pursuant to the Nonemployee Director Stock Plan or the Omnibus Incentive Plan are considered shares owned for purposes of the director share ownership guidelines. As of March 30, 2015, each non-employee director had met or, using reasonable assumptions regarding future director compensation and stock appreciation, was progressing towards his or her goals in a manner that would allow him or her to meet either the fixed or variable share objectives within the prescribed time frames.

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Director Compensation Table

The following table details the compensation provided to each non-employee director for fiscal 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janice M. Babiak	110,000	175,024	5,850	290,874
David J. Brailer	85,000	175,024	14,574	274,598
Steven A. Davis	105,000	175,024	38,821	318,845
William C. Foote	105,000	175,024	46,532	326,556
Mark P. Frissora	105,000	175,024	—	280,024
Ginger L. Graham	85,000	175,024	18,428	278,452
John A. Lederer(4)	—	—	—	—
Alan G. McNally	85,000	175,024	31,958	291,982
Dominic P. Murphy	85,000	175,024	3,068	263,092
Stefano Pessina(5)	—	—	—	—
Barry Rosenstein(6)	—	—	—	—
Nancy M. Schlichting	85,000	175,024	58,422	318,446
Alejandro Silva	85,000	175,024	49,135	309,159
James A. Skinner	385,000	175,024	79,857	639,881

(1)

Includes the annual retainer, any Committee chair retainer and, with respect to Mr. Skinner, the independent Chairman retainer (including any deferred amounts). Directors serving for a portion of the fiscal year received prorated amounts.

(2)

Represents the grant date (November 1, 2013) fair value determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of the stock grant under the Nonemployee Director Stock Plan to each non-management director who served on the Board during the 12-month period ended October 31, 2013 (including any deferred amounts). All stock awards are fully vested at the grant date. Directors serving for a portion of the 12-month period received prorated amounts.

(3)

Represents dividends credited to deferred stock units and, in the case of Ms. Graham, a $5,000 charitable donation made in her name by the Company following a speaking engagement with Company employees. In addition to the amounts reported, directors also are eligible to receive the same discount on merchandise purchased from Walgreens as is made available to Company employees generally.

(4)	Mr. Lederer joined the Board on April 8, 2015.

(5)	Mr. Pessina, who served as Executive Chairman of Alliance Boots during fiscal 2014, elected not to receive non-employee director compensation for his service on the Board.

(6)	Mr. Rosenstein joined the Board on September 5, 2014.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation program, the role and involvement of various parties in the analysis and decisions regarding executive compensation, and the material elements of our compensation program as it relates to the six executive officers whose compensation is disclosed in the compensation tables beginning on page 52 below, whom we refer to as the “named executive officers” or “NEOs.” Our named executive officers for fiscal 2014 are:

•	Gregory D. Wasson—President and Chief Executive Officer;

•	Timothy R. McLevish—Executive Vice President and Chief Financial Officer;

•	Mark A. Wagner—President, Business Operations;

•	Kermit R. Crawford—Executive Vice President, Pharmacy, Health and Wellness;

•	Thomas J. Sabatino, Jr.—Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary; and

•	Wade D. Miquelon—Former Executive Vice President, Chief Financial Officer and President, International.

Mr. Miquelon separated from his positions as Executive Vice President, Chief Financial Officer and President, International effective August 4, 2014. He continued to be employed by the Company in a non-executive role until his departure on December 1, 2014. Subsequent to the end of fiscal 2014, Messrs. Wasson and Crawford retired from the Company effective January 9, 2015 and December 31, 2014, respectively, and Messrs. McLevish and Sabatino resigned from the Company effective February 20, 2015 and January 30, 2015, respectively. See “—Certain Executive Officer Transitions since Fiscal 2014” and “—Severance, Consulting and Change in Control Arrangements” below.

The discussion below includes references to compensation benefit levels. During fiscal 2014, Mr. Wasson received benefits under all programs at the Chief Executive Officer level, and Messrs. McLevish, Wagner, Crawford, Sabatino and Miquelon received benefits under all programs at the Executive Vice President level.

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Executive Summary

Recap of Fiscal 2014 Company Performance

The Company has a pay-for-performance philosophy that seeks to link the interests of our executives with those of our stockholders. Our financial and business results for fiscal 2014 included the following:

Key Financial Metric	FY 2014 Results

Net Sales	$76.4 billion

Net Earnings (attributable to Walgreen Co.)	$1.9 billion

Cash Flow from Operations	$3.9 billion

Dividend Payments and History

•  Paid $1.2 billion in dividends in fiscal 2014

•  Increased quarterly dividend rate by 7.1% to 33.75 cents per share in August 2014

•  Paid dividends in 327 straight quarters (more than 81 years) and raised dividends for 39 consecutive years

•  Increased dividend paid to $1.26 per share in fiscal 2014 from 45 cents per share in fiscal 2009, a compound annual growth rate of 22.9%

Cash Position	$2.6 billion of cash and cash equivalents as of August 31, 2014

In addition to the points noted above, our stock price increased 25.9% from the last business day of fiscal 2013 to the last business day of fiscal 2014. Notwithstanding this increase in stockholder value and the accomplishments noted above, it was a challenging year for our business due to, among other things, generic drug price inflation and lower third-party reimbursement, which had an impact on our fiscal 2014 performance. We expect that such factors, as well as Medicare Part-D reimbursement pressure, may also affect our future performance. The challenges in our business were reflected in the resulting pay decisions made for Mr. Wasson and the other NEOs, consistent with our pay-for-performance philosophy. Compensation determinations made in October 2014 included the following items which adversely affected the compensation of our NEOs:

Pay Decision	Impact on Mr. Wasson	Aggregate Impact on Other NEOs (as a group)*
Long-Term Incentive: No Performance Share Plan Payout	102,235 fewer shares (market value** of $6,117,742) relative to FY12-14 opportunity at target	75,927 fewer shares (market value** of $4,543,472) relative to FY12-14 opportunity at target
Annual Cash Incentive: Payments for fiscal 2014 below target and less than fiscal 2013	Decrease of $539,755 relative to fiscal 2013	Decrease of $651,404 relative to fiscal 2013
Base Salary: No salary increases for fiscal 2015	$41,700 less relative to a 3% increase	$94,350 less relative to a 3% increase
Total Negative Impact on Executive(s) of above Items	-$6,699,197	-$5,289,226

*	Does not include Mr. McLevish, who joined the Company on August 4, 2014.

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**

Based on $59.84 closing price per share of Walgreen Co. common stock on October 7, 2014, the date the Compensation Committee determined no performance shares had been earned for the performance period ended August 31, 2014.

The amounts of fiscal 2014 equity awards were determined using the same methodology as was used in the preceding year, including basing awards on the same total percentage of the executive’s base salary then in effect (other than to the extent related to any executive’s promotion during the relevant period) and using the average per-share closing price of Walgreen Co. common stock on the NYSE over the last 30 trading days of the fourth quarter of fiscal 2013. These award amounts were subject to potential adjustment based on individual performance in fiscal 2013, using the process described below. (As described on page 39, the Committee determined not to adjust Mr. Wasson’s target stock option and RSU grants made on November 1, 2013.) Because the dollar values shown in the Stock Awards and Option Awards columns of the Summary Compensation Table reflect the November 1, 2013 grant date fair value of such equity awards (determined in accordance with the applicable accounting standards using the stock price and other information as of the date of grant), the increase in our stock price as of November 1, 2013 of approximately 22% relative to the average per-share closing price over the last 30 trading days of fiscal 2013 increased the grant date values of such fiscal 2014 awards presented in the Summary Compensation Table. The dollar values shown in the Stock Awards and Option Awards columns of the Summary Compensation Table do not reflect actual amounts paid to or realized by the NEOs, as these amounts are not realizable prior to vesting and are dependent upon various factors, including Company performance and stock price at the time of vesting, exercise of the award, and sale of the underlying stock.

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Despite the challenges we faced in fiscal 2014, we continued to make significant progress on our three strategic growth drivers—(1) Create a Well Experience, (2) Advance the Role of Community Pharmacy, and (3) Establish an Efficient Global Platform—to position the Company for future growth. Key highlights include:

Create a Well Experience	Advance the Role of Community Pharmacy	Establish an Efficient Global Platform

✓ Moved forward with our “Well Experience” store format with 750 locations opened or converted to the format, including 14 flagship stores	✓ Increased U.S. retail prescription market share from 18.7% in fiscal 2013 to 19.0% in fiscal 2014, filling a record 856 million prescriptions	✓ Exercised option to complete second step of our strategic partnership with Alliance Boots to create the first global pharmacy-led, health and wellbeing enterprise

✓ Continued to promote Balance® Rewards loyalty program and reached 82 million active members as of the end of fiscal 2014	✓ Made a strategic decision to grow Medicare Part D market share, which has grown more than twice as fast as overall retail prescription market share since the beginning of fiscal 2013	✓ Reached $491 million in combined net synergies between Walgreens and Alliance Boots, exceeding the fiscal 2014 goal

✓ Opened in Evanston, Ill., what the Company believes was the nation’s first net zero energy retail store, producing energy equal to or greater than it consumes

✓      Expanded the scope of services that we provide to our customers, including opening Theranos Wellness Centers in the Phoenix market and Palo Alto, Calif., which provides less invasive and more affordable access to diagnostic lab testing

✓ Completed the successful implementation of the Company’s pharmaceutical distribution agreement with AmerisourceBergen

✓ Completed the acquisition of certain assets of Kerr Drug’s retail drugstores and specialty pharmacy business

✓      Administered 9.6 million immunizations in the U.S. and donated the value of 3 million polio and measles vaccines through our Get A Shot, Give a Shot program, which is part of the U.N. Foundation’s Shot@Life campaign

✓ Expanded Boots No7 beauty products to more than 300 Walgreens stores while No7 became the top beauty brand on Walgreens.com

30	Proxy Statement

We currently maintain the following balance of pay practices that we believe enhance our pay for performance philosophy and further align our executives’ interests with those of stockholders:

We DO Have This Practice	We Do NOT Have This Practice

✓    Incentive award metrics that are objective and tied to key company performance metrics

✓    Share ownership guidelines

✓     Compensation recoupment “claw-back” policy

✓    Limited perquisites

✓     Anti-hedging policy

✓    Double-trigger change in control severance

✓    Vest equity awards after three years to promote retention

✓    Tie a significant portion of executive compensation to stockholder return in the form of at-risk compensation

-     A majority of non-performance based incentive awards

-     Repricing of options without stockholder approval

-     Hedging transactions or short sales by executive officers or directors

-     Tax gross-ups for NEOs

-     Excise tax gross-ups upon change in control

-     Excessive perquisites

-     Payout of dividends or dividend equivalents on unearned or unvested equity

-     Excessive pension or defined benefit supplemental executive retirement plan (SERP)

-     High percentage of fixed compensation

Overview of Key Compensation Decisions and Results

The Compensation Committee of the Board (sometimes referred to in this section as the “Committee”) is committed to our pay for performance philosophy. Each October, the Committee typically determines the final payouts, if any, for annual and long-term incentive awards granted in prior years and makes annual pay decisions, including regarding executive base salaries and grants of annual and long-term incentive opportunities in the current fiscal year.

•

In October 2013, the Committee approved base salary increases for each of our NEOs (other than Mr. McLevish who joined the Company in August 2014), effective November 1, 2013, ranging from 3.13% to 3.73% based on individual performance for fiscal 2013 and salary level relative to market.

•

In October 2014, the Committee certified the achievement of our fiscal 2014 Management Incentive Plan financial goals, Adjusted FIFO EBIT and Adjusted Free Cash Flow, which were achieved at 77% and 142% of target, respectively, resulting in a payout of 97% of target, as described in more detail under “Annual Incentives” below.

•

The Committee also certified the achievement and resulting payout of long-term incentive awards, including restricted stock units granted in November 2013, and determined that there would be no pay out of performance shares for the three-year performance period ending August 31, 2014.

•	Finally, the Committee determined there would be no base salary increases for senior executives for fiscal 2015 and approved the annual and long-term incentive opportunities for fiscal 2015.

Proxy Statement	31

On December 31, 2014, in connection with the Reorganization, the Committee approved the amendment and restatement of certain of Walgreens benefit and compensation plans, including the Omnibus Plan and the Management Incentive Plan, to reflect the assumption of these plans by Walgreens Boots Alliance.

Stockholder Approval of the Company’s Executive Compensation on an Advisory Basis

At our most recent Annual Meeting of Shareholders, held on January 8, 2014, we held a shareholder advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement dated November 25, 2013 related to that annual meeting. Shareholders expressed overwhelming support for the compensation of our named executive officers, with approximately 96.6% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve this “Say-on-Pay” proposal. The Committee considered this vote as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies highlighted above and described more fully below that have been applied in prior years when making compensation decisions for the remainder of fiscal 2014 and fiscal 2015, including the changes described below.

Compensation Decision Process

Philosophy and Objectives

The Committee is comprised entirely of independent directors and is responsible for establishing, implementing and monitoring the Company’s executive compensation philosophy and objectives. The Committee’s focus is to provide a competitive compensation package that enables the Company to:

•	attract and retain talented executives;

•	reward Company and individual performance; and

•	link the interest of the Company’s senior executives to the interests of the Company’s stockholders.

Overall, the Committee believes our executive compensation program is achieving the intended results. The Committee believes our compensation is competitive with the pay practices of other companies of comparable size, scope and industry, and has resulted in the attraction and retention of executives who can contribute to our future success. In addition, the Committee believes the program creates a strong linkage between pay and performance through our bonus and equity awards such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

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Pay Mix

The Company is committed to a pay-for-performance philosophy and continues to emphasize variable performance-based compensation over fixed or guaranteed pay. As illustrated in the following chart, approximately 90% of the CEO’s and 82% of the other NEOs’ 2014 target total direct compensation is “at risk” and based on changes in our stock price and/or the achievement of short-term and long-term financial objectives, and the majority of the NEOs’ total direct compensation is granted in the form of long-term incentives. The Committee believes that the balance of fixed and variable compensation, as well as short-term and long-term compensation elements, maintains a strong link between the NEOs’ compensation and Company performance and motivates executives to deliver strong business performance and create stockholder value.

Role of the Compensation Committee

The Committee is responsible for overseeing executive compensation, executive succession, and the retirement and equity-based compensation and benefit programs and practices of the Company. In the exercise of its duties, the Committee considers all elements of the compensation program in total, as well as individual performance, Company performance, internal equity and market compensation considerations. The Committee reviews and approves all components of NEO compensation, reports its decisions to the Board, and oversees the administration of the compensation program for senior executives (i.e., the Corporate Vice President level and above).

To this end, the Committee conducts an annual review of executive officer compensation practices and market pay levels, approves the design and evaluates the risk associated with the Company’s executive compensation programs, approves the total annual awards under the Company’s short-term and long-term incentive programs, reviews and approves offer letters or severance arrangements between the Company and any of the senior executives, and recommends succession plans to the Board.

Role of Company Personnel in Executive Compensation Decisions

The Chief Executive Officer reviews annually the performance and pay level of each senior executive, develops recommendations concerning the compensation of each senior executive and presents those recommendations to the Committee. The Chief Executive Officer does not make recommendations concerning his own compensation. The Company’s Human Resources management provides information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

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Role of Outside Compensation Consultants

The Committee engages Mercer LLC as its independent compensation consultant. The Committee utilizes Mercer to provide information regarding market compensation, practices and trends, assist in the review and evaluation of such information, and advise the Committee on compensation decisions, particularly with respect to the compensation of the Company’s Chief Executive Officer. In addition, Mercer assists the Nominating and Governance Committee in the review and evaluation of director compensation and practices.

The Company engages Aon Hewitt to serve as the executive compensation consultant to the Company’s Human Resources team and executive leadership. Aon Hewitt provides information on competitive practices and pay levels, and provides research on executive compensation issues as requested by management. Aon Hewitt assists management in formulating recommended approaches, and these are in turn reviewed by Mercer. In addition, from time to time and as part of management’s presentation to the Committee, Aon Hewitt will provide advice to the Committee regarding management’s presentation and recommendations. Therefore, the Committee has reviewed and considered all of the relevant factors regarding the relationship with Aon Hewitt. Based on its review, the Committee has concluded that the advice it receives from Aon Hewitt is objective and not influenced by Aon Hewitt’s other relationships with the Company or its subsidiaries.

Elements of Compensation

Our compensation program for our NEOs includes elements that support our compensation objectives. The following chart contains a brief description of each element:

Compensation Element	Characteristics	Primary Purpose

Base Salary	• Annual fixed cash compensation

•  Provide a competitive fixed amount of cash compensation based on individual performance, level of responsibility, experience, internal equity and competitive pay levels

•  Support attraction and retention of talented executives

Management Incentive Plan (“MIP”)	• Annual variable cash compensation based on the achievement of Adjusted FIFO EBIT and Adjusted Free Cash Flow goals • Payouts are subject to individual performance adjustments	• Support attraction and retention of talented executives • Reward for Company and individual performance

Long-Term Incentives	• Long-term variable equity awards granted annually as a combination of (1) stock options, (2) restricted stock units (“RSUs”), and (3) performance shares

•  Support attraction and retention of talented executives

•  Link the interests of the Company’s senior executives to the interests of the Company’s stockholders through increases in share price over time

•  Reward for long-term Company performance

Other Benefit Plans and Programs	• Profit-Sharing Plan – 401(k) • Deferred compensation	• Offer competitive retirement compensation designed to attract and retain mid- and late- career senior executives • Support retention of talented executives

34	Proxy Statement

Setting NEO Compensation

The Committee carefully considers current market practices, internal equity issues and historical Company practices, along with long-term market trends, and discounts short-term market fluctuations in setting executive compensation levels.

To determine competitive compensation, the Committee establishes a “peer group,” which is reviewed each year and updated as appropriate. In selecting potential peer companies, the Committee considers revenue size, industry, and the peer groups of our closest competitors. The Committee believes that the peer group is representative of the market in which we compete for talent and includes companies in both the retail and healthcare industries. During its review of the peer group to be used in making decisions regarding fiscal 2014 pay, the Committee changed the criteria used to select companies for the peer group (industry and revenue size) to include a focus on companies that have a larger proportion of foreign sales and revenues. The result was to remove certain companies in the peer group (Kraft Foods Group, Medco Health Solutions, Inc. (which was merged with Express Scripts in 2012), and SUPERVALU Inc.) and to add other companies with a portion of their business based outside the United States (The Coca-Cola Company, Costco Wholesale Corp., FedEx Corporation, Mondelez International, Inc., PepsiCo, Inc. and United Parcel Service, Inc.). The Committee does not target a specific percentile of the peer group in setting Company compensation, but primarily focuses on the range between the 25th and 75th percentiles for each position. The median market compensation serves as a key reference with respect to each senior executive’s target compensation taking into account the individual’s experience, performance contributions and role relative to other senior executives.

Fiscal 2014 Peer Group

Company Name	Revenue* ($ in millions)
Wal-Mart Stores, Inc.	$476,294
McKesson Corporation	$137,609
CVS Health Corporation	$126,761
Express Scripts Holding Co.	$104,099
Costco Wholesale Corp.	$102,870
Cardinal Health, Inc.	$101,093
The Kroger Co	$98,375
The Procter & Gamble Company	$84,167
The Home Depot, Inc.	$78,812
Target Corporation	$72,596
Johnson & Johnson	$71,312
PepsiCo, Inc.	$66,415
United Parcel Service, Inc.	$55,438
Lowe’s Companies, Inc.	$53,417
The Coca-Cola Company	$46,854
FedEx Corporation	$45,567
Mondelez International, Inc.	$35,299

*	For the most recently completed fiscal year for which data was available as of July 2014, the date the Committee reviewed the peer group.

For Mr. Wagner, our peer group alone did not provide a sufficient number of comparisons for a meaningful analysis of the compensation for his position. Therefore, in place of the peer group data, the Committee reviewed competitive compensation information from Aon Hewitt’s proprietary U.S. Total

Proxy Statement	35

Compensation Measurement “TCM” database for this position. For this role, the TCM data included 30 public retail companies (“retail peer group”) with sales of $5 billion or more. Specific names of companies were not considered in the development of the retail industry peer group.

The Committee reviewed the peer group in July of 2014 and made no changes to the peer group to be used for fiscal 2015 compensation decisions.

Elements of Compensation

Base Salaries

Base salary is a key component of NEOs’ pay, both on its own and because annual and long-term incentive targets and awards are presently structured as established percentages of base salary. Base salaries for the NEOs are established and adjusted following an annual performance review process that coincides with the Committee’s annual review of peer group compensation. Base salary may also be adjusted during the year upon promotion or based upon internal equity or external market considerations.

Base salary adjustments are determined after considering the market pay range (focused on median market pay) for the position, peer group compensation information (both current year and longer-term trends) and various other factors, including job performance, level of responsibility, prior experience, breadth of knowledge and internal equity. The factors impacting base salary levels are not independently assigned specific weights. The Committee makes these decisions after reviewing the recommendations of the Company’s Chief Executive Officer (except as it concerns his own salary) and Chief Human Resources Officer and consultation with the Committee’s independent compensation consultant as needed.

Based on the application of the above-described factors, the Committee approved the following base salaries for the named executive officers during fiscal 2014, effective November 1, 2013.

Name	FY 2013 Ending Base Salary	FY 2014 Ending Base Salary	FY 2013 to FY 2014 Increase	Competitive Market Positioning Prior to FY 2014 Increase
Gregory D. Wasson	$1,340,000	$1,390,000	3.73%	Between Median and 75th
Timothy R. McLevish(1)	N/A	$800,000	N/A	N/A
Mark A. Wagner	$750,000	$775,000	3.33%	Between Median and 75th
Kermit R. Crawford	$800,000	$825,000	3.13%	25th percentile
Thomas J. Sabatino, Jr.	$720,000	$745,000	3.47%	Between Median and 75th
Wade D. Miquelon(2)	$775,000	$800,000	3.23%	Between Median and 75th

(1)	Mr. McLevish joined the Company on August 4, 2014 and received a prorated salary of $63,490 for his service as our Executive Vice President and Chief Financial Officer in fiscal 2014.

(2)	Mr. Miquelon separated from his position of Executive Vice President, Chief Financial Officer and President, International effective August 4, 2014.

In October 2014, the Committee completed its most recent review of market data and individual performance in connection with its consideration of salary adjustments for fiscal 2015. In light of our challenging performance year, combined with our efforts to significantly reduce costs, management recommended and the Committee approved no salary increases for our leaders, including the NEOs.

Annual Incentives

Our Management Incentive Plan, as amended (the “MIP”) promotes the Company’s pay-for-performance philosophy by providing all executives and other management-level corporate employees with direct financial incentives in the form of annual cash awards for achieving Company performance goals. In order to qualify payments under the MIP as performance-based for Section 162(m) of the Internal Revenue Code, the Committee uses a two-step approach to determine the amount of the

36	Proxy Statement

bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the Company meets the pre-established performance metric which, for fiscal 2014, was 50% of the threshold level of Adjusted FIFO EBIT under the MIP. The second step is accomplished when the Committee exercises “negative discretion” by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus adjusted for final Company performance and individual performance as described below. We refer to this two-step process as the “plan-within-a-plan approach.”

•

Company Performance. Performance-based incentive payments under the MIP for fiscal 2014 were contingent upon attainment of a weighted mix of two measures: Adjusted FIFO EBIT and Adjusted Free Cash Flow. These measures were chosen because they support our key short-term business objectives to drive earnings and increase cash flow. The difference between FIFO EBIT and Adjusted FIFO EBIT is the addition of non-cash amortization expense related to mergers and acquisitions and special items which are not indicative of our underlying business performance. These measures reinforce our business strategy by measuring how well management has increased revenue, managed costs and deployed capital to maintain strong cash flow to enable us to reinvest in our business through strategic acquisitions and investments and return cash to stockholders through our dividend program.

If the Company achieves its targeted performance on both financial measures, then the MIP will pay 100% of the bonus target, subject to adjustments as described below. The target bonuses for our NEOs for fiscal 2014, as a percentage of salary, were: Mr. Wasson – 125%, Messrs. McLevish, Wagner, Crawford, Sabatino and Miquelon – 100%. The Committee’s goal is to select target Adjusted FIFO EBIT and Adjusted Free Cash Flow at a level that is challenging yet achievable. The following table illustrates the ranges of potential formulaic payouts based on threshold, target and maximum performance levels, as well as the weighting for each metric:

Performance Measure(1)	Weighting	FY 2014 Goal	Company Performance (as a % of Target)		Bonus Payout (as a % of Target)
			<88%		0%
		$4.653 billion	88%	(threshold)	50%
Adjusted FIFO EBIT	70%	$5.288 billion	100%	(target)	100%
		$5.922 billion	112%	(maximum)	200%
			>112%		200%
			<70%		0%
		$1.798 billion	70%	(threshold)	50%
Adjusted Free Cash Flow	30%	$2.568 billion	100%	(target)	100%
		$3.338 billion	130%	(maximum)	200%
			>130%		200%

(1)

Adjusted FIFO EBIT refers to our earnings before interest and taxes plus our pro rata interest in the EBIT of Alliance Boots, measured in each case based on a first-in, first-out (FIFO) accounting method for valuing inventory, reduced, to avoid duplication, by our equity method earnings in Alliance Boots, subject to certain adjustments approved by our Compensation Committee and Board in accordance with the MIP. The adjustments reflected in fiscal 2014 Adjusted FIFO EBIT were for the same items as the adjustments previously disclosed by the Company in its fiscal 2014 earnings release and presentation on September 30, 2014. These consisted of adjustments to exclude the LIFO provision, acquisition-related amortization and acquisition-related costs, certain store closure and other optimization costs, and the positive impact of a gain relating to the sale of Employer Solutions Group. Adjusted Free Cash Flow refers to our cash flow from operations less our capital expenditures, adjusted to reflect the cash impact of the adjustments referenced above.

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The Committee, in October 2014, determined the actual performance against Adjusted FIFO EBIT and Adjusted Free Cash Flow goals, and the formulaic payout (97% of target), which is illustrated in the following table:

		(A)	(B)	(A) x (B)
Performance Goals	FY 2014 Actual Performance	FY 2014 Bonus Payout as a % of Target	Weighting	FY 2014 Weighted Payout as % of Target
Adjusted FIFO EBIT	$5.001 billion	77%	70%	54%
Adjusted Free Cash Flow	$2.888 billion	142%	30%	43%
Total	N/A	N/A	100%	97%

•

Individual Performance. In order to improve the Company’s ability to link pay and performance for the other NEOs, the Committee authorized the Chief Executive Officer to recommend adjustments to bonus payments up or down by a maximum of 20% of target (subject to the 200% of maximum payout) based on individual performance, subject to the Committee’s final approval. The Committee has the authority to make such a discretionary adjustment for the Chief Executive Officer.

At the end of fiscal 2014, Mr. Wasson conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance. Based on his assessment of each executive’s contribution, Mr. Wasson recommended, and the Committee approved, a positive individual adjustment for Mr. Wagner of 10% and negative individual adjustments for Messrs. Miquelon and Crawford of 20% and 15%, respectively, relative to the adjusted formula-driven MIP payout levels. As a result of these adjustments, the aggregate amount paid in fiscal 2014 to the NEOs other than Mr. Wasson and Mr. McLevish (who was not employed by the Company in fiscal 2013) was $651,404 less than the aggregate amount paid in fiscal 2013.

The full Board (other than Mr. Wasson) reviewed the performance of Mr. Wasson in the same manner as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Committee determined to make a negative adjustment to Mr. Wasson’s bonus of $167,527, which is 10% below the adjusted formula-driven MIP payout. As a result of this adjustment, the aggregate amount paid in fiscal 2014 to Mr. Wasson was $539,755 less than the aggregate amount paid in fiscal 2013.

Based on the above-described Company performance and individual performance adjustments, fiscal 2014 bonuses under the MIP for the named executive officers were as follows:

Name	Fiscal 2014 Bonus Eligible Salary	Target Bonus Percent of Salary	Target Bonus	Company Performance Attainment	Individual Performance Adjustment	Fiscal 2014 Bonus	Fiscal 2014 Bonus as a % of Target Bonus
Gregory D. Wasson	$1,381,667	125%	$1,727,083	$1,675,271	-$167,527	$1,507,744	87%
Timothy R. McLevish	$63,490	100%	$63,490	$61,585	$0	$61,585	97%
Mark A. Wagner	$770,833	100%	$770,833	$747,708	$74,771	$822,479	107%
Kermit R. Crawford	$820,833	100%	$820,833	$796,208	-$119,431	$676,777	82%
Thomas J. Sabatino, Jr.	$740,833	100%	$740,833	$718,608	$0	$718,608	97%
Wade D. Miquelon	$795,833	100%	$795,833	$771,958	-$154,392	$617,566	78%

38	Proxy Statement

A similar MIP target-setting process was undertaken in October 2014. The maximum funding under the “plan-within-a-plan” will be based for fiscal 2015 on achievement of 50% of threshold FIFO Adjusted EBIT, as determined under the MIP. The MIP threshold/target/maximum performance levels based on achievement of Adjusted FIFO EBIT and Adjusted Free Cash Flow and the corresponding bonus percentages for fiscal 2015 were also set. The Committee’s goal was to establish performance goals for fiscal 2015 that are appropriately aggressive in view of the opportunities and challenges facing the business, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.

Long-Term Incentives

During fiscal 2014, we continued to use three long-term incentive (“LTI”) vehicles: stock options, restricted stock units (RSUs) and performance shares, targeting a mix of 40% stock options, 25% RSUs and 35% performance shares.

The fiscal 2014 grants approved and implemented by the Committee and granted on November 1, 2013 are shown in the Grants of Plan-Based Awards table on page 54.

Consistent with prior years, the number of shares subject to each award type was based on the average per-share closing price of Walgreen Co. common stock over the last 30 trading days of the fourth quarter of fiscal 2013 to diminish the impact of fluctuations, positive or negative, in stock price on grant sizes. Because the dollar values shown in the Stock Awards and Option Awards columns of the Summary Compensation Table reflect the November 1 grant date fair value of such equity awards (determined in accordance with the applicable accounting standards using the stock price and other information as of the date of grant), fluctuations, positive or negative, in our stock price as of November 1 relative to the average per-share closing price over the last 30 trading days of the fiscal year can increase or decrease the grant date values of such awards presented in the Summary Compensation Table beginning on page 52. Stock options are granted at an option exercise price not less than the fair market value of the Company’s common stock on the date of the grant. Stock options, RSUs and contingent performance share awards for fiscal 2014 were granted on November 1, 2013. The grant date fair value of the awards is shown in the Summary Compensation Table, and the amounts of equity awards granted to each NEO are listed below as well as in the Grants of Plan-Based Awards table, which also includes accumulated dividends. Outstanding equity awards are shown in the Outstanding Equity Awards at 2014 Fiscal Year End table.

As part of our effort to further increase the role of individual performance in compensation decisions, we applied an individual performance adjustment factor that may result in an incremental increase or decrease in the amount of stock options and RSUs granted to each eligible participant based on the individual’s performance for the prior year. At the end of fiscal 2013, Mr. Wasson conducted an evaluation of the contribution of each member of his senior executive team in the areas of strategy, leadership and operating performance as it relates to the long-term goals of the Company. Based on his assessment of each executive’s contribution, Mr. Wasson recommended to the Committee individual adjustments for the NEOs (other than himself) of 3% over the target number of stock options and RSUs granted in fiscal 2014 for Messrs. Miquelon, Wagner and Crawford and 2% over the target number of stock options and RSUs granted in fiscal 2014 for Mr. Sabatino. The full Board reviewed the performance of Mr. Wasson using the same review process as noted above, applying those considerations appropriate for the Chief Executive Officer role. As a result of that review, the Committee determined not to adjust Mr. Wasson’s target stock options and RSUs grants. The number of shares awarded is detailed in the Grants of Plan-Based Awards table on page 54.

Each of the long-term incentive components currently provided as part of our program are granted annually under the Omnibus Incentive Plan and are described in more detail below.

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Executive Stock Options.    Stock options are granted to the NEOs at the discretion of the Committee in order to enhance the link between stockholder value creation and executive pay. Stock options provide value to executives only if our share price increases, and provide no realizable value to executives if our share price does not increase.

Annual executive stock options become exercisable on the third anniversary of the date of grant and expire ten years from the date of grant with special rules covering the various types of termination of employment that might occur during the vesting period or thereafter (as further detailed in the “Potential Payments upon Termination or Change in Control” section below). Stock options have realizable value only if the stock price appreciates following the date the options are granted.

Restricted Stock Units.    Given the volatile nature of the stock market, the Committee believes that it is important for retention to have a portion of long-term incentives that is stable but still linked to changes in stockholder value. RSUs also assist us in attracting talented executives. The value of RSUs rises and falls with our share price, consistent with stockholder returns. RSUs are designed to complement stock options, and therefore the timing and structure of RSU grants are aligned with option grants in various ways. RSUs are granted to the Company’s NEOs at the discretion of the Committee. Annual RSU grants vest on the third anniversary of the date of grant, assuming continued employment through that date and, for grants made on or after September 1, 2011, upon satisfaction of the performance threshold described below, with special rules covering the various types of termination of employment that might occur during the vesting period (as further detailed in the “Potential Payments upon Termination or Change in Control” section below). Dividend equivalents with respect to RSUs are credited as additional RSUs, subject to the same vesting conditions as the underlying RSUs. In addition, for fiscal 2014 and grants in fiscal 2015, the Committee adopted a one-year performance threshold based on 50% of threshold level Adjusted FIFO EBIT (as calculated under the terms of the Management Incentive Plan) that is required to be met prior to the vesting of the RSUs. If the performance threshold is not met in the fiscal year in which the RSUs are granted, the awards are forfeited (except in the case of retirement, disability or death prior to the end of the fiscal year).

Performance Shares.    Executives receive grants of performance shares, which are measured and realized over a performance period covering three fiscal years. Each “performance share” represents the right to receive, if and to the extent designated performance goals within the three fiscal year performance period are satisfied, a share of Walgreen Co. common stock following completion of the performance period. Performance periods overlap, with a new three-year performance cycle beginning each fiscal year. At the end of each performance period, performance shares are distributed based upon the level of achievement of the financial performance target set for that cycle. If we fail to meet threshold performance in the three-year period, no performance shares will be earned and no payout of performance shares will be made with respect to that cycle. In July 2014, the Committee revised the terms of its performance share awards; for all performance share awards granted after fiscal 2014, in the event of an involuntary separation without cause within one year after a change in control (as such terms are defined in our Executive Severance and Change in Control Plan), only a pro rata portion of the target level of performance shares for each incomplete period will vest. Because performance shares generally vest upon achievement of performance goals over a three-year period, the Committee determined that pro rata vesting is appropriate in the event of a Change in Control prior to the end of the performance period. For the fiscal year 2014-2016 performance period, the Compensation Committee adopted two metrics: cumulative Adjusted FIFO EBIT and cumulative Adjusted FIFO ROIC. Adjusted FIFO EBIT is aligned with our business goals, is considered by management when analyzing the core operating performance of our business and is readily understandable by participants. Adjusted FIFO ROIC also recognizes our long-term business objectives and over time correlates with stockholder value creation in a capital-intensive business. Expressed as a percentage, FIFO Adjusted ROIC is calculated by dividing (A) adjusted FIFO operating income, increased by the implied interest expense of

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lease payments and reduced by taxes at the applicable rate, by (B) the sum of stockholders’ equity, debt, last in first out (LIFO) inventory reserve, deferred income taxes and capitalized leases. Our business is capital intensive and the Company has made several acquisitions and divestitures. The Committee believes that over the long term, the Company must employ its capital wisely to increase earnings. Therefore, the ratio of earnings to capital is an important measure of success.

The following table illustrates the ranges of potential formulaic payouts based on threshold, target and maximum performance levels, as well as the weighting for each metric for the fiscal 2014-2016 performance share cycle:

Performance Measure	Weighting	Company Performance (as a % of target)		% of Performance Shares Earned(1) (as a % of target grant)
Cumulative Adjusted FIFO EBIT	70%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

Cumulative Adjusted FIFO ROIC	30%	<85% 85% 100% 115% >115%	(threshold) (target) (maximum)	0% 50% 100% 150% 150%

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

The Company does not publicly disclose its expectations of how the Company will perform on a prospective basis in future periods or specific long-term incentive plan targets applicable under its compensation programs, due to potential competitive harm. The Company believes revealing specific objectives prospectively would provide competitors and other third parties with insights into its confidential planning process and strategies, thereby causing competitive harm. The target performance goals for Cumulative Adjusted FIFO EBIT and Cumulative Adjusted FIFO ROIC for each three-year performance cycle reflect the Company’s long-range plan for that cycle. The performance goals are designed to be appropriately challenging, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The degree of difficulty, therefore, in achieving the target internal measures is designed to be reasonably challenging.

Fiscal 2012-2014 Performance Shares.    At the beginning of fiscal 2012, performance shares were granted to our executive officers. The awards had a performance period of September 1, 2011 through August 31, 2014 and were contingent on the Company achieving its three-year FIFO ROIC goals. The goals were set based upon continuing our record performance of fiscal year 2011. The goals were set aggressively and designed to be challenging for the following three-year period, and at the time the goals were set, we did not anticipate the headwinds of certain future events or circumstances, such as the decision to exit the Express Scripts Inc. (ESI) network.

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The following chart identifies the financial performance measure, performance period, the performance goals and corresponding payouts as a percentage of the target performance share opportunity for the fiscal 2012-2014 performance share cycle, and the corresponding payouts as a percent of the target performance share opportunity:

Performance Measure	Performance Level	FY 2012-2014 Goal	Performance (as a % of Target)	% of Performance Shares Earned(1)
FIFO ROIC	Below Threshold:	<8.63%	<90%	0% of target grant
	Threshold:	8.63%	90%	50% of target grant
	Target:	9.59%	100%	100% of target grant
	Maximum:	10.55%	110%	150% of target grant

(1)	Performance between threshold and target, or between target and maximum, will earn performance shares on a straight line pro-rated basis between 50% and 100% or between 100% and 150%, respectively.

In October 2014, the Committee determined that the three-year cumulative FIFO ROIC goal for fiscal 2012-2014 was achieved below the threshold, adjusted to exclude the effects of the Alliance Boots and AmerisourceBergen investments in all fiscal years. As a result, the Committee determined that the fiscal 2012-2014 performance shares had been earned at 0% of target and approved no performance share payouts.

During its annual review of market compensation in October 2014, the Committee determined to maintain the same economic value, as a percentage of base salary, for LTI awards granted to NEOs in fiscal 2015.

Special Transition Awards.  In recognition of the anticipated closing of the Second Step Transaction and related risks and opportunities, the Committee approved special one-time transition awards for certain key leaders, including certain NEOs. The objective of these transition awards is to create organizational and functional stability during a period of significant change and to provide recognition for certain executives who are functioning in a combination of roles due to the transition of the Company. We believe there is significant business value in sending a positive message to key leaders during this time of transition. The awards were granted on September 15, 2014 for Messrs. Wagner and Sabatino and October 7, 2014 for Mr. McLevish in the form of restricted stock units. The awards are contingent upon the successful closing of the Second Step Transaction and continued employment through the vesting dates, subject to certain exceptions. The first vesting date was the date of the closing of the Second Step Transaction on December 31, 2014, at which time 40% of each transition award vested. The second vesting date is twelve months following the date of the closing of the Second Step Transaction, at which time the remaining 60% would vest. The portion of the awards vesting as of the second vesting date is also subject to the attainment of the same fiscal 2015 performance criteria applicable to the annual RSU award described above. Messrs. Wasson, Crawford and Miquelon did not receive awards. The awards granted to Messrs. McLevish, Wagner and Sabatino were as follows:

Name	Number of RSUs
Timothy R. McLevish*	19,929
Mark A. Wagner	19,929
Thomas J. Sabatino, Jr.*	19,929

*	Messrs. McLevish and Sabatino forfeited the unvested portion of these awards on their respective dates of termination of employment.

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Retirement Plans and Programs

The Company offers retirement benefits to its employees through a tax-qualified 401(k) Profit Sharing Retirement Plan (“401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to accumulate retirement funds for participating Company employees, including executive officers, via individual and Company contributions. The retirement benefits available for the Company’s executive officers under the tax-qualified 401(k) Plan are the same as those available for other eligible employees.

The Company also has a non-qualified supplemental profit sharing plan, the Executive Deferred Profit Sharing Plan (“Executive Deferred Plan”) in which the NEOs began accruing benefits in phantom accounts beginning in the 2011 plan year. The Executive Deferred Plan replaces the contributions the Company is unable to provide under the tax-qualified 401(k) Plan as a result of various tax law limitations that restrict contributions made for highly-compensated participants under the 401(k) Plan. The amounts credited to the Executive Deferred Plan are unfunded, unsecured promises to pay a benefit in the future. The executives may elect to have their phantom accounts credited with earnings, gains and losses as though they were invested in any of the same funds as offered under the 401(k) Plan. An executive may elect to receive payment of his or her account under the Executive Deferred Plan in a lump sum or installment payments beginning after termination of employment. The Committee approved an amendment to this plan, effective January 1, 2012, to add an elective deferral feature to replace the deferred compensation plans historically offered by the Company on an occasional basis (see “Deferred Compensation” below). The plan was amended and restated on December 31, 2014 to reflect its assumption by Walgreens Boots Alliance in connection with the Reorganization. Under the amendment, participants may also defer, on a pre-tax basis, up to (i) 50% of their annual base salary and/or (ii) 85% of their annual bonus.

Deferred Compensation.  The Company has also provided deferred compensation opportunities in the past through separate non-qualified Deferred Compensation/Capital Accumulation Plans that have been offered to executives and other management-level employees from time to time. The most recent Deferred Compensation/Capital Accumulation Plan opportunity was offered in calendar year 2011. The crediting rate under the 2011 plan was based on the funds offered in the 401(k) Plan. Account balances under the frozen plans last offered in 2001 and 2006 receive an above-market fixed rate of return. The Committee does not anticipate offering such plans in the future. Instead, deferral opportunities are available under the Executive Deferred Plan described above. Contributions, withdrawals, earnings and accumulated balances for all applicable Deferred Compensation/Capital Accumulation Plans are shown in the Nonqualified Deferred Compensation table.

Perquisites

Consistent with the philosophy and culture of the Company, perquisites and personal benefits provided to the NEOs and other senior executives are limited. They include an annual physical examination, limited reimbursement of health club dues, airline club fees and ground transportation expenses, as well as preferred flight status within certain airline programs and limited personal use of Company aircraft. Pursuant to our guidelines for aircraft usage, we permit personal use of our aircraft by our Chief Executive Officer and Executive Chairman and permit their respective spouses to accompany them on such personal trips. We also permit their respective spouses to accompany them on business trips. Personal use of the Company aircraft by other executive officers is allowed to the extent approved by the Chief Executive Officer and only in certain circumstances. The Compensation Committee authorized Gregory D. Wasson, during the time he served as our Chief Executive Officer, to use the aircraft without requiring reimbursement for up to 30 flight hours per year for personal travel, and he was required to reimburse us in connection with any personal use of the aircraft in excess of that limit. Mr. Wasson did not exceed that limit during fiscal 2014. The Compensation Committee has also authorized each of Stefano Pessina and James A. Skinner, during the time they serve as our Acting Chief Executive Officer and Executive Chairman, respectively, to use the aircraft without requiring

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reimbursement for up to 20 flight hours per year for personal travel, and each is required to reimburse us in connection with any personal use of the aircraft in excess of that limit. Our Chief Executive Officer and Executive Chairman, to the extent their use of Company aircraft for personal travel exceeds the number of hours per year allowed by the Compensation Committee without reimbursement, and our other executive officers, if any, who use Company aircraft for personal travel, would be required to reimburse us, pursuant to an aircraft time-sharing agreement consistent with FAA regulations, an amount intended to approximate the incremental cost to the Company of such personal travel. None of our other executive officers used Company aircraft for personal travel during fiscal 2014. In addition, and consistent with our objective to attract and retain a high-performing executive management team, we actively recruit outstanding candidates to fill executive level and other strategic openings and will reimburse a newly hired senior executive for relocation costs. In accordance with Company policy, executive officers are also eligible for certain relocation and related benefits if they are assigned to a work in a country that is not their “home country” (as defined in the applicable Company policy). Certain executive officers who were employed with Alliance Boots prior to the closing of the Second Step Transaction receive a company car (or cash allowance in lieu), and payment by the Company of certain costs associated life and health insurance policies; if any of these executives decline a particular benefit, he or she may receive a cash payment in lieu of that benefit. The Company’s senior executives at the Senior Vice President level and above, including the NEOs, receive certain continued benefits following their retirement from the Company. These executives are able to continue receiving an annual Company-paid physical exam during retirement, to age 70. Executives who retired prior to October 2014 are entitled to the continuation of preferred flight status within a designated airline’s program. The above benefits are not contractual, but rather are based on current Company policy, which is subject to change or termination at the discretion of the Committee.

Relationship between Compensation Plans and Risk

Management retained Ernst & Young LLP to conduct a risk review of our compensation programs at the end of fiscal 2013, to assess whether any of our incentive compensation plans, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or inappropriate risks that were reasonably likely to have a material adverse impact on the Company. The Committee reviewed the external risk assessment of our variable pay plans and considered several factors including the type of plan, the number of participants in each plan, the participants’ level within the organization, the target and maximum payment potential and the performance criteria under each plan, and risk mitigating controls in place for each plan. In fiscal 2014, the Committee reviewed the prior work of Ernst & Young LLP and determined that no material increases in risk were reasonably likely to result from any changes to any of our material incentive plans since the 2013 review.

As part of the assessment, the Committee and management evaluated those plans that were identified as having the potential to deliver a material amount of compensation, which for fiscal 2014 included the annual and long-term incentive plans that are described earlier in the Compensation Discussion and Analysis. The Committee concluded that it is not reasonably likely that risks arising from our compensation policies and practices would have a material adverse effect on the Company due to a variety of factors. In reaching this conclusion, the Committee considered the following factors:

•	our compensation program is designed to provide a mix of both fixed and variable incentive compensation;

•

our compensation program is balanced between a variety of different measures and both short-term and long-term incentives designed to reward execution of our short-term and long-term corporate strategies;

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•	we allocate compensation among base salary, annual cash incentives, stock options, restricted stock units and performance shares, which include both time of service and performance-based criteria;

•

the annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved;

•	incentive compensation includes components that are paid based on results averaged out over several years and vest over an extended period;

•	executives are required to own a specified level of shares in order to comply with the share ownership guidelines, encouraging long-term focus on enhancing stockholder value; and

•	we have adopted a “clawback” policy applicable to all officers that is designed to allow the Company to recoup incentive compensation paid if there is a restatement or misconduct, including fraud.

Compensation Recovery Policy

The Board has adopted a recoupment or “clawback” policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event that there is a restatement of incorrect financial results, the Committee will seek reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. All forms of incentive compensation are subject to this policy. The Committee may look back over the three-year period prior to the restatement for the recoupment and may look to current and former executives. In addition, the policy provides the Committee the discretion to recoup amounts of excess incentive compensation paid to any officer in conjunction with any materially incorrect results (even if not resulting in a restatement), or misconduct on the part of the officer, including fraud or other conduct that would lead to a “for cause” termination. In addition, our CEO and chief financial officer are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

Certain Executive Officer Transitions since Fiscal 2014

Gregory D. Wasson retired as President and Chief Executive Officer and a director of the Company effective January 9, 2015. Effective on that date, the Board appointed James A. Skinner to serve as Executive Chairman and Stefano Pessina to serve as Acting Chief Executive Officer reporting to Mr. Skinner as Executive Chairman, pending the completion of the Board’s search for a successor to Mr. Wasson as Chief Executive Officer and the related transition period. On January 26, 2015, the Board of Directors elected George R. Fairweather as Executive Vice President, Global Chief Financial Officer and principal accounting officer of the Company effective February 20, 2015. Mr. Fairweather succeeds Timothy R. McLevish, who resigned as Executive Vice President and Global Chief Financial Officer and the principal accounting officer of the Company effective February 20, 2015, and who is expected to continue with the Company in a consulting role until August 20, 2015. Marco Pagni, formerly group legal counsel and chief administrative officer of Alliance Boots, was appointed as our Executive Vice President and Global Chief Legal and Administrative Officer effective February 2, 2015, replacing Thomas J. Sabatino following his resignation from those positions. In addition, Jan Stern Reed, most recently Corporate Vice President and General Counsel for Walgreens, was appointed as Senior Vice President, General Counsel and Corporate Secretary for Walgreens Boots Alliance, Inc. She will continue serving as general counsel for Walgreens. Following these appointments, both Mr. Pagni and Ms. Reed serve as executive officers of the Company. As announced in August 2014, Kermit Crawford retired from his position as Executive Vice President, Pharmacy, Health and Wellness on December 31, 2014. The Company entered into a consulting services agreement with Mr. Crawford in August 2014 pursuant to which he will provide advice and counsel on key strategic matters to senior management and the Board

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of Directors during calendar year 2015. The Committee reviewed and approved certain agreements and arrangements in connection with the foregoing transition periods. For a description of the agreements entered into in connection with the retirements of Mr. Wasson and Mr. Crawford and the resignation of Mr. McLevish, see “—Severance, Consulting and Change in Control Agreements” below.

On January 14, 2015, the Committee approved the grant of awards of restricted stock units under the Omnibus Incentive Plan to Messrs. Skinner and Pessina, which awards have a grant date of January 15, 2015. Mr. Skinner was granted a number of restricted stock units equal to $5 million divided by the closing price per share of the Company’s common stock on the grant date, and Mr. Pessina was granted a number of restricted stock units equal to $7 million divided by the closing price per share of the Company’s common stock on the grant date. The awards were granted to Mr. Skinner in connection with his service as Executive Chairman of the Company and Mr. Pessina in connection with his service as Acting Chief Executive Officer of the Company, in each case during the search for a new Chief Executive Officer of the Company and during the related transition period. Each of the awards will vest on the third anniversary of the grant date, subject to the satisfaction of certain Company performance criteria during the last six months of fiscal 2015 and subject to forfeiture or accelerated vesting in certain circumstances, including accelerated vesting if Mr. Skinner or Mr. Pessina, respectively, ceases to serve on the Board in certain circumstances.

Certain executive officers who were employed with Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction, including Mr. Fairweather, have employment agreements that continue to be in effect until terminated by mutual agreement. These employment agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2015 and specify the terms and conditions of the executives’ employment with the applicable company, including the required notice period (for Mr. Fairweather, a period of twelve months). The agreements also specify the rate of compensation then in effect, subject to adjustment by the applicable board of directors. The current salary for Mr. Fairweather is £663,600 (approximately $984,087 based on exchange rates as of April 1, 2015). The agreements also generally provide for a company car (or cash allowance in lieu) and annual holiday entitlement. In addition, certain of the agreements, including Mr. Fairweather’s, provide for a cash payment equal to 40% of base salary in lieu of continued participation in a defined contribution plan, frozen benefits under legacy pension plans, and a guaranteed death benefit of four times base salary (offset by any benefit provided under the pension plans). On April 7, 2015, following approval by the Committee, the Company entered into an employment offer letter with Mr. Pessina, effective January 9, 2015. The letter has no specified term and supersedes and extinguishes all previous employment contracts, arrangements, and agreements between Mr. Pessina and Alliance Boots Management Services MC S.A.M. As noted above, Mr. Pessina received an equity award in connection with his service as Acting Chief Executive Officer of the Company; as a result, he currently receives no salary from the Company. Other than this award (and the dividend equivalents provided thereby), Mr. Pessina has chosen not to receive any additional awards under the Omnibus Incentive Plan and has chosen not to participate in the MIP. Mr. Pessina also receives certain limited benefits in accordance with the Company’s executive compensation program, including security services and travel benefits consistent with his role and status with the Company and will be covered by the Company’s personal accident and travel insurance benefits. The offer letter was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2015. The Company does not have individual employment agreements with any of its fiscal 2014 named executive officers.

Certain executive officers who were employed with Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction, including Mr. Fairweather, also participate in the Alliance Boots 2012 Long-Term Incentive Plan, as amended (the “AB LTIP”), and the Alliance Boots Senior Management Annual Incentive Plan (the “AB Bonus Plan”). Each of these plans has performance conditions to be measured following the end of Alliance Boots’ fiscal year ended March 31, 2015. A portion of the awards under the AB LTIP were paid to participants prior to the closing of the Second

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Step Transaction; the remainder consists of a cash award subject to performance conditions. The AB Bonus Plan is a short-term bonus scheme based 60% on certain trading profit targets and 40% on individual performance targets. The AB Bonus Plan has a maximum bonus potential of 150% of annual basic salary and a target bonus potential of 75% of annual basic salary. The remaining awards under the AB LTIP and bonuses under the AB Bonus Plan will paid out if the performance conditions are met and upon approval of the Committee. The Company does not expect to make further awards under these plans. These plans were filed as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the SEC on April 9, 2015.

As described below under “Certain Relationships and Related Transactions—Alliance Boots Arrangements and Transactions—Secondment Agreement,” in September 2013, we entered into a Secondment Agreement with Alliance Boots Management Services Limited, an affiliate of Alliance Boots (the “Secondment Agreement”), pursuant to which Alliance Boots may second certain of its employees to us for particular assignments. Alexander Gourlay has been seconded to Walgreens pursuant to the Secondment Agreement and currently serves as Executive Vice President of WBA and President and Chief Executive Officer of Walgreens. Pursuant to an assignment letter relating to Mr. Gourlay’s secondment, he currently receives an annual salary of £620,402 (approximately $940,350 based on exchange rates as of January 14, 2015, the effective date of this annual salary, subject to cost of living adjustments, and other benefits described below under “Certain Relationships and Related Transactions—Alliance Boots Arrangements and Transactions—Secondment Agreement.”

Severance, Consulting and Change in Control Arrangements

In July 2012, the Committee adopted the Executive Severance and Change in Control Plan, effective January 1, 2013, which was amended and restated on December 31, 2014 to reflect its assumption by Walgreens Boots Alliance in connection with the Reorganization. The Executive Severance and Change in Control Plan provides eligible executives, including each of the Company’s named executive officers, certain severance benefits upon an involuntary termination by the Company at any time (other than for cause or upon death or disability, as those terms are defined in the Executive Severance and Change in Control Plan) and, within one year following a “change in control,” upon an involuntary termination, or upon voluntary termination for “good reason” (as those terms are defined in Executive Severance and Change in Control Plan). The Executive Severance and Change in Control Plan requires both a change in control and a termination of employment (a double trigger) within one year after the change in control in order to receive a benefit for any “good reason” termination. Executive officers, including Messrs. Pessina and Fairweather, who were employed with Alliance Boots or its subsidiaries prior to the closing of the Second Step Transaction will receive severance benefits upon an involuntary termination pursuant to the terms of their employment agreements rather than the terms of the Executive Severance and Change in Control Plan. Their employment agreements provide for a notice period of twelve months during which the executive will receive his or her continued salary.

Subject to the terms and conditions of the Executive Severance and Change in Control Plan, eligible participants, including the NEOs, would be entitled to the following, in addition to any accrued but unpaid compensation and vested amounts to which they may be entitled under the Company’s benefit plans; provided they sign and do not revoke a general waiver and release in favor of the Company and its affiliates:

•

pro-rata actual annual incentive for the fiscal year in which the termination occurs, if the termination date is prior to a change in control, and a pro-rata target annual incentive for the fiscal year in which the termination occurs, if the termination date is on or within one year following a change in control;

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•

continued medical, vision, prescription and/or dental coverage for the duration of the applicable Severance Period, as defined in the table below or, if shorter, until the individual becomes eligible for coverage from another employer or from Medicare; and

•	severance equal to the sum of base salary and target annual incentive (each determined as of the termination date), multiplied by the applicable Severance Multiple, as defined in the table below.

	Involuntary Termination (prior to or more than 1 year after a change in control)		Involuntary Termination or Termination for Good Reason (within 1-year period following a change in control)
Title	Severance Multiple[1]	Severance Period	Severance Multiple(1)	Severance Period
Chief Executive Officer	2.0x	24 months	2.5x	30 months
Other NEOs	2.0x	24 months	2.5x	30 months

(1)

Payment is subject to the terms and conditions of the plan, including execution and delivery by the executive of a general waiver and release. For covered terminations prior to a change in control, or more than one year after a change in control, the severance multiple is payable in the form of salary continuation over the severance period. For covered terminations within one year after a change in control, the severance multiple is payable in a lump sum.

The resulting payments and benefits would be reduced to the extent necessary to avoid the application of any “golden parachute” excise tax pursuant to Section 4999 of the Internal Revenue Code.

On August 4, 2014, the Company entered into a Transition and Separation Agreement with Mr. Miquelon. This agreement provides for certain payments, as described in “Potential Payments Upon Termination or Change in Control” below. In return for these payments, Mr. Miquelon agreed to various provisions, including a general release of claims against the Company, waivers of various rights and other customary provisions.

On August 5, 2014, the Company entered into a Retirement Agreement and Release and a Consulting Services Agreement with Mr. Crawford. Pursuant to the terms of these agreements, Mr. Crawford retired from the Company as of December 31, 2014 and will provide advice and counsel on key strategic matters to senior management and the Board of Directors from January 1, 2015 until December 31, 2015. In consideration for the benefits under the Retirement Agreement and Release, Mr. Crawford agreed to various provisions, including a general release of claims against the Company and its affiliates, a two-year non-solicit covenant with respect to employees and customers and a mutual non-disparagement covenant. The Retirement Agreement and Release also specifies that the non-competition covenants in Mr. Crawford’s restricted stock unit award agreements will continue to apply, as modified by the Retirement Agreement and Release to limit competing businesses to a specified list of companies. Upon his retirement, pursuant to the Retirement Agreement and Release, Mr. Crawford became eligible for a severance payment, a pro rata bonus at target for fiscal 2015, and the accelerated vesting of certain outstanding and unvested equity awards. Mr. Crawford is also eligible for certain other retirement benefits that any other eligible senior executive would receive upon retirement and certain retirement benefits provided to employees generally. In consideration for his service pursuant to the Consulting Services Agreement, Mr. Crawford receives a monthly fee of $125,000. In the event a “change in control” (as defined in the Executive Severance and Change in Control Plan) had occurred prior to the Termination Date (as defined in the Retirement Agreement and Release), the Retirement Agreement and Release provides that Mr. Crawford would have received the amounts and benefits that he would have received under such plan and his outstanding equity awards if he had a “termination of employment for good reason” (as defined in such plan) within one year of such change in control. See “Potential Payments Upon Termination or Change in Control” below.

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On January 9, 2015, WBA and Walgreens entered into a Retirement and Release Agreement with Mr. Wasson (the “Retirement Agreement”). The Retirement Agreement provides that Mr. Wasson will receive the retirement payments and benefits to which he is entitled under the compensation and benefit plans of the Company and Walgreens, as well as additional vesting of certain restricted stock units and performance shares, as described in the Retirement Agreement, and certain benefits for twelve months following his retirement. The Retirement Agreement includes a release of claims against the Company, Walgreens and their affiliates, a two-year non-solicit covenant with respect to employees and customers and a mutual non-disparagement covenant, and specifies that the non-competition covenants in Mr. Wasson’s restricted stock unit award agreements will continue to apply, as modified by the Retirement Agreement to limit competing businesses to a specified list of companies.

The Company and Mr. McLevish entered into a consulting services agreement (the “Consulting Agreement”) dated as of January 26, 2015. In the Consulting Agreement, Mr. McLevish acknowledged that his resignation was voluntary, and that he was not entitled to any severance or termination benefits in connection with such resignation. The Consulting Agreement also provides that Mr. McLevish will provide advice and counsel to the Chief Executive Officer of the Company on matters relating to the transition of the finance team of the Company to successive leadership, the post-restructuring integration of the Company, cost savings objectives and business development initiatives during the period from February 20, 2015 to August 20, 2015. The term of the Consulting Agreement is subject to earlier termination or extension in certain circumstances. The Consulting Agreement also includes a release of claims against the Company and its affiliates and specifies that the non-competition and other restrictive covenants in Mr. McLevish’s existing restricted stock unit award agreement will continue to apply. In consideration for his services pursuant to the Consulting Agreement, Mr. McLevish received an award of restricted stock units under the Omnibus Incentive Plan equal to $2.5 million divided by the closing price per share of the Company’s common stock on the grant date, January 26, 2015. The award will vest on August 20, 2015, subject to forfeiture in certain circumstances or, in the event the Company terminates the term of the Consulting Agreement prior to August 20, 2015 for a reason other than Cause (as defined in the Company’s Executive Severance and Change in Control Plan) or certain other reasons specified in the Consulting Agreement, accelerated pro rata vesting, subject to the terms of the Consulting Agreement.

Share Ownership Guidelines for Senior Executives

The Board adopted executive share ownership guidelines in 2008. Under the guidelines, each NEO is expected to accumulate the lesser of the fixed and variable number of shares shown below within five years from commencement of senior executive status:

Executive Level	Fixed Number of Shares	Variable Number of Shares(1)
Chief Executive Officer	230,000	5x Salary
Executive Vice President	60,000	3x Salary

(1)	Variable number equals stated salary multiple divided by current share price.

The following are included in determining the executive’s share ownership for purposes of these guidelines: unvested restricted stock and restricted stock units, discounted by an assumed tax rate of 35% and only up to 50% of the applicable ownership target; shares held by minor dependents and spouses; and other shares owned outright, such as earned performance shares and exercised stock options. The Committee reviewed executives’ progress towards meeting these goals in October 2014. Using reasonable assumptions regarding executive salary and stock appreciation, the Committee concluded that all executives are progressing towards their goals in a manner that will allow them to meet either the fixed or variable share objectives within the prescribed time frames. However, should an executive fail to meet the guidelines within the required time frame, the Committee adopted the

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following steps for addressing such noncompliance: (1) discussions with the CEO; (2) placing restrictions on selling shares – with any exceptions due to hardship subject to prior approval by the CEO; and (3) imposing mandatory retention of all shares earned and vested (net of taxes), as well as shares resulting from option exercises (net of taxes).

Insider Trading Restrictions and Policy Against Hedging

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades in our securities by directors and executive officers are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate Company personnel. This policy also prohibits directors and executive officers from engaging in “short sales” with respect to our securities, entering into “derivative” transactions, including exchange-traded put or call options, with respect to our securities, or engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities.

Tax-Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee’s objective to maximize deductibility under Section 162(m) to the extent consistent with the Committee’s assessment of the interests of the Company and its stockholders.

In accordance with that objective, the design of our long-term incentives (stock options, performance shares and performance-based RSUs) balances the Company’s desire to maximize the deductibility of compensation with competitive program design. The Company maintains the Walgreen Co. Section 162(m) Deferred Compensation Plan for compensation that would otherwise exceed the Section 162(m) deductibility limit. Deferred cash amounts are credited with interest based on the prime lending rate plus any excess of the prime lending rate over the federal funds rate. These amounts are then paid after the participant’s termination of employment, based on the participant’s advance elections as to form and timing of payment. Mr. Wasson and Mr. Wagner had account balances under this plan in 2014. See the “Nonqualified Deferred Compensation for 2014 Fiscal Year” table below. This plan was frozen as to new participants and new compensation awarded after July 1, 2011. The shareholders approved the Walgreen Co. 2011 Cash-Based Incentive Plan, which was amended and restated on December 31, 2014 to reflect its assumption by Walgreens Boots Alliance in connection with the Reorganization, which is designed to allow the Committee to qualify short-term incentive awards under that plan as performance-based compensation. In addition, the Committee took action intended to qualify RSUs as performance-based compensation through the adoption of a one-year performance threshold based on 50% of threshold Adjusted FIFO EBIT. In addition, the same performance threshold under the Management Incentive Plan triggers maximum funding for purposes of 162(m) of the Internal Revenue Code. Nevertheless, the Committee reserves the right to grant compensation that is not deductible under Section 162(m) of the Internal Revenue Code in appropriate circumstances.

The impact of accounting treatment is considered in developing compensation programs generally, including the accounting treatment as it applies to amounts paid or awarded to NEOs. We account for our equity incentive awards under FASB ASC Topic 718 and use the Black-Scholes option pricing formula in determining fair value of stock option grants.

50	Proxy Statement

The impact of Internal Revenue Code Section 409A is also taken into account and our executive plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.

We do not provide gross-ups for additional taxes under Section 4999 of the Internal Revenue Code (regarding golden parachutes).

The following Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Compensation Committee Report

Each of the Compensation Committee members is independent, as defined under SEC rules and applicable stock exchange listing standards, as well as the Company’s independence standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis above be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K and any amendment thereto for the fiscal year ended August 31, 2014.

Compensation Committee

William C. Foote (Chair until January 15, 2015)

Nancy M. Schlichting (Chair since January 15, 2015)

Steven A. Davis

Ginger L. Graham

Proxy Statement	51

Executive Compensation Tables and Supporting Information

Summary Compensation Table

The following table summarizes the compensation for the 2014 fiscal year for each of the Company’s fiscal 2014 “named executive officers,” who consist of:

•	President and Chief Executive Officer, Gregory D. Wasson;

•	Executive Vice President and Chief Financial Officer, Timothy R. McLevish;

•

the next three most highly compensated executive officers who were serving as such at the end of the 2014 fiscal year (based on the amount shown in the “Total Compensation” column reduced by the amount shown in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column); and

•	former Executive Vice President, Chief Financial Officer and President, International, Wade D. Miquelon.

Information is also presented for the 2013 and 2012 fiscal years if the named executive officer was included in the Company’s Summary Compensation Table for those fiscal years. The values shown represent each NEO’s compensation during the fiscal year, including the grant date fair value of equity awards that were granted on November 1, 2013 and will vest on November 1, 2016, subject to the terms and conditions of each award.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total Compensation ($)
Gregory D. Wasson	2014	1,381,667	—	8,540,764	4,059,339	1,507,744	25,323	1,217,718	16,732,555
President and Chief Executive Officer	2013	1,333,333	—	6,836,271	2,724,490	2,047,499	21,895	691,148	13,654,636
	2012	1,295,833	—	6,256,682	2,662,239	1,150,052	18,948	657,304	12,041,058

Timothy R. McLevish	2014	63,490	—	—	—	61,585	—	409	125,484
Executive Vice President and Chief Financial Officer

Mark A. Wagner	2014	770,833	—	2,125,462	1,025,719	822,479	5,441	306,311	5,056,245
President, Business Operations	2013	746,667	—	1,669,991	658,370	908,544	5,347	215,668	4,204,587
	2012	727,917	—	1,164,828	483,811	403,120	5,793	260,286	3,045,755

Kermit R. Crawford	2014	820,833	—	2,267,200	1,094,097	676,777	17,681	316,952	5,193,540
Executive Vice President, Pharmacy, Health and Wellness	2013	787,500	—	1,658,596	653,869	921,375	15,187	173,476	4,210,003
	2012	720,833	—	1,115,239	463,222	399,197	13,057	201,751	2,913,299

Thomas J. Sabatino, Jr.	2014	740,833	—	2,032,927	975,123	718,608	—	83,984	4,551,475
Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	2013	716,667	—	1,340,303	526,563	754,650	—	43,087	3,381,270

Wade D. Miquelon	2014	795,833	—	2,196,331	1,059,908	617,566	13,156	336,738	5,019,532
Former Executive Vice President, Chief Financial Officer and President, International	2013 2012	771,167 750,333	— —	1,720,330 1,209,426	678,215 502,343	902,265 415,534	11,906 10,775	232,143 277,228	4,316,026 3,165,639

52	Proxy Statement

(1)

Subsequent to the end of fiscal 2014, Messrs. Wasson and Crawford retired from the Company effective January 9, 2015 and December 31, 2014, respectively, and Messrs. McLevish and Sabatino resigned from the Company effective February 20, 2015 and January 30, 2015, respectively. As of the date of this proxy statement, Mr. Wagner serves as President, Business Operations of Walgreens. See “Executive Compensation—Compensation Discussion and Analysis—Certain Executive Officer Transitions since Fiscal 2014” and “Compensation Discussion & Analysis—Severance, Consulting and Change in Control Arrangements” above.

(2)	Includes base salary earned in the fiscal year, whether or not deferred.

(3)

Represents the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of performance shares and restricted stock units (RSUs) granted under the Company’s Omnibus Incentive Plan and predecessor Long-Term Performance Incentive Plan during the applicable fiscal year. These are not amounts paid to or realized by the NEO. See “Compensation Discussion and Analysis—Long-Term Incentives” above for further information regarding these awards. For information on the valuation assumptions used in these computations, see Note 14 to the consolidated financial statements included in our fiscal 2014 Form 10-K, as amended.

(4)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of stock options granted under the Company’s Omnibus Incentive Plan and predecessor Executive Stock Option Plan during the applicable fiscal year. These are not amounts paid to or realized by the NEO. See “Compensation Discussion and Analysis” above for further information regarding these awards. Detailed Black-Scholes assumptions under FASB ASC Topic 718 are set forth in Note 14 to the consolidated financial statements included in our fiscal 2014 Form 10-K. Stock options that remain outstanding are reflected in the Outstanding Equity Awards at 2014 Fiscal Year-End table below, as amended.

(5)	Includes the annual incentive compensation earned for each fiscal year, whether or not deferred. See “Compensation Discussion and Analysis” above for details concerning the Management Incentive Plan.

(6)

Reflects above-market interest earned on non-qualified deferred compensation. See the “Nonqualified Deferred Compensation for 2014 Fiscal Year” table below and “Compensation Discussion and Analysis” above for further information regarding these deferred compensation benefits.

(7)	Detail of the amounts reported in the “All Other Compensation” column for fiscal 2014 is provided in the table below.

Item	Mr. Wasson	Mr. McLevish	Mr. Wagner	Mr. Crawford	Mr. Sabatino	Mr. Miquelon
Term Life Insurance	$42,049	$409	$10,868	$18,188	$18,223	$9,878
Profit Sharing Retirement Plan	14,557	—	14,557	14,557	—	14,557
Executive Deferred Profit Sharing Plan	641,169	—	176,153	189,889	—	235,961
Dividend Equivalents on Unvested and Deferred RSUs(a)	451,756	—	91,039	77,299	52,860	76,342
Perquisites and Personal Benefits(b)	68,187	(c)	13,694	17,019	12,901	(c)

Total	$1,217,718	$409	$306,311	$316,952	$83,984	$336,738

(a)	Dividend equivalents with respect to RSUs are credited as additional RSUs on the record date, subject to the same vesting or deferral restrictions as the underlying RSUs.

(b)

This table includes for each NEO the Company’s incremental costs relating to annual physical examination, long-term disability benefits, and personal accident insurance benefits. No tax gross-up was paid with respect to any of these amounts. The amount for Mr. Wasson also reflects $38,069 associated with personal use of Company aircraft. The Company determines the amount associated with personal use of Company aircraft by calculating the incremental cost to the Company by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost.

(c)	Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive officer for whom such amounts were less than $10,000 in the aggregate for fiscal 2014.

Proxy Statement	53

Grants of Plan-Based Awards in 2014 Fiscal Year

The following table sets forth certain information regarding awards to each of our NEOs in fiscal 2014, including stock options (SOs), restricted stock units (RSUs) and performance shares (PSP) under the Company’s Omnibus Incentive Plan and annual incentives under the Company’s Management Incentive Plan (MIP).

										All Other Stock Awards: Numbers of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Plan Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory D. Wasson	SO	11/01/13	10/9/13								312,738	60.52	4,059,339
	PSP	11/01/13	10/9/13				44,522	89,045	133,567
	RSU	11/01/13	10/9/13							53,139
	MIP	10/9/13	10/9/13	863,542	1,727,083	3,454,167
Timothy R. McLevish	SO	—
	PSP	—
	RSU	—
	MIP	8/1/14	8/1/14	31,745	63,490	126,980
Mark A. Wagner	SO	11/01/13	10/9/13								79,023	60.52	1,025,719
	PSP	11/01/13	10/9/13				10,949	21,898	32,847
	RSU	11/01/13	10/9/13							13,491
	MIP	10/9/13	10/9/13	385,417	770,833	1,541,667
Kermit R. Crawford	SO	11/01/13	10/9/13								84,291	60.52	1,094,097
	PSP	11/01/13	10/9/13				11,679	23,358	35,037
	RSU	11/01/13	10/9/13							14,391
	MIP	10/9/13	10/9/13	410,417	820,833	1,641,667
Thomas J. Sabatino, Jr.	SO	11/01/13	10/9/13								75,125	60.52	975,123
	PSP	11/01/13	10/9/13				10,511	21,022	31,533
	RSU	11/01/12	10/9/13							12,825
	MIP	10/9/13	10/9/13	370,417	740,833	1,481,667
Wade D. Miquelon	SO	11/01/13	10/9/13								81,657	60.52	1,059,908
	PSP	11/01/13	10/9/13				11,314	22,628	33,942
	RSU	11/01/13	10/9/13							13,941
	MIP	10/9/13	10/9/13	397,917	795,833	1,591,667

(1)

Target awards and related performance goals/targets for the MIP and the PSP for fiscal 2014 were approved at the October 9, 2013 meeting of the Compensation Committee. Stock options and RSUs were granted on November 1, 2013, and were approved by the Compensation Committee on October 9, 2013. Our annual grants of long-term incentive awards were made as of November 1, 2013 and the formula for determining the terms of the awards was approved in advance by the Committee at its quarterly meeting in July. At that meeting, the Committee approved the long-term incentive award levels and relevant award terms and conditions applicable to the executives and other eligible employees for the grant to be made as of November 1 of the upcoming fiscal year. In addition, at the October meeting, the Committee approved the formula-driven number of shares awarded to senior executives. The Committee’s approval also addressed the manner of calculating pro-rated grants to be made to individuals hired into eligible positions during the upcoming fiscal year and pro-rated grants to be made to individuals who are promoted into and among eligible positions during the upcoming fiscal year. In all of these cases (other than executive officer positions), the Committee approves the terms of the long-term incentive awards and delegates to the CEO and Human Resources management the authority to carry out these awards in accordance with the overall terms approved by the Committee. Pursuant to this delegation, the grant date for pro-rated grants to eligible new hires and promoted employees is the first day of the quarter following date of hire or promotion. Starting in fiscal 2015, we no longer issue pro-rated grants to eligible new hires and promoted employees.

(2)

These amounts represent the threshold, target and maximum annual incentives under the MIP for fiscal 2014. The related performance targets and results are described in detail under “Compensation Discussion and Analysis.” The threshold award was set at 50% of the target award, and the maximum award was set at 200% of the target award. The actual earned awards under the MIP for fiscal 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)

These share numbers represent the threshold, target and maximum performance share awards under the PSP for the fiscal 2014 to 2016 performance period. The threshold award was set at 50% of the target performance share award, and the maximum award was set at 150% of the target performance share award.

54	Proxy Statement

(4)

Represents the number of RSUs granted in fiscal 2014, including additional RSUs credited in lieu of cash dividends through August 31, 2014. The annual RSU grant vests on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year Company performance (50% of threshold Adjusted FIFO EBIT as used in the MIP) criteria.

(5)	All of these stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(6)	The exercise price for stock options is the per-share closing price of Walgreen Co. common stock on the grant date.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table reflects outstanding vested and unvested stock options, as well as restricted stock units and performance shares held by each of our NEOs as of the end of fiscal 2014.

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Gregory D. Wasson	9/1/05	22,987	—	46.33	9/1/15
	10/12/05	6,666	—	44.12	10/12/15
	9/1/06	36,393	—	49.46	9/1/16
	5/1/07	9,491	—	43.90	5/1/17
	9/1/07	77,656	—	45.07	9/1/17
	9/1/08	78,712	—	36.43	9/1/18
	2/1/09	76,016	—	27.41	2/1/19
	9/1/09	171,474	—	34.04	9/1/19
	9/1/10	277,620	—	27.69	9/1/20
	9/1/11	—	306,706	35.65	9/1/21
	11/1/12	—	400,072	35.50	11/1/22
	11/1/13	—	312,738	60.52	11/1/23
						244,674	14,807,651	103,829	6,283,731
Timothy R. McLevish	—	—	—	—	—	—	—	—	—
Mark A. Wagner	9/1/06	36,393	—	49.46	9/1/16
	9/1/07	48,812	—	45.07	9/1/17
	9/1/08	48,558	—	36.43	9/1/18
	9/1/09	59,533	—	34.04	9/1/19
	9/1/10	67,049	—	27.69	9/1/20
	9/1/11	—	55,738	35.65	9/1/21
	11/1/12	—	96,677	35.50	11/1/22
	11/1/13	—	79,023	60.52	11/1/23
						60,071	3,635,523	25,500	1,543,230
Kermit R. Crawford	9/1/06	17,337	—	49.46	9/1/16
	9/1/07	26,403	—	45.07	9/1/17
	9/1/08	23,552	—	36.43	9/1/18
	9/1/09	30,778	—	34.04	9/1/19
	1/14/10	3,745	—	37.11	1/14/20
	9/1/11	—	53,366	35.65	9/1/21
	11/1/12	—	96,016	35.50	11/1/22
	11/1/13	—	84,291	60.52	11/1/23
						61,032	3,693,659	26,130	1,581,388

Proxy Statement	55

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Awards That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Awards That Have Not Vested ($)(3)
Thomas J. Sabatino	9/12/11	—	53,214	35.65	9/12/21
	11/1/12	—	77,322	35.50	11/1/22
	11/1/13	—	75,125	60.52	11/1/23
						41,736	2,557,731	22,204	1,343,756
Wade D. Miquelon	6/16/08	12,765	—	36.25	6/16/18
	6/16/08	30,000	—	36.25	6/16/18
	9/1/08	37,743	—	36.43	9/1/18
	7/8/09	1,124	—	29.76	7/8/19
	9/1/09	65,064	—	34.04	9/1/19
	9/1/10	73,088	—	27.69	9/1/20
	9/1/11	—	57,873	35.65	9/1/21
	11/1/12	—	99,591	35.50	11/1/22
	11/1/13	—	81,657	60.52	11/1/23
						60,276	3,647,927	26,303	1,591,858

(1)	Stock options vest on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(2)

Includes the number and value of the unvested RSUs awarded since fiscal 2011 under the Company’s Long-Term Performance Incentive Plan and Omnibus Incentive Plan. Except for certain RSUs granted in August 2011, which vest on the later of (i) the fourth anniversary of the grant date, and (ii) the attainment of retirement age (defined as age 55 with 10 years of service), these RSUs vest on the third anniversary of the grant date, assuming continued employment and satisfaction of a one-year company performance threshold. For a description of the treatment of Mr. Miquelon’s awards pursuant to his Transition and Separation Agreement, see “Potential Payments Upon Termination or Change in Control – Transition and Separation Agreement – Wade D. Miquelon” below.

(3)

Represents the number and value of performance shares, based on the threshold performance level, under the Company’s Performance Share Program, except for the September 2011 grant which is presented based on the actual achievement of a three-year cumulative pre-tax earnings goal as determined by the Compensation Committee in October 2014. For a description of the treatment of Mr. Miquelon’s awards pursuant to his Transition and Separation Agreement, see “Potential Payments Upon Termination or Change in Control – Transition and Separation Agreement – Wade D. Miquelon” below.

56	Proxy Statement

Option Exercises and Stock Vested in 2014 Fiscal Year

The following table reflects information regarding stock options exercised during fiscal 2014 and restricted stock units that vested during fiscal 2014 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gregory D. Wasson	24,279	573,179	153,360	7,928,180
Timothy R. McLevish	—	—	—	—
Mark A. Wagner	26,100	755,105	37,322	1,932,063
Kermit R. Crawford	74,287	2,609,372	34,188	1,769,803
Thomas J. Sabatino, Jr.	—	—	—	—
Wade D. Miquelon	219,784	6,406,493	40,684	2,106,107

(1)

Includes shares subject to awards that were granted prior to July 1, 2011 and vested in fiscal 2014, but that were deferred pursuant to the Section 162(m) Deferred Compensation Plan. See the “Nonqualified Deferred Compensation for 2014 Fiscal Year” table below.

(2)	Based on the fair market value of the Company’s common stock (closing price) on the date of vesting.

Nonqualified Deferred Compensation for 2014 Fiscal Year

The following table reflects contributions, earnings, withdrawals and end-of-year balances under nonqualified deferred compensation plans for each of the NEOs. The applicable plans are as follows: (1) Deferred Compensation/Capital Accumulation Plans that have been offered in specific years (most recently in 2011), which are collectively referred to below as the “DCP”; (2) the Executive Deferred Profit-Sharing Plan, which is referred to below as the “EDPSP”; and (3) the Section 162(m) Deferred Compensation Plan, which, prior to being frozen in July 2011, provided for deferrals by covered executives of compensation that would otherwise be non-deductible under the $1 million tax deductibility limit, which is referred to below as “162M.” See “Compensation Discussion and Analysis” above for further information regarding these plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (8/31/14) ($)(4)
Gregory D. Wasson	DCP	—	—	59,801	—	465,179
	EDPSP	—	641,169	122,090	—	1,456,679
	162M	—	—	1,817,344	—	12,137,966
Timothy R. McLevish	DCP	—	—	—	—	—
Mark A. Wagner	DCP	—	—	13,955	—	118,813
	EDPSP	153,334	176,153	157,506	—	1,061,174
	162M	—	—	160,365	—	748,749
Kermit R. Crawford	DCP	—	—	41,203	—	330,583
	EDPSP	—	189,889	30,997	—	407,217
Thomas J. Sabatino, Jr.	DCP	—	—	—	—	—
Wade D. Miquelon	DCP	—	—	26,515	—	279,038
	EDPSP	—	235,961	78,600	—	626,210

(1)

The amount shown in this column reflects the deferral by Mr. Wagner under the Executive Deferred Plan of salary ($153,334) which is also reported as compensation for 2014 in the Summary Compensation Table above.

Proxy Statement	57

(2)	All amounts shown in this column reflect company contributions under the Executive Deferred Plan, which are also reported as “All Other Compensation” in the Summary Compensation Table above.

(3)

The above-market portion, if any, of the DCP and 162M earnings shown in this column is included in the 2014 amount in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)

In addition to the amounts described in footnotes (1), (2) and (3) above, the amounts shown in this column include the following amounts which were previously reported as compensation in the Summary Compensation Table for prior years: Mr. Wasson: $8,912,998; Mr. Wagner: $1,031,424; Mr. Crawford: $230,896; and Mr. Miquelon: $529,739.

Potential Payments Upon Termination or Change in Control

The information and tables below describe and illustrate compensation and benefits payable to each of the NEOs in the event of termination of employment. The tables show the amount of compensation payable to each executive upon termination following a change of control, and other termination events.

Payments/Benefits Upon Any Termination of Employment

Upon termination of employment for any reason, the executive will be entitled to receive amounts earned during his employment. These amounts include:

•	any earned awards that are not yet paid, including unpaid approved awards under the Management Incentive Plan for the completed fiscal year;

•	vested stock options;

•	account balances under the Profit Sharing Retirement Plan and the Executive Deferred Plan;

•	Deferred Compensation/Capital Accumulation Plan benefits and Section 162(m) Deferred Compensation Plan benefits, to the extent the executive has participated;

•	earned but unused vacation pay and paid time off (PTO); and

•	base salary earned through the date of termination.

Additional Payments/Benefits Upon Retirement

If the executive retires after reaching the applicable retirement age and service thresholds, additional benefits apply under the terms of the plans noted below as follows:

•	Age 55 and 10 years of service:

•	a pro-rated award under the Management Incentive Plan for the final partial year of participation;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s retirement date and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•

vesting of outstanding stock options awarded under the Omnibus Incentive Plan that vest within one year of the executive’s retirement date is accelerated, and vested options remain exercisable until the earlier of one year from the executive’s retirement date and the expiration of the 10-year term of the stock option;

•	pro-rated vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan based on the portion of the vesting period completed through the retirement date;

58	Proxy Statement

•	vesting of unvested RSUs awarded under the Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting from the executive’s retirement date;

•

a pro-rated portion of performance shares awarded under the Long-Term Performance Incentive Plan and awarded in fiscal 2014 under the Omnibus Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period;

•

to the extent the executive’s retirement is within one year of the end of the applicable performance period, performance shares awarded under the Omnibus Incentive Plan after fiscal 2014, will be earned at the end of the performance period based on actual performance results for such performance period

•

special retirement benefits applicable to Senior Vice Presidents and above, which consist of a continuation of Company-paid annual physical examinations and, for those executives who retired prior to October 2014, preferred flight status to age 70; and

•	eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated.

•	Age 55 and 25 years of service:

•	eligibility for retirement benefits described above (age 55 and 10 years of service); and

•

eligibility for retiree medical and prescription drug coverage, if hired prior to 2002. Alternatively, senior executives hired prior to 2002 who are not eligible for regular retiree medical/prescription drug coverage because they do not meet the age or service threshold are eligible for the Select Senior Executive Retiree Medical Expense Plan if they have combined age and service of at least 72 years at retirement. This Plan reimburses up to $4,350 per year in medical expenses up to age 65 and up to $2,200 in medical expenses after age 65 for each of the retiree and his or her spouse.

Payments/Benefits Upon Death or Termination due to Disability

In the event of the death of an NEO while employed or the termination of an NEO due to disability, in addition to the benefits listed under the heading “Payments/Benefits Upon Any Termination of Employment,” the following payments/benefits apply:

•

except to the extent disability or death benefits, as applicable, are more favorable, as listed below, the retirement benefits listed above shall apply to the extent the executive had reached the requisite retirement age and service thresholds;

•	a pro-rated award under the Management Incentive Plan for the final partial year of participation;

•

outstanding stock options awarded under the Executive Stock Option Plan continue to vest and remain exercisable until the earlier of five years from the executive’s termination due to death or disability and the expiration of the 10-year term of the stock option (shorter exercise periods apply to any stock options granted prior to the individual’s promotion to the executive level);

•

vesting of all outstanding stock options awarded under the Omnibus Incentive Plan is accelerated and vested options remain exercisable until the earlier of one year from the executive’s date of death or disability and the expiration of the 10-year term of the stock option;

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan and/or the Omnibus Incentive Plan;

Proxy Statement	59

•

a pro-rated portion of performance shares awarded under the Long-Term Performance Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the date of death or disability and actual performance results for such performance period;

•

full vesting of performance shares earned (based on performance as of the end of the performance period) under the Omnibus Incentive Plan and distributed at the same time performance shares are distributed to other participants;

•	in the case of disability, eligibility for retirement payments under the Deferred Compensation/Capital Accumulation Plans, to the extent the executive has participated; and

•	benefits under the Company’s executive disability plan or the Company’s executive life insurance plan, as applicable.

Payments/Benefits Upon an Involuntary Termination without Cause or an Involuntary Termination in Connection with a Change in Control

Effective January 1, 2013, the Committee adopted a new Executive Severance and Change in Control Plan applicable to all named executive officers. Plan benefits are provided following involuntary termination of employment without cause or upon a qualifying termination within one year following a change in control. See the “Compensation Discussion and Analysis” above for a description of the benefits under this plan.

The applicable rows and columns within the tables below reflect the severance and other benefits payable under the Executive Severance and Change in Control Plan, as applicable. In addition, the following benefits may apply, except to the extent the benefits under the Executive Severance and Change in Control Plan and/or Company retirement benefits, as applicable, are more favorable:

•	Involuntary Separation without Cause;

•

vesting of outstanding stock options awarded in fiscal 2014 under the Omnibus Incentive Plan that vest within one year of the executive’s termination date is accelerated, and vested options remain exercisable until the earlier of 60 days from the executive’s termination and the expiration of the 10-year term of the stock option;

•	vesting of unvested RSUs awarded in fiscal 2014 under the Omnibus Incentive Plan is accelerated for those awards that are within one year of vesting as of the executive’s termination; and

•

a pro-rated portion of performance shares granted in fiscal 2014 under the Omnibus Incentive Plan and earned at the end of the performance period, based on the portion of the performance period completed through the retirement date and actual performance results for such performance period.

•	Involuntary Separation without Cause following a Change in Control;

•

vesting of outstanding stock options awarded after fiscal 2014 under the Omnibus Incentive Plan, and vested options remain exercisable until the earlier of 60 days from the executive’s termination and the expiration of the 10-year term of the stock option;

•	full vesting of all unvested RSUs awarded under the Omnibus Incentive Plan; and

•	for performance shares awarded after fiscal 2014, a pro-rated portion of the target level of such performance shares for each incomplete performance period under the Omnibus Incentive Plan.

60	Proxy Statement

Under certain other Company benefit plans, the following applies upon a change in control of the Company (without regard to termination of employment):

•	full vesting of all unvested RSUs awarded under the Long-Term Performance Incentive Plan;

•	full payment of the target level of performance shares for the 2013-2015 incomplete performance period awarded under the Long-Term Performance Incentive Plan;

•	full payment of the target level of performance shares for the 2014-2016 incomplete performance period awarded under the Omnibus Incentive Plan; and

•

to the extent the executive has participated, qualifying retirement benefits under the Company’s Deferred Compensation/Capital Accumulation Plans upon involuntary termination of employment without cause or resignation for good reason within five years of a change in control.

Benefits are not duplicated if the executive also has an employment agreement.

Post-Termination Tables—Named Executive Officers.    The table below shows the potential payments upon each type of termination of employment event for each of the NEOs, other than Mr. Miquelon. Because Mr. Miquelon separated from his position of Executive Vice President, Chief Financial Officer and President, International during fiscal 2014, information regarding his actual retirement benefits is presented separately below.

For each of the NEOs (other than Mr. Miquelon), the amounts shown in the tables below assume that the executive’s last day worked was August 31, 2014, and thus the amounts shown include amounts earned through that date along with estimates of the amounts that would be paid to the executives after their termination. In all cases, earned but unused vacation and PTO is included. The executive’s official termination date for purposes of pay and most benefits would be August 31, 2014, except to the extent the executive is retirement eligible (age 55 and 10 years of service), in which case the termination date would include all vacation and PTO days due and would be referred to as the executive’s “paid-through date.” Where applicable, the other rows in the tables include any bonus, performance plan awards, 401(k) matching contributions and perquisites applied to such vacation and PTO days. Other employee benefits that may apply during the vacation and PTO payout period—such as medical coverage—are not included in the tables, because those benefits are applicable on the same terms to all qualifying retirees during their vacation and PTO payout periods. Similarly, these tables do not include Profit Sharing Retirement Plan, Executive Deferred Plan or Section 162(m) Deferred Compensation Plan account balances, as these account balances are earned and payable, and the payment amounts will not vary based on the reason for termination of employment. The account balances as of fiscal year end under the Executive Deferred Plan and Section 162(m) Deferred Compensation Plan are included in the Nonqualified Deferred Compensation table above. The tables below also do not include amounts earned for fiscal 2014 that are shown in the Summary Compensation Table above.

For termination following a change in control, it is assumed that the change in control and termination of employment occur simultaneously as of the end of the 2014 fiscal year (as described in the preceding paragraph). The actual amounts to be paid under any of the scenarios can only be determined at the time of the executive’s actual separation from the Company. Further, the Compensation Committee retains discretion to provide additional benefits to senior executives upon termination or resignation if it determines the circumstances so warrant.

For each NEO, only the potentially relevant scenarios are included. As of August, 31, 2014, Mr. Wasson had attained the 55 years of age and 25 years of service threshold and therefore, is considered retirement eligible for the purposes of the termination scenarios in the table below.

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Potential Payments upon Termination or Change in Control at 2014 Fiscal Year End

NEO	Severance	Pro-rata Bonus(1)	Health and Welfare Benefits(2)(3)	Retirement/ Deferred Compensation(4)	Equity Awards; Stock Options and RSUs (5)	Equity Awards: Performance Shares(6)	Total(7)
Gregory D. Wasson
Involuntary Termination for Cause	—	—	—	$45,000	—	—	$45,000
Involuntary Termination Not for Cause	$6,255,000	$612,194	$191,123	$3,054,057	$25,937,278	$8,177,760	$44,227,412
Voluntary/Retirement	—	$612,194	$191,123	$3,054,057	$25,937,278	$8,177,760	$37,972,412
Change in Control	$7,818,750	$612,194	$191,123	$3,314,375	$32,445,231	$12,567,462	$56,949,135
Termination due to Disability	—	$612,194	$191,123	$3,314,375	$32,445,231	$11,171,651	$47,734,574
Death	—	$612,194	$63,708	$1,576,745	$32,445,231	$11,171,651	$45,869,529
Timothy R. McLevish
Involuntary Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination Not for Cause	$3,200,000	—	—	—	—	—	$3,200,000
Voluntary/Retirement	—	—	—	—	—	—	—
Change in Control	$4,000,000	—	—	—	—	—	$4,000,000
Termination due to Disability	—	—	—	—	—	—	—
Death	—	—	—	—	—	—	—
Mark A. Wagner
Involuntary Termination for Cause	—	—	—	$5,000	—	—	$5,000
Involuntary Termination Not for Cause	$3,100,000	—	$193,602	$103,854	—	$441,756	$3,839,212
Voluntary/Retirement	—	—	$196,049	$58,871	—	—	$254,920
Change in Control	$3,875,000	—	$192,991	$746,927	$3,635,523	$3,086,459	$11,536,900
Termination due to Disability	—	—	$196,049	$746,927	$7,440,586	$2,499,395	$10,882,957
Death	—	—	$100,100	$264,187	$7,440,586	$2,499,395	$10,304,268
Kermit R. Crawford
Involuntary Termination for Cause	—	—	—	$57,750	—	—	$57,750
Involuntary Termination Not for Cause	$3,300,000	—	$177,682	$362,392	—	$471,209	$4,311,283
Voluntary/Retirement	—	—	$175,294	$136,454	—	—	$311,748
Change in Control	$4,125,000	—	$178,279	$975,897	$3,693,659	$3,162,775	$12,135,610
Termination due to Disability	—	—	$175,294	$975,897	$7,423,192	$2,579,726	$11,154,109
Death	—	—	$87,647	$522,266	$7,423,192	$2,579,726	$10,612,831
Thomas J. Sabatino, Jr.
Involuntary Termination for Cause	—	—	—	—	—	—	—
Involuntary Termination Not for Cause	$2,980,000	—	$14,003	—	—	$424,084	$3,418,087
Voluntary/Retirement	—	—	—	—	—	—	—
Change in Control	$3,725,000	—	$17,503	—	$2,557,731	$2,687,512	$8,987,746
Termination due to Disability	—	—	—	—	$5,815,219	$2,215,758	$8,030,977
Death	—	—	—	—	$5,815,219	$2,215,758	$8,030,977

62	Proxy Statement

(1)

Assuming the last day worked is August 31, 2014 (the last day of the fiscal year), Mr. Wasson, who is retirement eligible, would be entitled to a bonus award under the Management Incentive Plan or Executive Severance and Change-in-Control Plan, based on actual Company and individual performance for eligible earnings paid in fiscal 2015 as a result of the accrued vacation and PTO that would have been paid out in fiscal 2015. For fiscal 2015, target Company and individual performance is assumed. The bonus award with respect to fiscal 2014 is not included in the table above, as it would have been earned and payable for each of the named executives in each scenario without regard to any termination of employment and is disclosed in the Non-Equity Incentive column in the Summary Compensation Table above.

(2)

“Health & Welfare Benefits” reflect the cost to the Company of the executive’s continued participation in the Company’s group benefit plans (consisting of medical, prescription, dental and vision insurance coverage) at employee rates during his severance period. The estimated death benefit payable to the executive’s beneficiaries upon death is not included because the Company’s cost of providing this coverage is included in the Summary Compensation Table above. The life insurance proceeds that would be payable to the executive’s beneficiaries in the event of the executive’s death on August 31, 2014 are equal to two and one-half times the sum of the executives’ base salary and last paid annual bonus. No amount is included for the remaining period of disability coverage, because the Company’s estimated cost of providing that coverage is included in the Summary Compensation Table above. The disability proceeds that would be payable to an executive in the event of the executive’s permanent disability are equal to the executive’s base salary for six months plus 60% of the executive’s base salary and bonus until the executive reaches social security retirement age.

(3)

For Messrs. Wagner and Crawford, the amount shown also includes the present value of estimated benefits under the Select Senior Executive Retiree Medical Expense Plan, which is described above under “Additional Payments/Benefits Upon Retirement.”

(4)

Includes Company matching contributions to any retirement accounts as applied to eligible compensation earned as a result of the termination scenarios shown above, and, to the extent that the executive has participated, includes benefits payable under the Company’s Deferred Compensation/Capital Accumulation Plans offered in 2011 and prior years.

(5)

The amounts shown in this column reflect the value of unvested stock options and RSUs that become vested in full or in part upon the various termination of employment scenarios. All such stock options and RSUs are included in the Outstanding Equity Awards at 2014 Fiscal Year-End table above.

(6)

The amounts shown in this column reflect the value of performance shares at the actual performance for the fiscal 2012 performance share grant and at target for the fiscal 2013 and 2014 grants in each of the scenarios listed based on the extent to which such performance shares become vested as of termination of employment. All such performance shares are included in the Outstanding Equity Awards at 2014 Fiscal Year-End table above.

(7)

In addition to the termination payments above, the executives, like other employees in the Company, are entitled to receive a payment for any accrued and unpaid vacation and PTO days following termination of employment for any of the reasons above. The following summarizes the value of accrued vacation and PTO days for each NEO.

Mr. Wasson	$489,755
Mr. McLevish	$5,923
Mr. Wagner	$282,010
Mr. Crawford	$322,405
Mr. Sabatino	$62,544

Transition and Separation Agreement – Wade D. Miquelon

Mr. Miquelon entered into a Transition and Separation Agreement with the Company on August 4, 2014. Pursuant to the terms of this agreement, Mr. Miquelon separated from his position of Executive Vice President, Chief Financial Officer and President, International effective August 4, 2014 and continued his employment as a non-executive officer with the Company until December 1, 2014 (the “Termination Date”). During the period from August 4, 2014 through the Termination Date, Mr. Miquelon continued to receive the compensation and benefits that he was receiving immediately prior to August 4, 2014. Mr. Miquelon’s Transition and Separation Agreement offered him the opportunity to receive certain compensation provided that certain conditions were met, including his provision of two releases of claims and Mr. Miquelon’s adherence to certain obligations to the Company. That provisional compensation consisted of:

•	Severance payment of $3,200,000 (with $1,453,333 payable in January 2015 and the remainder payable in monthly installments from June 2015 to July 2016);

•

Additional cash payment of $1,185,000, which in part represents his prorated fiscal 2015 performance bonus under the MIP, payable in December 2014; provided that he would be entitled to such payment only if the Company’s Chief Executive Officer determined that he had performed his duties and responsibilities consistently with the Company’s leadership competency model and cultural values and in the best interests of the Company;

Proxy Statement	63

•

Vesting as of the Termination Date of outstanding and unvested equity awards as follows: (i) stock options granted on November 1, 2012, with respect to 69,160 shares of Company common stock (which would remain exercisable for a period of 90 days after the Termination Date); (ii) stock options granted on November 1, 2013, with respect to 29,487 shares of Company common stock (which would remain exercisable for a period of 90 days after the Termination Date); (iii) restricted stock units granted on August 15, 2011, with respect to 4,709 shares of Company common stock; (iv) restricted stock units granted on November 1, 2012, with respect to 13,379 shares of Company common stock; (v) restricted stock units granted on November 1, 2013, with respect to 5,006 shares of Company common stock; (vi) the performance share award granted on November 1, 2012, with respect to 6,745 shares of Company common stock; and (vii) the performance share award granted on November 1, 2013, with respect to 6,599 shares of Company common stock. The value of the accelerated awards, measured as of the Termination Date, would have been $4,914,977. All other long-term incentive awards would be forfeited as of the Termination Date;

•

Reimbursement for the difference between COBRA premiums and active employee premiums for Mr. Miquelon and his dependents until the earlier of 24 months after the Termination Date or the date Mr. Miquelon becomes eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare. The value of this benefit would have been approximately $18,660.

The Company has determined that, based on Mr. Miquelon’s breaches of certain obligations to the Company and other bases, it is not obligated to provide to Mr. Miquelon any of the compensation and benefits listed above and has informed Mr. Miquelon of its determination. Mr. Miquelon has responded by asserting in pending litigation against the Company claims for his purported continuing right to receive the compensation and benefits listed above and for other damages.

Mr. Miquelon, like other employees in the Company, was entitled to receive a payment for any accrued and unpaid vacation and PTO days following termination of employment. The value of accrued vacation and PTO days paid to Mr. Miquelon was $146,769. Additionally, he is entitled to a payment of $89,487, which represents interest on his contributions to the Company’s Deferred Compensation/Capital Accumulation Plan in which Mr. Miquelon participated.

64	Proxy Statement

Executive Officers

The following table sets forth, for each person currently serving as an executive officer of the Company, the name, age (as of April 1, 2015) and office(s) held by such person.

Name	Age	Office(s) Held
James A. Skinner	70	Executive Chairman of the Board
Stefano Pessina	73	Executive Vice Chairman and Acting Chief Executive Officer
Ornella Barra	61	Executive Vice President, President & Chief Executive, Global Wholesale and International Retail
Jeffrey Berkowitz	49	Executive Vice President, President Pharma and Global Market Access
Alexander W. Gourlay	55	Executive Vice President, President of Walgreen Co.
George Fairweather	57	Executive Vice President and Global Chief Financial Officer and Principal Accounting Officer
Ken Murphy	48	Executive Vice President, President Global Brands
Marco Pagni	53	Executive Vice President, Global Chief Legal and Administrative Officer
Jan Stern Reed	55	Senior Vice President, General Counsel and Corporate Secretary
Simon Roberts	44	Executive Vice President, President Boots
Timothy J. Theriault	54	Executive Vice President and Global Chief Information Officer
Kathleen Wilson-Thompson	57	Executive Vice President and Global Chief Human Resources Officer

Set forth below is information regarding the principal occupations and employment and business experience over the past five years for each executive officer. Executive officers are elected by, and serve at the discretion of, the Board of Directors. Unless otherwise stated, employment is by WBA.

Mr. Skinner has served as Executive Chairman since January 2015. Biographical information regarding Mr. Skinner is set forth above under “Item 1 – Election of Directors.”

Mr. Pessina has served as Acting CEO since January 2015. Biographical information regarding Mr. Pessina is set forth above under “Item 1 – Election of Directors.”

Ms. Barra has served as Executive Vice President, President & Chief Executive, Global Wholesale & International Retail since December 2014. Previously, she served as the Chief Executive, Wholesale and Brands of Alliance Boots from September 2013 to December 2014 and Chief Executive of the Pharmaceutical Wholesale Division of Alliance Boots from January 2009 to September 2013, and before that, Wholesale & Commercial Affairs Director of Alliance Boots. Since April 2013, Ms. Barra has served as a director of Assicurazioni Generali, the parent company of Generali Group, a global insurance group, and since January 2015, Ms. Barra has served as a director of AmerisourceBergen Corp. Ms. Barra also serves as a director of AB Acquisitions Holdings Limited and, until February 2015, served as a director of Alliance Boots.

Mr. Berkowitz has served as Executive Vice President, President Pharma and Global Market Access since December 2014. Previously, he served as Co-President, Walgreens Boots Alliance Development GmbH based in Bern, Switzerland from January 2013 to December 2014 and Senior Vice President, Pharmaceutical Development and Market Access of Walgreens from September 2010 to January 2013. Prior to joining Walgreens, Mr. Berkowitz served as Senior Vice President of Global Market Access for Merck & Company, Inc. from November 2009 to September 2010. From 2002 to 2009, Mr. Berkowitz held a variety of positions with increasing responsibility in market access, sales and marketing with Schering-Plough Corporation prior to its acquisition by Merck in 2009. He has served as a director of Infinity Pharmaceuticals, Inc., a biopharmaceutical company, since March 2014.

Mr. Gourlay has served as Executive Vice President of WBA and President of Walgreens since December 2014. Previously, he served as Executive Vice President, President of Customer Experience and Daily Living of Walgreens from October 2013 to December 2014 and President Elect of Walgreens from

Proxy Statement	65

September 2014 to December 2014. He served as Chief Executive of the Health & Beauty Division, Alliance Boots, from January 2009 to September 2013, and previously was Managing Director of Boots U.K. and a member of the Alliance Boots operating committee following the acquisition of Alliance Boots by AB Acquisitions in 2007. He served as a director of Alliance Boots from January 2009 to September 2013.

Mr. Fairweather has served as Executive Vice President, Global Chief Financial Officer and Principal Accounting Officer since February 2015. Previously, he served as Group Finance Director of Alliance Boots since its formation in July 2006. He joined Alliance UniChem in the same position in 2002 and later led the financial integration during the merger with Boots Group. Previously he was Group Finance Director of Elementis (joining when it was Harrisons and Crosfield) and before that, Group Finance Director of Dawson International. Mr. Fairweather served as a director of Alliance Boots until February 2015.

Mr. Murphy has served as Executive Vice President, President Global Brands since December 2014. Previously, he served as Managing Director, Health & Beauty, International and Brands at Alliance Boots from August 2013 to December 2014 and joint Chief Operating Officer for Boots in the UK and Republic of Ireland. Prior to this, Mr. Murphy had held the positions of Commercial Director for Boots UK and Group Business Transformation Director for Alliance Boots, where he led the integration of Alliance UniChem and Boots Group in 2006 following the merger of the two companies.

Mr. Pagni has served as Executive Vice President, Global Chief Legal and Administrative Officer since February 2015. Previously, he served as Executive Director and Group Legal Counsel and Chief Administrative Officer of Alliance Boots from 2007 to 2014 and General Counsel and Company Secretary for Alliance Boots from 2006 to 2007, having joined Alliance UniChem, a predecessor company, in the same position in 2003. Prior to this, Mr. Pagni served at McDonald’s Corporation for 10 years in a number of senior management positions across the world, including in the USA and UK, such as Vice President of International Development, and Vice President, General Counsel, International. Mr. Pagni serves as a director of AB Acquisitions Holdings Limited and, until February 2015, served as a director of Alliance Boots.

Ms. Reed has served as Senior Vice President, General Counsel and Corporate Secretary since February 2015. She also serves as Senior Vice President, General Counsel and Secretary of Walgreens, a position she has held since October 2014. Ms. Reed joined Walgreens in 2013 as Corporate Vice President and Deputy General Counsel. Previously she served as Executive Vice President of Human Resources, General Counsel and Corporate Secretary at Solo Cup Company from December 2004 to September 2012, and prior to that as Associate General Counsel, Chief Governance Officer and Corporate Secretary at Baxter International Inc.

Mr. Roberts has served as Executive Vice President, President Boots since December 2014. Previously, he served as Managing Director, Health & Beauty UK and Republic of Ireland at Alliance Boots from August 2013 to December 2014 and joint Chief Operating Officer for Boots in the UK and Republic of Ireland. Mr. Roberts joined Boots as Regional Director of the South Region in 2003. Additionally, he spent the first 15 years of his career at Marks and Spencer in a number of store, regional, and divisional leadership roles across the UK.

Mr. Theriault has served as Executive Vice President and Global Chief Information Officer since December 2014. Previously, he served as Senior Vice President and Chief Information, Innovation and Improvement Officer of Walgreens from October 2012 to December 2014. He served as Senior Vice President and Chief Information Officer of Walgreens from October 2009 to October 2012. Prior to that, he served as President, Corporate and Institutional Services of Northern Trust Corporation from January 2006 to October 2009.

Ms. Wilson-Thompson has served as Executive Vice President and Global Chief Human Resources Officer since December 2014. Previously, she served as Senior Vice President and Chief Human

66	Proxy Statement

Resources Officer of Walgreens from January 2010 to December 2014. Prior to that, she served in a variety of legal and operational positions at Kellogg Company, most recently as Senior Vice President, Global Human Resources from July 2005 to December 2009. She has served as a director of Vulcan Materials Company, a producer of construction aggregates, since 2009.

Mr. Pessina and Ms. Barra are partners and share a private residence. There are no other family relationships among any of our directors or executive officers.

Proxy Statement	67

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 30, 2015, concerning the ownership of common stock by each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, by each director and director nominee, by each executive officer named in the Summary Compensation Table above, and by all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared power to vote or to direct the disposition of, as well as any shares that such person has the right to acquire within 60 days, including through the exercise of options or other rights. Under these rules, the same shares may be beneficially owned by more than one person if there is shared power to vote and/or shared power to direct the disposition of the shares. Except as otherwise noted, to the Company’s knowledge, the persons named possessed sole voting and investment power over such shares, and such shares are not subject to any pledge.

Name	Shares of Common Stock Owned(1)	Options Currently Exercisable or Exercisable within 60 Days	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Entities affiliated with KKR Fund Holdings L.P.(2)	146,088,689**	—	146,088,689**	13.4%**
Janice M. Babiak(3)	—	—	—	*
David J. Brailer(3)	5,167	—	5,167	*
Kermit R. Crawford(1)	19,796	—	19,796	*
Steven A. Davis(3)	—	—	—	*
William C. Foote(3)	37,823	—	37,823	*
Ginger L. Graham(3)	—	—	—	*
John A. Lederer	—	—	—	*
Timothy R. McLevish(1)	5,419	—	5,419	*
Alan G. McNally(3)	63,150	60,000	123,150	*
Wade D. Miquelon(4)	90,728	—	90,728	*
Dominic P. Murphy(3)	798	—	798	*
Stefano Pessina(1)(5)	213,986,209**	—	213,986,209**	19.6%**
Barry Rosenstein(6)	13,750,227	—	13,750,227	1.3%
Thomas J. Sabatino, Jr.	33,244	—	33,244	*
Leonard D. Schaeffer(7)	159	—	159	*
Nancy M. Schlichting(3)	2,725	—	2,725	*
Alejandro Silva(3)	400	—	400	*
James A. Skinner(1)(3)	590	—	590	*
Mark A. Wagner(1)(8)	128,152	316,083	444,235	*
Gregory D. Wasson(1)	282,497	506,778	789,275	*
All current directors and executive officers as a group (23 individuals)(1)(3)(9)	230,555,323	220,713	230,776,036	21.2%

*	Less than 1% of the Company’s outstanding common stock.

**

In accordance with the SEC’s beneficial ownership rules and as described in footnotes 2 and 5 below, all of the 139,689,339 shares held by AB Acquisitions Holdings Limited (“Gibco”) are reported as being beneficially owned by both the entities affiliated with KKR Fund Holdings L.P. (“KKR Fund Holdings”) and Stefano Pessina.

68	Proxy Statement

(1)

Includes shares underlying vested restricted stock units subject to deferral under the Section 162(m) Deferred Compensation Plan in the following amounts: Mr. Wagner, 11,921 shares; Mr. Wasson, 113,073 shares; and all current directors and executive officers as a group, 2,058 shares. Does not include shares underlying restricted stock units and restricted stock units credited as dividends on restricted stock units issued under equity incentive plans which do not vest within 60 days of March 30, 2015. The table below presents such unvested restricted stock units separately, and in total with beneficially owned stock, as of March 30, 2015 for each named executive officer then serving, each director and all current directors and executive officers as a group.

Name	Restricted Stock Units	Shares of Common Stock Beneficially Owned	Total
Kermit R. Crawford	47,589	19,796	67,385
Timothy R. McLevish	33,107	5,419	38,526
Stefano Pessina	94,014	213,986,209	214,080,223
James A. Skinner	67,153	590	67,743
Mark A. Wagner	68,753	444,235	512,988
Gregory D. Wasson	113,600	789,275	902,875
All current directors and executive officers as a group	312,438	230,776,036	231,088,474

(2)

Based on information provided in a Schedule 13D filed with the SEC on December 31, 2014 reporting beneficial ownership as of December 31, 2014, entities affiliated with KKR Fund Holdings may be deemed to have beneficially owned an aggregate of 146,088,689 shares. The 146,088,689 shares consist of (i) 3,563,711 shares held directly by KKR Sprint 2006 Limited (“KKR Sprint 2006”), (ii) 2,031,058 shares held directly by KKR Sprint (European II) Limited (“KKR Sprint European II”), (iii) 784,314 shares held directly by KKR Sprint (KPE) Limited (“KKR Sprint KPE”), (iv) 4,444 shares held directly by KKR European Co-Invest Fund I L.P. (“KKR European Co-Invest I”), (v) 15,634 shares held directly by KKR Reference Fund Investments, L.P. (“KKR Reference Fund”), (vi) 189 shares held directly by KKR Associates Reserve LLC (“KKR Reserve”), and (vii) 139,689,339 shares held directly by Gibco.

KKR Sprint 2006, KKR Sprint European II and KKR Sprint KPE (collectively, the “KKR Investors”) collectively hold of record 50% of the voting power of Gibco, and therefore may be deemed to have joint control of Gibco with affiliates of Stefano Pessina, who hold of record the other 50% of the voting power of Gibco. As a result, each of the KKR Investors and certain of their affiliates (collectively, the “KKR entities”) may be deemed to have shared beneficial ownership of the securities held directly by Gibco. Each of the KKR entities disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein. Each of the KKR entities also disclaims beneficial ownership of shares held by any of its subsidiaries. As of December 31, 2014, entities affiliated with KKR had a pecuniary interest in 43,500,611 of the 139,689,339 shares held by Gibco (representing their collective interest in approximately 31.1% of the share capital of Gibco), as follows: (i) KKR Sprint 2006 had a pecuniary interest in 24,225,615 of such shares, (ii) KKR Sprint European II had a pecuniary interest in 13,806,852 of such shares, (iii) KKR Sprint KPE had a pecuniary interest in 5,331,654 of such shares, (iv) KKR European Co-Invest I had a pecuniary interest in 30,213 of such shares, and (v) KKR Reference Fund had a pecuniary interest in 106,278 of such shares.

Pursuant to the Purchase and Option Agreement (as defined below in “Certain Relationships and Related Party Transactions”), Gibco may not transfer any of the shares of the Company received in the Second Step Transaction held by it to its investors until the date that is nine months after the completion of the Second Step Transaction (September 30, 2015). After the expiration of such nine-month hold-back period, Gibco shall distribute 10% of such shares to its investors and after the date that is twelve months after the completion of the Second Step Transaction (December 31, 2015), Gibco shall distribute the remaining 90% of such shares to its investors.

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Each of KKR Spring 2006, KKR Sprint European II, KKR Spring KPE, KKR European Co-Invest Fund I, L.P. and KKR Reference Fund Investments, L.P. is controlled, through affiliates, by KKR Fund Holdings. KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) is a general partner of KKR Fund Holdings. KKR Group Holdings L.P. (“KKR Group Holdings”) is the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group Limited (“KKR Group”) is the general partner of KKR Group Holdings. KKR & Co. L.L. (“KKR & Co.”) is the sole shareholder of KKR Group. KKR Management LLC (“KKR Management”) is the general partner of KKR & Co. Henry R. Kravis and George R. Roberts are officers and the designated members of KKR Management and are the managers of KKR Reserve. Each of Messrs. Kravis and Roberts (as the managers of KKR Reserve), may be deemed to be the beneficial owner of the securities held directly by KKR Reserve, and each disclaims beneficial ownership of such securities.

The address of the principal business office of each of the KKR entities and Mr. Kravis is: c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address of the principal business office of Mr. Roberts is: c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Additional information regarding the KKR entities and their beneficial ownership is included in the Schedule 13D filed with the SEC on December 31, 2014.

(3)

Does not include deferred stock units issued under Omnibus Incentive Plan and the former Nonemployee Director Stock Plan. The table below shows units held separately, and in total with beneficially owned stock, by each non-employee director of the Company who held deferred stock units as of March 30, 2015.

Name	Deferred Stock Units	Shares of Common Stock Beneficially Owned	Total
Janice M. Babiak	8,250	—	8,250
David J. Brailer	16,812	5,167	21,979
Steven A. Davis	36,904	—	36,904
William C. Foote	41,386	37,823	79,209
Ginger L. Graham	18,495	—	18,495
Alan G. McNally	26,030	123,150	149,180
Dominic P. Murphy	7,343	798	8,141
Nancy M. Schlichting	49,777	2,725	52,502
Alejandro Silva	44,962	400	45,362
James A. Skinner	74,391	590	74,981

(4)

Mr. Miquelon is no longer employed by the Company and the Company may not have access to all information regarding his ownership. Information provided is accurate to the best of the Company’s knowledge.

(5)

Based on information provided in a Schedule 13D filed with the SEC on December 31, 2014 and a Schedule 13D/A filed with the SEC on January 20, 2015 by Gibco, Alliance Santé Participations S.A. (“ASP”), NEWCIP S.A. (“NEWCIP”) and Stefano Pessina, as of January 20, 2015, Mr. Pessina beneficially owned an aggregate of 213,986,209 shares. The 213,986,209 shares consist of: (i) 74,296,870 shares held directly and of record by ASP; and (ii) 139,689,339 shares held directly and of record by Gibco.

NEWCIP is the sole shareholder of ASP and Mr. Pessina holds 100% voting control over NEWCIP; accordingly each of NEWCIP and Mr. Pessina may be deemed to be the beneficial owner of the 74,296,870 shares held directly and of record by ASP. As described above, Gibco is jointly controlled by Mr. Pessina (indirectly through his control of NEWCIP and ASP) and the KKR Investors. ASP holds of record 50% of the voting power and 45.2% of the class of Gibco shares with an economic interest

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in the 139,689,339 shares held by Gibco. As a result, ASP (and by virtue of their direct and indirect control of ASP, NEWCIP and Mr. Pessina) may be deemed to share beneficial ownership of the voting power and the dispositive power over the 139,689,339 shares held directly and of record by Gibco with the KKR Investors. Each of ASP, NEWCIP and Mr. Pessina disclaims beneficial ownership over such shares, except to the extent of ASP’s pecuniary interest therein. As of January 20, 2015, based on its ownership of 45.2% of the class of Gibco shares with an economic interest in the 139,689,339 shares held by Gibco, ASP (and by virtue of its direct and indirect control of ASP, NEWCIP and Mr. Pessina) has a pecuniary interest in 63,162,110 of the 139,689,339 shares held directly and of record by Gibco.

Pursuant to the Purchase and Option Agreement, Gibco may not transfer any of the shares of the Company received in the Second Step Transaction held by it to its investors until the date that is nine months after the completion of the Second Step Transaction. After the expiration of such nine-month hold-back period, Gibco shall distribute 10% of such shares to its investors and after the date that is twelve months after the completion of the Second Step Transaction, Gibco shall distribute the remaining 90% of such shares to its investors.

The principal business address of ASP and NEWCIP is 14, avenue du X Septembre, L-2550 Luxembourg, Grand Duchy of Luxembourg. The principal business address of Gibco is 57/63 Line Wall Road, Gibraltar.

(6)

Reflects the 13,750,227 shares held by various entities and accounts under the management and control of JANA as reported on the Form 4 filed by Barry Rosenstein and JANA Partners LLC with the SEC on November 4, 2014. Mr. Rosenstein is the Managing Partner of JANA. JANA and Mr. Rosenstein disclaim any beneficial ownership of any such shares except to the extent of their pecuniary interest therein. Such shares may be held in the ordinary course of business in margin accounts.

(7)	Shares are held by family trusts for which Mr. Schaeffer serves as co-trustee and over which he has shared voting and investment power.

(8)	Does not include 587 shares beneficially owned by Mr. Wagner’s wife. Mr. Wagner disclaims any beneficial interest in these shares.

(9)

Does not include an aggregate of 577,680 shares held by family members of current executive officers or directors, the beneficial ownership of which has been disclaimed by such executive officers or directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, to file initial reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports, and the Company is required to disclose in this proxy statement any known late filings or failures to file. Based on a review of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2014 all required reports were filed in a timely manner and disclosed all required transactions.

Certain Relationships and Related Transactions

We engage in transactions, arrangements and relationships with many other entities, including vendors, healthcare industry participants, financial institutions and professional organizations, in the course of ordinary business activities. Some of our directors, executive officers and their respective immediate family members may be directors, officers, partners, employees or stockholders of these entities. It is the Company’s written policy that the Nominating and Governance Committee review, approve or ratify any transaction in which the Company participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments

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of $120,000 or more in the aggregate per fiscal year. Related person transactions reviewed by the Nominating and Governance Committee pursuant to this policy typically are identified in questionnaires annually distributed to the Company’s directors and officers, certifications submitted periodically by the Company’s officers related to their compliance with the Company’s Code of Business Conduct, or in communications made by the related person to the general counsel or other law department personnel. Transactions that are not required to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K are generally not subject to review by the Committee because: the amount involved in the transaction is less than $120,000; the related person’s only relationship to the other party involved in the transaction is as a director; the related person’s interest arises solely from the ownership of our stock and all holders of our stock received the same benefit on a pro rata basis; the transaction involves rates or charges determined by competitive bids; or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority. Absent special facts or circumstances, a related person is not considered to have a direct or indirect material interest in payments made pursuant to directors and officers insurance policies or our By-laws. In addition, compensation to our executive officers approved by our Compensation Committee and compensation to our directors disclosed in our proxy statement or our Annual Report on Form 10-K, or any amendments thereto, are not deemed to involve a related person transaction. This policy applies to transactions involving our directors and executive officers and their immediate family members required to be reported under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee approves a related person transaction only if the Committee deems it to be in the best interests of the Company. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. In making these determinations, the Committee will review and consider all relevant information available to it, including: the Company’s rationale for entering into a related person transaction and the potential benefits to the Company; the terms of the transaction; whether the transaction is in the ordinary course of the Company’s business; alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party; the potential for an actual or apparent conflict of interest; and any other information regarding the transaction or the related person that bear on the materiality of the related person transaction under applicable law and listing standards.

Gregory D. Wasson, who prior to his retirement on January 9, 2015 served as President and Chief Executive Officer and a director of the Company, has a brother who is employed by the Company in a non-executive officer position. Stewart B. Wasson serves as a Group Vice President of Walgreens and received fiscal 2014 compensation, and is expected to receive fiscal 2015 compensation, of more than $120,000. His compensation is comparable to other Company employees at a similar level.

Stefano Pessina, the Company’s Acting Chief Executive Officer, a director and greater than 5% stockholder of the Company, has a son who is employed by the Company in a non-executive officer position. Jacopo Pessina serves as Manager, Development M&A of the Company and is expected to receive fiscal 2015 compensation of more than $120,000. His compensation is comparable to other Company employees at a similar level.

Stefano Pessina and Ornella Barra, the Company’s Executive Vice President, President & Chief Executive, Global Wholesale & International Retail, are partners and share a private residence. Since the closing of the Second Step Transaction on December 31, 2014, the date on which Ms. Barra became an executive officer of the Company, she has received an annual base salary of £629,200 (or $981,552 based on an exchange rate of approximately £1=$1.56 on December 31, 2014). Ms. Barra is also entitled to other benefits that are commensurate with the benefits offered to our other senior executives and offered in accordance with the Company’s executive compensation program.

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Mr. Pessina owns a 50% ownership interest in Monavia Limited, a private company he co-owns with an individual with no affiliation with the Company, which owns a private aircraft. This aircraft is managed and operated by Hanger8, a private independent charter company in which neither the Company nor Mr. Pessina has an ownership interest. From time to time, the Company charters privately-owned aircraft, including the aircraft owned by Monavia Limited, for business purposes. Monavia Limited, the entity 50% owned by Mr. Pessina, pays Hanger8 management and other fees in connection with the use of this aircraft, including for Company business travel (including business travel by Mr. Pessina). Monavia Limited also bears the operating costs, including fuel, relating to use of the aircraft. Monavia Limited received £116,160 (approximately $172,260 based on exchange rates as of April 1, 2015) from Walgreens Boots Alliance Service Limited, which became a subsidiary of the Company upon the closing of the Second Step Transaction, in connection with use of such aircraft for Company business travel since the beginning of fiscal 2014, all of which occurred following the closing of the Second Step Transaction. Based on market rates for the chartering of similar private aircraft, the terms of this arrangement are more favorable or comparable to the Company than those that could have been obtained in an arm’s length transaction with an unaffiliated third party. The Company has not paid for any personal use of this or any other private aircraft by Mr. Pessina.

Alliance Boots Arrangements and Transactions

On August 2, 2012, the Company completed the initial investment contemplated by the Purchase and Option Agreement dated June 18, 2012 by and among the Company, Alliance Boots, and AB Acquisitions Holdings Limited (the “Seller”), a private limited liability company incorporated under the laws of Gibraltar jointly controlled by Stefano Pessina and funds advised by KKR and certain of their respective affiliates (as amended, the “Purchase and Option Agreement”), which resulted in the acquisition by the Company of 45% of the issued and outstanding share capital of Alliance Boots in exchange for $4.025 billion in cash and approximately 83.4 million shares of Company common stock (such acquisition, the “First Step Transaction”). The Purchase and Option Agreement also provided, among other things and subject to the satisfaction or waiver of specified conditions, that the Company had the right, but not the obligation, to acquire the remaining 55% interest in Alliance Boots (the “call option”) in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Company common stock, subject to certain specified adjustments (the Second Step Transaction). Pursuant to an amendment to the Purchase and Option Agreement, dated August 5, 2014 (the “Amendment”), the call option was exercisable by Walgreens, in its sole discretion, at any time during the period beginning August 5, 2014 and ending on February 5, 2015. On August 5, 2014, pursuant to the Amendment, an indirect wholly owned subsidiary of the Company, to which the Company previously assigned its rights to the call option, exercised the call option. A summary of the Purchase and Option Agreement was included in, and a copy of the Purchase and Option Agreement was filed as an exhibit to, Walgreen Co.’s Form 8-K filed with the SEC on June 19, 2012 and a summary of the Amendment was included in, and a copy of the Amendment was filed as an exhibit to, Walgreen Co.’s Form 8-K filed with the SEC on August 6, 2014.

During the period between the completion of the First Step Transaction on August 2, 2012 and the Second Step Transaction on December 31, 2014, Alliance Boots was owned 45% by the Company and 55% by the Seller. Mr. Pessina, Mr. Dominic Murphy, who is a director of the Company and partner of KKR, and Mr. Marco Pagni and Ms. Ornella Barra, who are executive officers of the Company, serve on the Board of Directors of the Seller, and the Seller was and remains jointly controlled by Mr. Pessina and funds advised by KKR and certain of their respective affiliates. In connection with the closing of the First Step Transaction, (i) the Company, the KKR Investors, the SP Investors and certain other direct or indirect shareholders of Alliance Boots receiving Company common stock in the transaction (together with the KKR Investors and the SP Investors, the “Investors”) entered into the Shareholders Agreement, dated as of August 2, 2012, described below, regarding, among other things, certain rights and obligations of the Investors with respect to the Company (including the right to designate Mr. Murphy

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and Mr. Pessina as nominees for election to the Company’s Board as described below) (as amended, the “Company Shareholders Agreement”) and (ii) the Company, Alliance Boots and the Seller entered into the Shareholders’ Agreement, dated as of August 2, 2012, described below, regarding, among other things, the ongoing governance of Alliance Boots following the closing of the First Step Transaction (the “AB Shareholders Agreement”). The Amendment also amended the Company Shareholders Agreement.

In connection with the Second Step Transaction, the Company engaged in a “holding company” reorganization transaction (the “Reorganization”) to create a new public holding corporation, incorporated in Delaware and named Walgreens Boots Alliance, Inc., at a level above Walgreen Co. in the corporate structure. As a result of the consummation of the Reorganization immediately prior to completion of the Second Step Transaction on December 31, 2014, the shares received by the Seller and its related parties in respect of the Second Step Transaction were shares of WBA common stock. Certain persons who served as an executive officer and/or director of Alliance Boots prior to consummation of the Second Step Transaction and who now serve as an executive officer and/or director of WBA received a portion of the Second Step Transaction consideration paid by the Company upon closing as a result of their participation in the Alliance Boots Management Equity Plan (the “AB MEP”) and/or other direct or indirect equity interests in Alliance Boots through direct or indirect interests in the Seller. In connection with the closing of the Second Step Transaction, the following executive officers and/or directors of WBA (or affiliated entities or members of their immediate family) received Second Step Transaction consideration as follows (amounts based on an exchange rate of approximately £1=$1.56 and the $76.20 closing price of the Company’s common stock on December 31, 2014): (i) Stefano Pessina, $716.1 million in cash and a pecuniary interest in 64,499,386 shares of Company common stock (with a closing date value of approximately $4.9 billion); (ii) Ornella Barra, 480,113 shares of Company common stock (with a closing date value of approximately $36.6 million), as a result of her participation in the MEP, and $8.0 million in cash and a pecuniary interest in 248,425 shares of Company common stock (with a closing date value of approximately $18.9 million), as a result of her indirect investment (through a co-investment partnership) in the Seller; (iii) George Fairweather, $6.2 million in cash and 342,120 shares of Company common stock (with a closing date value of approximately $26.1 million); (iv) Alexander Gourlay, 427,650 shares of Company common stock (with a closing date value of approximately $32.6 million); (v) Ken Murphy, 91,639 shares of Company common stock (with a closing date value of approximately $7.0 million); (vi) Simon Roberts, $3.3 million in cash and 45,819 shares of Company common stock (with a closing date value of approximately $3.5 million); and (vii) Marco Pagni, 293,202 shares of Company common stock (with a closing date value of approximately $22.3 million). In addition, Dominic Murphy, a director of WBA, is a partner of KKR, and the KKR Investors received an aggregate of $1.5 billion in cash and a pecuniary interest in 43,515,732 shares of Company common stock (with a closing date value of approximately $3.3 billion) in connection with the closing of the Second Step Transaction.

Company Shareholders Agreement.  The Company Shareholders Agreement provides, among other things, that for so long as the SP Investors and the KKR Investors continue to meet certain Company common stock beneficial ownership thresholds and subject to certain other conditions, the SP Investors and the KKR Investors, respectively, will each be entitled to designate one nominee (the “SP Investor Designee” and the “KKR Investor Designee,” respectively) to the Board of Directors of the Company for inclusion in the Company’s slate of directors. The SP Investors and the KKR Investors, respectively, each are entitled to designate a replacement director to fill a vacancy resulting from the death, disability, removal or resignation of their prior designee, subject to the terms and conditions of the Company Shareholders Agreement. The SP Investors and the KKR Investors have agreed to, for so long as the SP Investors have the right to designate the SP Investor Designee (or Mr. Pessina remains actively involved in an operational and management capacity in the business activities and operational decisions of Alliance Boots) and for so long as the KKR Investors have the right to designate the KKR Investor Designee, respectively, vote all of their shares of common stock in accordance with the Board’s

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recommendation on matters submitted to a vote of the Company’s stockholders (including with respect to the election of directors). In addition, the Company Shareholders Agreement contains a lock-up provision that restricts the Investors’ ability to transfer their shares of common stock for certain periods (subject to certain exceptions for permitted transfers) and certain other transfer restrictions. The Company Shareholders Agreement also provides that, after the expiration of the lock-up restrictions, the Investors are permitted to transfer their shares of common stock, subject to certain volume limitations and certain other restrictions. The Company Shareholders Agreement provides the Investors with demand, “piggyback” and shelf registration rights with respect to the Investors’ shares of common stock, which rights are exercisable after the expiration of the lock-up restrictions. The Company Shareholders Agreement also contains certain standstill provisions that, among other things, and subject to certain exceptions, prohibit Mr. Pessina, KKR and their respective affiliates from acquiring additional shares of common stock above specified limits. The Company Shareholders Agreement contains certain restrictions on the ability of Mr. Pessina and his affiliates from competing with the Company. A summary of the Company Shareholders Agreement was included in, and a copy of the agreement was filed as an exhibit to, Walgreen Co.’s Form 8-K filed with the SEC on August 6, 2012 and a summary of the Amendment was included in, and a copy of the Amendment was filed as an exhibit to, Walgreen Co.’s Form 8-K filed with the SEC on August 6, 2014.

AB Shareholders Agreement.  During the period between the completion of the First Step Transaction on August 2, 2012 and the Second Step Transaction on December 31, 2014, the AB Shareholders Agreement generally provided, among other things, the Company with the right to designate four directors to the Board of Directors of Alliance Boots. The AB Shareholders Agreement also provided the Company and the Seller, as shareholders of Alliance Boots, with certain approval rights over certain significant actions of Alliance Boots and subjected such persons to certain transfer restrictions with respect to the Alliance Boots shares owned by the Company. Various Walgreens executives and former executives, including Messrs. Wasson, Sabatino and Miquelon, and Robert Zimmerman, retired Senior Vice President, International and International Chief Administration Officer, served as Walgreens’ representatives on the Alliance Boots Board during this period. The Walgreens executives did not receive non-employee director compensation for their service on the Alliance Boots Board. The AB Shareholders Agreement terminated upon completion of the Second Step Transaction, with the exception of certain provisions which remain in effect. A summary of the AB Shareholders Agreement was included in, and a copy of the agreement was filed as an exhibit to, Walgreen Co.’s Form 8-K filed with the SEC on August 6, 2012.

Commercial Transactions and Arrangements.  Prior to the completion of the Second Step Transaction, the Company and Alliance Boots and/or their respective affiliates engaged in commercial transactions and arrangements from time to time in connection with initiatives intended to help realize potential synergies across both companies. We and Alliance Boots established Walgreens Boots Alliance Development GmbH (“WBAD”) in 2012, a 50/50 global sourcing joint venture that Walgreens consolidated prior to the Second Step Transaction for financial reporting purposes, which is now 95% owned by Walgreens Boots Alliance through an indirect subsidiary. From September 1, 2013 (the first day of fiscal 2014) to December 31, 2014 (the closing date of the Second Step Transaction), in connection with the activities of WBAD and related purchasing synergy initiatives: (i) we made aggregate payments of $103.3 million to Alliance Boots and $186.9 million to WBAD; (ii) Alliance Boots made aggregate payments of $0.7 million to us and $9.5 million to WBAD; and (iii) WBAD made aggregate payments of $264.4 million to Alliance Boots and $426.0 million to us. In addition, we and Alliance Boots engaged in related party sales transactions on select front end merchandise and goods not for resale on arm’s-length terms. From September 1, 2013 to December 31, 2014, these transactions with Alliance Boots resulted in aggregate purchases by us of $53.6 million. We also reimbursed Alliance Boots for certain administrative costs of $6.0 million during this time period. At December 31, 2014, amounts owed by the Company to Alliance Boots were $39.5 million.

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Other Transactions and Arrangements.  On January 1, 2015, WBAD Holdings Limited, which owned 100% of the capital stock of WBAD, transferred 320 common shares of WBAD, representing approximately 5% of the equity interests in WBAD, to Alliance Healthcare Italia Distribuzione S.p.A. (“AHID”) in exchange for 32,000 Swiss Francs. The capital stock of AHID is indirectly held 91% by Seller and 9% by Walgreens Boots Alliance. WBAD Holdings Limited retained the remainder of the equity interests in WBAD, which consists of 6,000 preferred shares. The common shares of WBAD are entitled to their pro rata share (approximately 5%) of any dividends paid by WBAD in excess of $3 billion. Upon any liquidation of WBAD, after payment to the holders of preferred shares and common shares of the nominal value of their shares, the common shares are entitled to receive their pro rata share (approximately 5%) of 10% of the net proceeds of such liquidation. Under certain circumstances, AHID has the right to put, and WBAD Holdings Limited has the right to call, the 320 common shares of WBAD currently owned by AHID for a purchase price of $100,000.

On December 31, 2014, Walgreen Co., through its subsidiary Ontario UK 2 Limited, purchased from Walvis Verwaltungs GmbH (“Walvis”) for 158,000 Euros a 1% general partner interest in Alliance Healthcare Deutschland Holdings 2 GmbH & Co KG (“AHDH”), which held a 5.1% interest in Alliance Healthcare Deutschland AG which owns the Alliance Boots German wholesale business. As a result of this transaction, WBA became the indirect owner of 100% of Alliance Healthcare Deutschland AG. Walvis is controlled by Seller.

Secondment Agreement.  We entered into a Secondment Agreement with Alliance Boots Management Services Limited, an affiliate of Alliance Boots, in September 2013 (the “Secondment Agreement”), pursuant to which Alliance Boots may second certain of its employees to us for particular assignments. During their service with us, the seconded employees will continue to be paid by and participate in the employee benefit plans of Alliance Boots. We will reimburse Alliance Boots for certain costs of each seconded employee’s compensation and benefits during the secondment period in accordance with the terms and conditions of the Secondment Agreement, a copy of which was filed as an exhibit to Walgreen Co.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. The compensation arrangements applicable to each seconded employee will be described in individual assignment letters.

Alexander Gourlay, who served as Chief Executive of the Health & Beauty Division of Alliance Boots from January 2009 to September 2013, has been seconded to Walgreens pursuant to the Secondment Agreement and has served as our Executive Vice President, President of Customer Experience and Daily Living since October 1, 2013 and as President Elect of Walgreens from September 2014 to December 2014. Subsequent to the closing of the Second Step Transaction, he became Executive Vice President of WBA and President and Chief Executive Officer of Walgreens. Pursuant to his assignment letter with Alliance Boots Management Services Limited, Mr. Gourlay received an annual salary of £572,000 (approximately $892,320 based on exchange rates as of December 31, 2014), which was increased to £620,402 (approximately $940,350 based on exchange rates as of January 14, 2015, the date of the increase), subject to cost of living adjustments, and is eligible to participate in our Management Incentive Plan with a target bonus equal to 100% of his salary. Mr. Gourlay receives certain other benefits, including relocation assistance, continued participation in certain Alliance Boots long-term incentive arrangements, potential payments to conform the effects of U.S. taxation to UK taxation, and a contribution to his Alliance Boots pension equal to 40% of his salary, in accordance with the terms and conditions of his assignment letter, a copy of which was filed as an exhibit to Walgreen Co.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013. Pursuant to the assignment letter, in fiscal 2014, Mr. Gourlay received total base salary of $870,393 and in fiscal 2015 (through December 31, 2014), received total base salary of $349,247. For fiscal 2014 and fiscal 2015, Mr. Gourlay had a target bonus equal to 100% of his salary and received a bonus of $1,103,721 for fiscal 2014. The final amount of his fiscal 2015 bonus will depend upon Company performance determined by the Compensation Committee in accordance with the Management Incentive Plan. Pursuant to the

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assignment letter, Mr. Gourlay also received certain other benefits in fiscal 2014 in the aggregate amount of $554,763 and in fiscal 2015 (through December 31, 2014) in the aggregate amount of $67,552. Amounts above for fiscal 2014 are based on exchange rates as of August 31, 2014 and for fiscal 2015 (through December 31, 2014) are based on exchange rates as of December 31, 2014.

AmerisourceBergen Arrangements and Transactions

On March 18, 2013, the Company and Alliance Boots entered into a relationship with AmerisourceBergen Corporation (“ABC”) which includes, among other things, a pharmaceutical distribution contract between the Company and ABC (the “Distribution Agreement”), and an agreement governing the purchase by ABC of generic drugs through WBAD (the “Generics Agreement”). Prior to the closing of the Second Step Transaction, Walgreens owned a 45% equity interest in Alliance Boots. Subsequent to the closing of the Second Step Transaction, Alliance Boots is an indirectly, wholly-owned subsidiary of WBA.

Framework Agreement.  In connection with the establishment of this relationship, the Company, Alliance Boots and ABC entered into a Framework Agreement, dated as of March 18, 2013 (the “Framework Agreement”), pursuant to which: (1) the Company and Alliance Boots together were granted the right to purchase a minority equity position in ABC, beginning with the right, but not the obligation, to purchase up to 19,859,795 shares of ABC common stock (approximately 7 percent of the then fully diluted equity of ABC, assuming the exercise in full of the Warrants described below) in open market transactions (the “Initial Open Market Shares”); and (2) Walgreens Pharmacy Strategies, LLC (“Walgreens PS”), a wholly-owned subsidiary of the Company, and Alliance Boots Luxembourg S.à r.l. (“AB Luxembourg”), a wholly-owned subsidiary of Alliance Boots, were each issued (a) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $51.50 per share exercisable during a six-month period beginning in March 2016 (collectively, “Warrant 1”), and (b) a warrant to purchase up to 11,348,456 shares of ABC common stock at an exercise price of $52.50 per share exercisable during a six-month period beginning in March 2017 (collectively with Warrant 1, the “Warrants”). The exercisability of the Warrants is subject to acceleration in certain circumstances. The Warrants collectively represent approximately 16% of the outstanding ABC common stock as of the date of the Framework Agreement on a fully-diluted basis, assuming exercise in full of the Warrants. The Framework Agreement also provides that, if at any time during the period when Warrant 1 is exercisable the market price of ABC common stock is less than the then-applicable exercise price of Warrant 1, the holders of Warrant 1 will have the right to acquire in open market transactions up to an aggregate total 14,185,570 additional shares of ABC common stock (the “Additional Open Market Shares,” and together with the Initial Open Market Shares, the “Open Market Purchase Rights”), which represents approximately 5% of the outstanding ABC common stock as of the date of the Framework Agreement on a fully-diluted basis, assuming exercise in full of the Warrants. The number of shares issuable upon the exercise of Warrant 1 would be reduced on a one-for-one basis by any acquisitions of Additional Open Market Shares.

If at any time the Generics Agreement has been terminated (1) by ABC because of a material breach by, or insolvency of, WBAD or (2) by mutual agreement of ABC and WBAD or for certain legal reasons, ABC may cancel any unexercised Warrants and Open Market Purchase Rights. In the case of the foregoing clause (2), if ABC cancels any unexercised Warrants and Open Market Purchase Rights, the Company may cause the term of the Distribution Agreement to be reduced to the greater of (a) a four-year term and (b) two years from the date it elects to exercise this right. In addition, in the event that the Distribution Agreement is terminated by the Company because of a material breach by ABC, the Framework Agreement provides for the manner in which the transactions contemplated by the Framework Agreement would be unwound.

The parties and affiliated entities also entered into certain related agreements governing relations between and among the parties thereto, including (1) an AmerisourceBergen Shareholders Agreement,

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(2) a Transaction Rights Agreement, and (3) the Limited Liability Company Agreement of WAB Holdings LLC, a newly-formed limited liability company (“WAB Holdings”) jointly owned by the Company and Alliance Boots for the purpose of acquiring and holding ABC common stock. Please refer to descriptions in Walgreen Co.’s Form 8-K filed with the SEC on March 20, 2013, including the agreements filed as exhibits thereto, for more detailed information regarding the Framework Agreement and each of these agreements.

ABC Shareholders Agreement.  The ABC Shareholders Agreement, dated as of March 18, 2013 (the “ABC Shareholders Agreement”), sets forth certain governance arrangements and contains various provisions relating to the acquisition of additional equity interests in ABC, prohibitions on taking certain actions relating to ABC, stock purchase rights, transfer restrictions, board representation, voting arrangements, registration rights and other matters. Pursuant to the ABC Shareholders Agreement, upon the Company and Alliance Boots, together with their respective wholly-owned subsidiaries and WAB Holdings (collectively, the “ABC Investors”), collectively owning 5% or more of the ABC common stock, the Company will be entitled to designate one director to the Board of Directors of ABC (the “ABC Board”). As of April 9, 2014, WAB Holdings had acquired 11,461,043 Initial Open Market Shares, representing approximately 5% of the outstanding shares of ABC common stock, and, accordingly, on May 15, 2014, the ABC Board elected Gregory D. Wasson, the Company’s former President and Chief Executive Officer, to the ABC Board. Following Mr. Wasson’s retirement in January 2015, Ornella Barra, Executive Vice President of WBA and President and Chief Executive of Global Wholesale and International Retail, replaced Mr. Wasson as the Company’s designee on the ABC Board. In addition, upon the later to occur of (1) the exercise in full of Warrant 1 and (2) the acquisition in full by the ABC Investors of the Initial Open Market Shares, the Company will be entitled to designate a second director to the ABC Board (subject to certain rights of Alliance Boots in respect of selecting such designee). If the ABC Investors divest equity securities of ABC such that they collectively own less than 14%, but at least 5%, of the ABC common stock, the Company will no longer be entitled to designate two directors to the ABC Board and will only be entitled to designate one director to the ABC Board. If the ABC Investors divest equity securities of ABC such that they collectively own less than 5% of the ABC common stock, the Company would no longer be entitled to designate any directors to the ABC Board.

For so long as the Company has the right to designate a director to the ABC Board, subject to certain exceptions, including matters related to acquisition proposals, the ABC Investors will be obligated to vote all of their shares of ABC common stock in accordance with the recommendation of the ABC Board on all matters submitted to a vote of ABC’s stockholders (including the election of directors). The ABC Shareholders Agreement contains, among other things, certain restrictions on the ABC Investors’ ability to transfer the Warrants and their shares of ABC common stock. The ABC Shareholders Agreement further provides that the Company and Alliance Boots cannot transfer ABC common stock or other voting securities to certain prohibited transferees and in other specified circumstances. The ABC Shareholders Agreement also contains certain standstill provisions that, among other things, and subject to certain exceptions, prohibit the ABC Investors and their respective affiliates from acquiring additional shares of ABC common stock. The ABC Shareholders Agreement also provides that from and after the expiration of the transfer restrictions set forth in the ABC Shareholders Agreement, the ABC Investors will be granted certain registration rights with respect to ABC common stock. In addition, pursuant to the terms of the ABC Shareholders Agreement, the Company and Alliance Boots have preemptive rights to purchase their respective proportionate share of equity securities in future issuances of equity securities by ABC. These purchase rights do not apply to issuances in connection with conversions of certain convertible securities, equity compensation plan awards and certain other types of issuances. The ABC Shareholders Agreement will, subject to certain exceptions, terminate when the ABC Investors’ collective beneficial ownership of ABC common stock decreases to less than 5%.

78	Proxy Statement

PROPOSAL 2

Say-on-Pay – An Advisory Vote to Approve the Compensation of our Named Executive Officers

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. In accordance with the advisory vote of our shareholders in January 2012, our board has determined to hold “Say-on-Pay” votes annually.

As described in more detail above under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate talented executives, reward Company and individual performance, and link the interest of the Company’s senior executives to the interests of the Company’s stockholders. The Compensation Committee oversees our executive compensation program, including the compensation of our named executive officers. All members of our Compensation Committee are independent directors, within the meaning of applicable stock exchange listing standards, and the Compensation Committee engages and receives advice from an independent compensation consultant.

Our executive compensation program incorporates policies and practices that are designed to ensure that it is strongly aligned with our goals and strategies and promotes responsible pay and governance practices. These policies and practices are discussed in detail under “Compensation Discussion and Analysis” and include:

•	Paying for Performance: most executive compensation is variable and dependent on achievement of business results and/or subject to market fluctuation, and there are no guaranteed bonuses;

•

Aligning Executive and Stockholder Interests:  most of our incentive compensation is equity-based, and our share ownership guidelines include substantial stock holding requirements for executives that promote alignment of their interests with stockholders’ interests;

•

Encouraging Long-Term Decision-Making:  our long-term incentive program is 100% stock-based; stock options vest after three years and typically may be exercised over ten years, restricted stock units vest after three years, if the pre-established performance threshold is achieved in the first year, and the value of performance shares, if any, is determined based on the Company’s performance over a three-year period;

•

Rewarding Achievement of the Company’s Business Goals:  amounts available for annual incentive awards are based on Company performance compared to pre-set targets established by the Compensation Committee; individual awards take account of business unit and individual executive performance relative to their goals; and

•

Avoiding Incentives to Take Excessive Risk:  we review annually the risk profile of our compensation programs and have tools in place to mitigate risks to the Company, such as limits on incentive awards, use of multiple performance measures in our incentive plans, substantial share ownership guidelines and an executive incentive compensation recoupment (“clawback”) policy.

At the same time, the Company’s executive compensation program excludes practices that would be contrary to the Company’s compensation philosophy and contrary to stockholders’ interests. For example, the Company’s current executive compensation program: does not allow executives to

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engage in short sales, hedging or trading in put and call options with respect to the Company’s securities; does not provide excessive perquisites; and does not provide for tax gross-up for any perquisites or benefits. Our named executive officers are employed “at will” and the Executive Severance and Change in Control Plan does not provide for any “springing” employment agreements. Our executives are not entitled to any excise tax payment or tax gross-up for any change in control related payments. In addition, we review our compensation plans and programs on an ongoing basis, and periodically make adjustments taking into account evolving best practices, competitive conditions and other factors.

Please read “Compensation Discussion and Analysis” beginning on page 27 and the executive compensation tables and accompanying disclosure beginning on page 52 for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our named executive officers.

We are asking our stockholders to support our named executive officer compensation as described in this proxy statement. Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote FOR the following resolution at our Annual Meeting:

“RESOLVED, that Walgreens Boots Alliance, Inc.’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

This vote on the named executive officer compensation is advisory, and therefore will not be binding on the Company and will not affect, limit or augment any existing compensation or awards. However, we value our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

The following Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•

Discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Committee concerning independence, and discussed with Deloitte & Touche LLP its independence from the Company.

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In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, as amended, for the year ended August 31, 2014.

Janice M. Babiak, Chair
David J. Brailer
Nancy M. Schlichting
Alejandro Silva

Independent Registered Public Accounting Firm Fees and Services

Fees Paid to Principal Accountant

All fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for services rendered to the Company during fiscal years 2014 and 2013 were as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$4,476,000	$4,349,000
Audit-Related Fees(2)	1,250,000	350,000
Tax Fees:(3)
Compliance(4)	1,100,000	1,050,000
Planning and Advice(5)	1,300,000	1,651,000
All Other Fees	—	—

Total Fees	$8,126,000	$7,400,000

(1)

Audit fees cover: professional services performed by Deloitte in the audit of the Company’s annual financial statements included in the Form 10-K; audit of the effectiveness of internal control over financial reporting; the review of financial statements included in the Company’s quarterly reports on Form 10-Q; evaluating the accounting and financial reporting aspects of the Company’s investment in Alliance Boots; and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees billed for services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services include audits related to strategic initiatives. There were no audit-related fees approved during fiscal years 2014 or 2013 pursuant to the de minimis exception under Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(3)

Tax fees consist of fees billed for professional services performed by Deloitte with respect to tax compliance and tax planning and advice. Total tax fees were $2,400,000 in fiscal 2014 and $2,701,000 in fiscal 2013. There were no tax fees approved during fiscal years 2014 or 2013 pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

(4)

Includes assistance with tax return preparation and related compliance matters, including accounting methods and tax credits. Fiscal 2014 includes $539,000 and fiscal 2013 includes $356,000 of services related to Walgreens Boots Alliance Development GmbH, a 50/50 global sourcing joint venture that we consolidate for financial reporting purposes.

(5)	Includes tax planning advice and assistance with tax audits. Fiscal 2014 includes $528,000 and fiscal 2013 includes $1,329,000 of services related to Walgreens Boots Alliance Development GmbH.

Pre-Approval of Services Provided By the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Company’s independent registered public accounting firm and has established a policy concerning the preapproval of services performed by the Company’s independent registered public accounting firm. Each proposed engagement not specifically identified by the SEC as impairing independence is evaluated for independence implications prior to entering into a contract with the independent registered public accounting firm for such services. The Audit Committee has approved in

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advance certain permitted services whose scope is consistent with auditor independence. These services are: (i) audits or reviews of Company subsidiaries that are filed with government and regulatory bodies and similar reports; (ii) services associated with SEC registration statements, other documents filed with the SEC or other documents issued in connection with securities offerings (for example, comfort letters or consents) and assistance in responding to SEC comment letters; (iii) consultations by the Company’s management as to the accounting or disclosure of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, PCAOB or other regulatory or standard setting bodies; and (iv) audits of employee benefit plans. If the project is in a permitted category, it is considered pre-approved by the Audit Committee. All other services require specific pre-approval by the Audit Committee. Engagements with total fees less than $100,000 require the approval of one member of the Audit Committee. Engagements with total fees greater than $100,000 require the approval of the full Audit Committee. On a quarterly basis, the Audit Committee reviews a summary listing all service fees, along with a description of the nature of the engagement.

All audit, audit-related and tax services performed by Deloitte for the Company and its consolidated subsidiaries in fiscal 2014 were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of non-audit services by Deloitte during fiscal 2014 was compatible with maintaining auditor independence.

PROPOSAL 3

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2015. Deloitte has served as our independent registered public accounting firm since May 2002. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the periodic mandated rotation of the audit firm’s lead engagement partner, the Chair of the Audit Committee and the Chairman of the Board are involved in the selection of Deloitte’s new lead engagement partner.

The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will reconsider Deloitte’s appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

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PROPOSAL 4

Stockholder Proposal Regarding an Executive Equity Retention Policy

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Stockholder Proposal:

Proposal 4 – Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 75% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise, our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives an “ever-growing incentive to focus on the long-term stock price performance.”

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, negatively flagged Walgreen for overboarded directors, director risk management expertise concerns, severance vesting for executives, dilution concerns, excessive CEO perks and revenue recognition concerns.

In March 2014 the Walgreen approved a plan to close 76 underperforming stores. Unfortunately charges of $240 to $280 million were also announced.

In August 2013 Missouri Attorney General Chris Koster accused Walgreen (in a lawsuit) of overcharging customers. Undercover investigators found stores often charged more at checkout than displays indicated. Of 205 products purchased, 43 had overcharges up to $15.

In June 2013 the Department of Justice reached an $80 million settlement with Walgreen for allowing tens of thousands of units of powerful painkillers such as oxycodone to illegally wind up in the hands of drug dealers and addicts.

In December 2012 Walgreen was ordered to pay $16 million to resolve a lawsuit brought by California cities alleging Walgreen tossed pesticides, paint and pharmaceutical waste into local landfills.

In November 2012 the Drug Enforcement Administration said it was probing three Walgreen pharmacies in Florida for diversion of prescription drugs for illicit use.

In April 2012 the Department of Justice said that Walgreen would pay $7 million to resolve allegations that Walgreen illegally tried to get Medicare and Medicaid beneficiaries to switch their prescriptions to Walgreen.

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Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Executives to Retain Significant Stock – Proposal 4

Board’s Statement in Opposition:

This proposal is similar to proposals previously submitted by the same proponent at the Company’s January 2014 Annual Meeting and January 2012 Annual Meeting that were rejected by our shareholders. The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board recognizes the importance of aligning the interests of our senior executives with those of our shareholders.  The Board believes that senior executives should own a significant amount of Company equity securities to align their interests with those of the Company’s stockholders. The Board believes that this proposal is overly prescriptive and unnecessary because the Company’s existing compensation policies and practices, which include share ownership and retention requirements, a “clawback” policy designed to allow the Company to recoup incentive compensation if there is a financial statement restatement or misconduct including fraud, a prohibition on hedging, and long-term, equity-based incentive compensation with vesting periods over multiple years as a significant component of total compensation, accomplish this objective and strike the appropriate balance. These policies and practices have been carefully designed to align the interests of senior executives with those of shareholders and encourage a focus on the long-term performance of the Company, while enabling the Company to attract and retain talented executives. The Board believes that adoption of this proposal, which would apply to all future equity awards to all senior executives in a rigid “one-size-fits-all” approach, would upset this balance, and is inadvisable and not in the best interest of the Company and its shareholders.

As described under “Compensation Discussion and Analysis,” the Company has adopted share ownership guidelines that apply not only to all executive officers, but to all corporate officers who serve at a Vice President or more senior level. These guidelines require varying levels of ownership and retention of Company stock, depending on an officer’s position. For example, the Company’s Chief Executive Officer is required to own at least the lesser of a number of shares with a market value of at least five times his annual base salary and 230,000 shares, and each Executive Vice President is required to own at least the lesser of a number of shares with a market value of at least three times his or her annual base salary and 60,000 shares. Each officer is required to meet the applicable ownership threshold within five years of his or her election. The requisite ownership level must then be retained throughout the officer’s service to the Company. More details regarding the share ownership guidelines are set forth above under “Executive Compensation – Compensation Discussion and Analysis – Share Ownership Guidelines of Senior Executives.” These share ownership guidelines are periodically reviewed by the Compensation Committee. As of March 30, 2015, each of the Company’s named executive officers had met or exceeded his or her stock ownership requirements or, using reasonable assumptions, was on track to achieve his or her stock ownership objective within the prescribed time frame.

The Company’s “clawback” policy and its policy regarding hedging transactions complement the objectives of its share ownership guidelines. The Company maintains a “clawback” policy applicable to all officers that is designed to enable the Company to recoup incentive compensation paid if there is a financial statement restatement or misconduct, including fraud. In addition, officers are not permitted, as a matter of policy, to sell short, enter into derivative contracts on, or engage in hedging or monetization transactions that hedge the economic risk of their ownership of shares of the Company.

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The Company’s compensation practices encourage a focus on long-term performance.  As described in considerable detail in this proxy statement, a substantial portion of our executives’ compensation depends on the Company’s long-term performance. In fiscal 2014, for example, over 60% of the target total direct compensation of our named executive officers was in the form of long-term equity awards that vest three years after the grant date. Long-term incentive awards include performance shares, fixed-price stock options and restricted stock units. These components work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial awards with the economic interests of shareholders and promote retention of the leadership talent that is critical to our success. At any particular time, our executives hold significant unvested equity awards. Performance share awards are contingent upon achieving performance goals over a three-year period. Shares are only awarded under this program if performance thresholds are met. Stock options are granted at fair market value on the date of the grant with a three-year cliff vesting requirement, and the executive realizes no value unless the Company’s stock price increases and the executive remains with the Company until the options vest. Similarly, an executive may only realize appreciation from restricted stock units, which have a three-year cliff vesting requirement and a Company performance requirement, if the value of the Company’s stock rises and the executive remains with the Company until the units vest. Shares are only awarded under this program if Company performance thresholds are met.

The proposal fails to strike a reasonable balance between incentivizing desired management behavior and permitting executives to manage their own financial affairs.  Because equity compensation is by far the largest element of compensation for our executive officers, Company stock makes up a substantial proportion of their net worth. Further, a share retention requirement that can continue for years after an executive is no longer employed by the Company, such as the one proposed, could significantly lessen the incentive value of equity awards. The proposal also could result in the value of an executive’s equity holdings being dramatically affected by matters unrelated to the Company’s performance, such as an economic downturn, or the actions taken after the period of the executive’s employment.

The proposal would unduly restrict the ability of the Compensation Committee to design an effective and competitive compensation program.  Our Board opposes this shareholder proposal because our directors believe that our Compensation Committee, which consists entirely of independent directors and is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of shareholders, must have the flexibility to structure effective and competitive compensation programs. The proposal’s significant restrictions on an executive’s ability to exercise and realize the value of equity awards could hinder the Company’s ability to attract and retain executive talent. The Board believes it is important that the Company have the ability to attract, retain and motivate a talented and experienced leadership team by having an executive compensation program that is competitive and designed to foster achievement of the strategic, operational and financial goals of the Company. Adopting rigid policies that limit our Compensation Committee’s ability to design effective and competitive compensation programs will not help us to achieve our goals and would place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

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PROPOSAL 5

Stockholder Proposal on a Policy Regarding Accelerated Vesting of Equity Awards

of Senior Executives upon a Change in Control

Mr. Kenneth Steiner, 14 Stoner Ave, 2M, Great Neck, New York 11021, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Stockholder Proposal:

Proposal 5 – Limit Accelerated Executive Pay

Resolved: Shareholders ask our board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s executive pay committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2014 annual meeting.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay – Proposal 5

Board’s Statement in Opposition:

This proposal is similar to a proposal rejected by stockholders at the Company’s January 2013 Annual Meeting. The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Company’s current compensation program reflects a balanced approach, with a significant portion of executive long-term incentives providing for only pro rata vesting in the event of a change in control.  As described elsewhere in this proxy statement, a significant percentage of each executive’s compensation opportunity is provided in the form of an equity award that will vest over time and that will have value only if vesting occurs. Equity awards include performance shares, which vest upon achieving performance goals over a three-year period, fixed-price stock options, which vest three years after grant, and restricted stock units, which vest three years after grant provided company performance vesting criteria have been satisfied. These equity awards work together to incentivize the achievement of the Company’s long-term strategic objectives, align financial rewards with the economic interests of stockholders and promote retention of the leadership talent that is critical to our success.

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In 2013, the Company received a similar proposal from Amalgamated Bank’s LongView Large Cap 500 Index Fund for the Company’s January 2014 Annual Meeting. The Company engaged in meaningful discussions with this shareholder and ultimately determined that it was in the best interest of the Company to make certain changes to its long-term incentive compensation. In July 2014, the Compensation Committee revised the terms of its performance share awards; for all performance share awards granted after fiscal 2014, in the event of a change in control, only a pro rata portion of the target level of such performance shares for each incomplete period will vest. Because performance shares generally vest upon achievement of performance goals over a three-year period, the Compensation Committee determined that pro rata vesting is appropriate in the event of a change in control prior to the end of the performance period. As the Compensation Committee has historically targeted a mix of long-term incentive vehicles that consists of 35% performance awards, we believe that the pro rata acceleration of the vesting of performance shares upon a change in control is appropriate.

Accelerated vesting of a portion of an executive’s long-term incentive compensation aligns the interests of the Company’s management with the interests of the Company’s stockholders.  One of the essential purposes of providing executives with equity-based awards is to align their interests with those of the Company’s stockholders. At any particular time, the Company’s executives hold significant unvested equity awards representing a significant portion of the compensation they will receive if they remain with the Company through the specified vesting dates and, in the case of performance shares and restricted stock units, if the performance goals and performance vesting criteria, respectively, are met. The proposal would eliminate the Company’s ability to provide reasonable assurance that key executives will realize the expected value of their restricted stock unit and stock option awards even if the Company experiences a change in control and could create a conflict of interest if the Company were pursuing a merger or similar transaction that the Board of Directors believes is in the best interests of stockholders. Accelerating the vesting of a portion of executives’ equity awards upon a change in control eliminates this potential misalignment of the interests of executives and the Company’s stockholders by ensuring that executives, who are responsible for implementing strategic actions in the best interest of the stockholders, are not at the same time penalized with a loss of their incentive compensation. Additionally, allowing executives to retain the full value of a portion of their awards helps foster the retention value of the Company’s equity compensation awards by incentivizing executives to remain with the Company through consummation of a merger or similar change in control transaction.

The proposal would unduly restrict the ability of the Compensation Committee to structure executive compensation.  The Company’s Board of Directors believes that the Compensation Committee, which is comprised solely of independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s stockholders. To do that, the Compensation Committee must have the flexibility to structure effective and competitive compensation programs. The proposal’s restrictions on the Committee’s ability to permit executives to realize the full value of their equity awards upon a change in control could, as discussed above, hinder the Company’s ability to attract and retain executive talent. The Board of Directors believes that the Compensation Committee must be given latitude to develop an executive compensation program that is competitive and that is designed to foster achievement of the strategic, operational and financial goals of the Company. A rigid policy such as the one advocated by the proposal would limit the Committee’s ability to design effective and competitive compensation programs and therefore would place the Company at a competitive disadvantage in recruiting, retaining and motivating executive officers.

The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Proxy Statement	87

PROPOSAL 6

Stockholder Proposal Regarding Proxy Access

CtW Investment Group, 1900 L Street, NW, Suite 900, Washington, D.C. 20036, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Stockholder Proposal:

Resolved: The shareholders of the company hereby ask our Board to adopt a “proxy access” bylaw, with conforming amendments to related bylaws, that require the company to include in any proxy materials prepared for a shareholder meeting at which directors will be elected, the name, Disclosure and Statement (as defined herein) of any person nominated for election to the Board by a shareholder or group thereof (the “Nominator”) that meets the criteria set out below. The company shall allow shareholders to vote on such nominees(s) on the company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 20 percent of the number of directors then serving. This bylaw should provide that a Nominator must:

(a) Have beneficially owned 3 percent or more of Walgreens’ outstanding common stock continuously for at least three years before the nomination is submitted;

(b) Give Walgreens written notice within the time period identified in Walgreens’ bylaws, of information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including his or her consent to being named in the proxy materials, to serving as a director if elected, and to public disclosure of data required by Walgreens’ bylaws; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

(c) Certify that (i) it assumes liability stemming from any legal violation arising out of the Nominator’s communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable legal requirements in its own soliciting material; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Walgreens.

The Nominator may submit with the Disclosure a supporting statement not exceeding 500 words (the “Statement”). The Board shall adopt procedures for timely resolving disputes over whether the notice of a nomination, Disclosure and Statement satisfy the bylaw and any applicable regulations, and the priority to be given to multiple nominations exceeding the 20 percent limit.

Supporting Statement

The process proposed here adopts the strict 3 percent and 3-year eligibility threshold the SEC adopted in its now-vacated 2010 proxy access rule. The 20 percent limit on shareholder-nominated candidates will prevent abuse, we believe, and is the limit that Hewlett-Packard’s board proposed to its shareholders in 2013 in a proxy access bylaw that was overwhelmingly adopted.

We believe long-term shareholders should have a more meaningful voice in nominating and electing directors. We think that the need for board oversight is particularly important at this time given the significant changes in the company’s strategic focus, and the current emphasis on stock buybacks, which may produce short-term gains, but not add long-term value.

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Board’s Statement in Opposition:

This proposal is similar to a proposal previously submitted by the same proponent at the Company’s January 2014 Annual Meeting that was rejected by our stockholders. The Board of Directors has carefully considered this stockholder proposal and recommends that stockholders vote AGAINST this proposal for the reasons set forth below.

Proxy access is a procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more candidates nominated by a stockholder meeting minimal eligibility requirements. We understand the importance of giving stockholders a voice in director nominations and we also understand that proxy access is emerging as an important issue for many public companies and their stockholders. This proposal, however, ignores the effective voice our stockholders already have, would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process, and does not contain any safeguards, including those safeguards that were included in the SEC’s vacated proxy access rule. In short, the proposal advances a solution for a problem that does not exist at our Company, and does so at the risk of considerable harm to our Company.

Our corporate governance policies and practices already provide stockholders with the ability to effectively voice their opinions and ensure accountability of the Board of Directors to our stockholders.  For example:

•	Our director election process includes the following features:

¡	All directors are elected annually;

¡	Directors are elected by a majority vote standard;

¡	Stockholders have cumulative voting rights in the election of directors, which is a valuable right afforded to stockholders at only a small number of public companies;

¡	Stockholders may propose director nominees to the Nominating and Governance Committee; and

¡	Stockholders are able to nominate director candidates directly at an annual meeting, as described in our By-laws;

•	Stockholders are able to submit proposals for consideration at an Annual Meeting;

•	Stockholders are able to call a special stockholders’ meeting under our By-laws;

•	Stockholders are able to act by written consent under our By-laws; and

•

Over the last several years, we have enhanced our stockholder engagement program to ensure that stockholders are heard and able to communicate directly with the Board, as discussed under “Communications with the Board of Directors” above.

The Company’s existing policies and procedures, therefore, give significant rights to all stockholders and promote Board accountability. These structures have worked, fostering responsiveness to stockholders while allowing the Board to ensure that small groups of stockholders do not advance an agenda at the expense of the majority of stockholders.

The Company has extensive processes and practices in place to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds and that represent the interests of all stockholders.  An effective board of directors is composed of individuals with a diverse and complementary blend of experiences, skills and perspectives. Our existing processes allow the independent Nominating and Governance Committee and our Board to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests. Stockholders already have the right to

Proxy Statement	89

nominate a director candidate for consideration by the Nominating and Governance Committee as part of this process. Allowing stockholders to nominate competing candidates for director in our proxy statement as contemplated by this proposal would seriously undercut the role of the independent Nominating and Governance Committee and our Board in one of the most crucial elements of corporate governance.

Under the current process, director nominees are identified and recommended to the Board by the Nominating and Governance Committee, whose members, unlike a small group of stockholders, have a fiduciary duty to act in the best interests of all stockholders. In fulfilling that duty, the Committee has developed criteria and a process for identifying and recommending director candidates for election by our stockholders. As part of this process, stockholders can recommend prospective director candidates for the Committee’s consideration, and those candidates are evaluated and considered in the same manner and utilizing the same criteria as candidates recommended by a Board member, management, a search firm or any other source. These processes, which are also described above under “Direction Selection Process,” are carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. Additionally, as evidenced by the recent changes to our Board, the Committee does carefully consider qualified nominees suggested by our stockholders. The Committee also carefully reviews and considers the independence of potential nominees, which is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company.

This proxy access proposal would enable a holder of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of stockholders as a whole.

The proposal could have a number of significant adverse consequences.  As noted above, we understand that proxy access is emerging as an important issue for many public companies and their stockholders. While the Board intends to carefully monitor developments in this area on an ongoing basis as part of its consideration of broader governance issues including board composition, tenure and refreshment, the Board believes that at this time, this particular proposal may have a number of significant adverse consequences because it:

•  Fails to Include Safeguards Including Those Advocated by the SEC.  In 2010, the SEC promulgated its proxy access rule, Rule 14a-11. The rule, which was later vacated by the United States Court of Appeals for the District of Columbia, included safeguards intended to prevent proxy access from being used to nominate candidates to promote the agenda of their nominator without the best interests of all stockholders in mind; these safeguards are not included in the proposal. Notably, the proposal does not establish any protections relating to the independence of a stockholder nominee (which could, among other things, cause the Company to fail to comply with NASDAQ independence requirements) and does not require a nominating stockholder, or group of nominating stockholders, to retain voting and investment power of the stock they must own to establish eligibility to nominate a director or to retain ownership of their shares through the annual meeting date (both of which could create a misalignment between the interests of the nominating stockholder and our other stockholders).

•  Increases Company Costs.  Under the Company’s current processes, a stockholder seeking to elect its own nominee to the Board would, like the Company, need to undertake the expense of soliciting proxies on its nominee’s behalf. We see little reason why a stockholder owning 3% of the outstanding shares of the Company (which at today’s share price would represent over $2.5 billion worth of shares) should not, if the stockholder has a legitimate interest in having representation on the

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Board, bear the expense of soliciting proxies. Moreover, in a contested election, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates and to inform stockholders of the reasons the stockholder nominee(s) should not be elected.

•  Increases the Influence of Special Interest Groups.  Proxy access allows a stockholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders. Unlike the members of the Nominating and Governance Committee, who owe fiduciary duties to all of our stockholders, a stockholder making a nomination through the proxy access procedure has no fiduciary obligations and could look to serve its own interests. Additionally, this proposal, in effect, creates a carte blanche for stockholders, even when the Nominating and Governance Committee and the Board conclude that it would not be in the interests of stockholders. Furthermore, the effects of the proposal are disproportionate with the ownership requirement, as it allows a single stockholder who owns, or a group of stockholders who own, in the aggregate, 3% of our outstanding shares to nominate candidates representing 20% of the current Board seats.

In addition, there is also risk that the proposal may:

•  Significantly Disrupt Company and Board Operations.  With this proposal, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt company affairs and the effective functioning of our Board. This could harm us in various ways, including the potential for high annual turnover leading to an inexperienced board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Abrupt changes in the composition of our Board of Directors could impair our ability to develop, refine, monitor and execute our long-term plans. In addition, our management and directors would be required to divert their time from managing and overseeing Company business to focusing on proxy contests in the election of directors. Indeed, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

•  Encourage Short-Termism.  The Board believes that dealing with contested elections every year could encourage a short-term focus to the management of the business that would not be in the interests of our stockholders. Encouraging short-termism and distracting the Board and management from their responsibilities are very high costs to pay for a regime for which there is not a demonstrated need.

•  Discourages Highly Qualified Director Candidates from Serving.  The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. The prospect of a perennial campaign also may cause incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests.

In light of the above risks and the strength of the Company’s existing policies and procedures relating to director elections, including the fact that Company stockholders already have the benefit of cumulative voting, which is a right not afforded to stockholders of most other companies, the Board believes that the potential adverse consequences associated with this proposal are significant and outweigh its potential benefits.

*    *    *    *

We are committed to fostering open and honest dialogue with our stockholders. The Board believes that the current measures the Company employs for the nomination and election of Directors have led to a Board that is responsive to stockholder input and promotes a strategy of long-term value

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creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company, and is not in the best interests of our stockholders.

The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

PROPOSAL 7

Stockholder Proposal Regarding Linking Executive Pay to Performance on Sustainability Goals

Singing Field Foundation, 16 Beaver Meadow Road, P.O. Box 874, Norwich, Vermont 05055, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it, along with co-proponents, intends to present a proposal at the Annual Meeting. The names, addresses and stockholdings of the co-proponents will be furnished upon request made to the Corporate Secretary of the Company.

The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. Your Board recommends that you vote AGAINST this proposal.

Stockholder Proposal:

RESOLVED: That the shareholders of Walgreen Boots Alliance request the Board’s Compensation Committee, when setting senior executive compensation, include sustainability as one of the performance measures for senior executives under the Company’s incentive plans. Sustainability is defined as how environmental and social considerations, and related financial impacts, are integrated into corporate strategy over the long term.

SUPPORTING STATEMENT: We believe that the long-term interests of shareholders, as well as other important constituents, are best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those boards of directors and management that operate their companies with integrity and a focus on the long term are much more likely to prosper than ones that are dominated by a short-term focus.

The best means of demonstrating a company’s commitment to sustainability is through incorporating it as a performance measure in the Company’s annual and/or long-term incentive plans. Proponents believe that the merger with Alliance Boots presents an opportunity combine the best sustainability practices from each of the two companies and then integrating new metrics for energy, water, and materials sustainability goals into decisions regarding senior executive compensation.

Energy. Walgreens and Alliance Boots both have worked to promote energy efficiency goals; however, to the proponent’s knowledge neither linked energy sustainability with senior executive compensation.

Water. While Walgreens publicly reported on a few efforts to conserve water, Alliance Boots has a formal product sustainability assessment process that “considers the implications for water scarcity in the area where the raw material or product has been sourced, and the impact of the water required to use the product in the areas where the product is being sold.” One water consumption metric recommended by the Carbon Disclosure Project measures “water intensity” (amount of water consumed/product units).

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Materials. Walgreens was fined by the US EPA $16.6 million in 2012 for failure to manage hazardous waste generated by its pharmacies. Walgreens has also been targeted by consumer and environmental health groups for failure to eliminate certain toxic materials in products sold in its stores. In contrast, Alliance Boots has established clear and ambitious goals for elimination of toxic chemicals in products and pollution. Alliance Boots has made public commitments that require, “by 2016, all solid wood and paper used in Boots UK products and Goods Not For Resale (GNFR) will be from Forest Stewardship Council (FSC) certified sources, or use recycled materials.” Walgreens has not made such a commitment.

While determining specific metrics to utilize rests within the discretion of the board and its compensation committee, an executive compensation policy that reflects sustainability performance can draw upon the best efforts of both companies.

Board’s Statement in Opposition:

The Board of Directors has carefully considered this stockholder proposal and recommends that stockholders vote AGAINST this proposal for the reasons set forth below.

We have demonstrated our commitment to sustainability in numerous ways.  The Board agrees that the long-term interests of stockholders are best served by companies that operate their business in a sustainable manner focused on long-term value creation. However, the Board believes that adopting the proposal is unnecessary and would not be in the best interests of the Company or our stockholders. As a responsible corporate citizen, we are fully committed to conducting our business operations in an ethical and socially and environmentally sustainable manner and to being good community partners where we operate. The Company has demonstrated this commitment to sustainability in numerous ways.

•

The Company’s goal of embedding environmental sustainability into its products and services is a core part of its Corporate Social Responsibility (CSR) mission. For example, Boots was award a 2014 Big Tick award from Business in the Community for “Sustainable Products and Services” and Walgreens has a corporate sustainability program branded as “PURE Walgreens—For the Health and Wellness of Our Planet.”

•	The Company has a longstanding Walgreens Environmental Action Council, which provides advice and counsel across the Company regarding environmental compliance matters.

•	During fiscal 2014, we opened in Evanston, Illinois what the Company believes was the nation’s first net zero energy retail store, producing energy equal to or greater than it consumes.

•

Our private brand, Ology, includes liquid products such as cleaners and personal care products that are free of harmful chemicals and paper products that are tree-free and made from readily renewable resources and our Well Beginnings baby product private brand is free from harmful chemicals. Products in our Botanics brand are plant-based and ingredients are grown and harvested in conjunction with Kew Gardens and the Royal Horticultural Society, which reduces environmental impact and helps make the products more sustainable. Further, packaging for our Botanics brand uses recycled plastic in the bottles and tubes and sustainably-sourced cardboard certified by the Forest Stewardship Council (FSC).

•

In recent years, we have reduced the carbon footprint of our stores by installing energy management systems and cooler door retrofits, reducing the wattage of lighting fixtures and installing LED lights, and performing HVAC upgrades (using environmentally friendly refrigerants and energy efficient rooftop units).

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•	Our distribution centers have implemented recycling programs for packaging; in 2014, our distribution centers recycled nearly 27,000 tons of cardboard and plastic.

•	We reduce fuel consumption of our truck fleet by continually analyzing and optimizing truck routes from our distribution centers to our stores and through truck upgrades and maintenance improvements.

•	We have installed rooftop solar power systems at nearly 250 of our Walgreens stores and distribution centers, which provide a portion of the power for these stores.

•

We offer electric vehicle (EV) charging stations at approximately 400 of our store locations across the United States, making us one of the largest retail hosts of EV charging stations in the United States.

•

Walgreens is one of five founding retailers that are partners to the US Department of Energy “Better Buildings Challenge,” which includes a goal of reducing company-wide facility energy footprint by 20% by 2020.

All of these practices are a strong indication of the commitment of our Board and management to sustainable business practices.

The Compensation Committee should retain flexibility in exercising its authority to structure executive compensation.  The Board believes that the Compensation Committee, which is comprised solely of independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s stockholders. To do that, the Compensation Committee must have the flexibility to structure effective and competitive compensation programs. While it may be appropriate from time to time to incorporate new performance measures into our compensation program, the Board believes that it is most appropriate for the Compensation Committee to determine which specific measures to implement. The Compensation Committee is in the best position to evaluate changes in our compensation program that will promote the Company’s goals and create long-term shareholder value.

Our incentive programs do have an individual performance modifier that allows for adjustment to incentive awards based on individual performance. The executives most directly responsible for goals relating to energy efficiency, renewable energy standards and projects and environmental standards are evaluated on their performance against their individual goals and may receive an adjustment to their incentive compensation based on their progress against these goals. This process provides a direct link between the individual goals (including those supported by the proponent) and the incentive payment.

Although the Board agrees that sustainability is important, the Board believes that this shareholder proposal is not in the best interests of our stockholders. Rather, the Board believes that the Company’s existing executive compensation program, which has a strong pay for performance philosophy and pay programs that result in awards to executives that are sensitive to the long-term value they produce for stockholders, promotes the best interest of our stockholders over time.

The Board of Directors unanimously recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Householding

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one Notice of Internet Availability, or if applicable, only one proxy statement and Annual Report, unless one or more

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of these stockholders notifies the Company that they would like to continue to receive individual copies. This reduces printing costs and postage fees. If, because of multiple accounts, you are still receiving multiple copies of the Company’s Notice of Internet Availability, or if applicable, proxy statement and Annual Report at a single address and wish to receive a single copy, or if you participate in householding and wish to receive a separate copy of the Annual Report or proxy statement, or prefer to receive separate copies of future materials, and your shares are registered directly through the Company’s transfer agent, please contact Wells Fargo Bank, N.A., at (888) 368-7346, or inform them in writing at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120-4100. If your shares are held through a brokerage account, please contact your broker directly.

Stockholders who participate in householding will continue to receive separate proxy cards to vote their shares. Stockholders that receive the Notice of Internet Availability will receive instructions on how to vote their shares via the Internet. Householding does not in any way affect dividend check mailings.

Stockholder Proposals for the Next Annual Meeting

The Company plans to hold its next annual meeting of stockholders (the “2016 Annual Meeting”) on January 27, 2016 at a time and place to be specified in its proxy statement relating to that meeting.

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC. If you want Walgreens Boots Alliance to consider including a proposal in its proxy statement relating to the 2016 Annual Meeting, you must have delivered it in writing to the Company’s Corporate Secretary, Walgreens Boots Alliance, Inc., 108 Wilmot Road, Deerfield, Illinois 60015 by August 11, 2015 (or, if the date of the 2016 Annual Meeting is moved by more than 30 days, the deadline will be a reasonable time before the Company begins to print and send its proxy materials, which date will be announced by the Company), and such proposal and your submission thereof must comply with applicable SEC rules and regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder proposals that are not intended for inclusion in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures described in the Company’s By-laws. If you want to present a proposal or nominate a candidate for election to the Company’s Board of Directors at the 2016 Annual Meeting but do not wish to have it included in the Company’s proxy statement, you must submit the proposal in writing to the Company’s Corporate Secretary, Walgreens Boots Alliance, Inc., 108 Wilmot Road, Deerfield, Illinois 60015 on or after September 29, 2015 and no later than October 29, 2015 (or, if the date of the 2016 Annual Meeting is changed to be before December 28, 2015 or after March 27, 2016, then between (i) the close of business on the 120th day prior to the date of the 2016 Annual Meeting and (ii) the later of the close of business on the 90th day prior to the date of the WBA annual meeting or, if the first public announcement of the date of the WBA annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day after the first public announcement of the date of the WBA annual meeting). Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, the relationship between the proposing stockholder and the underlying beneficial owner, if any, and such parties’ stock holdings and derivative positions in Company securities. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure, including such information Walgreens Boots Alliance deems appropriate to ascertain the nominee’s qualifications to serve on its Board of Directors, disclosure of compensation arrangements between the nominee, the nominating stockholder and the underlying beneficial owner, if any, and any other information required to comply with the proxy rules and applicable law. If you would like a copy of these provisions, please contact the Company’s Corporate Secretary at the above address, or access the Company’s By-laws filed as an exhibit to the Form 8-K filed by the Company on

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December 31, 2014. Failure to comply with the Company’s By-law procedures and deadlines may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2016 Annual Meeting.

By order of the Board of Directors,

JAN STERN REED
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 28, 2015:

The Notice and Proxy Statement and fiscal 2014 Annual Report are available at www.proxyvote.com.

The Company also has made available on its website at investor.walgreensbootsalliance.com its fiscal 2014 Annual Report on Form 10-K, as amended, as filed with the SEC, including the financial statements and schedules. The Company will furnish, on written request and without charge, a printed copy of the Annual Report on Form 10-K, as amended, to each person whose proxy is solicited and to each person representing that, as of the record date for the meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to Walgreens Boots Alliance, Inc., c/o Stockholder Relations, Mail Stop #1833, 108 Wilmot Road, Deerfield, Illinois 60015.

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108 WILMOT ROAD

DEERFIELD, IL 60015

INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

Walgreens Boots Alliance, Inc. encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever.

Proxies submitted by telephone or the Internet must be received by 11:59 PM, Eastern Time, on May 27, 2015.

VOTE BY PHONE - 1-800-690-6930

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 27, 2015. Have your proxy card in hand when you access the web site and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walgreens Boots Alliance, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, for delivery prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82493-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALGREENS BOOTS ALLIANCE, INC.

If you wish to vote in accordance with the Board of Directors recommendations, just sign below.

The Board of Directors recommends that you vote FOR all nominees for director. (Your proxy holders will vote FOR the election of the following nominees unless you indicate otherwise.)

1.	Election of 12 Directors:		For	Against	Abstain
Nominees:
	1a.	Janice M. Babiak	☐	☐	☐

	1b.	David J. Brailer	☐	☐	☐

	1c.	Steven A. Davis	☐	☐	☐

	1d.	William C. Foote	☐	☐	☐

	1e.	Ginger L. Graham	☐	☐	☐

	1f.	John A. Lederer	☐	☐	☐

	1g.	Dominic P. Murphy	☐	☐	☐

	1h.	Stefano Pessina	☐	☐	☐

	1i.	Barry Rosenstein	☐	☐	☐

	1j.	Leonard D. Schaeffer	☐	☐	☐

	1k.	Nancy M. Schlichting	☐	☐	☐

	1l.	James A. Skinner	☐	☐	☐

Vote on Proposals

The Board of Directors recommends that you vote FOR proposals 2 and 3. (Your proxy holders will vote FOR each of the following proposals unless you indicate otherwise.)		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as Walgreens Boots Alliance, Inc.’s independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4, 5, 6 and 7. (Your proxy holders will vote AGAINST proposals 4, 5, 6 and 7 unless you indicate otherwise.)

4.	Stockholder proposal regarding an executive equity retention policy.	☐	☐	☐

5.	Stockholder proposal regarding accelerated vesting of equity awards of senior executives upon a change in control.	☐	☐	☐

6.	Stockholder proposal regarding proxy access.	☐	☐	☐

7.	Stockholder proposal regarding linking executive pay to performance on sustainability goals.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign your name(s) as it appear(s) on this proxy. Joint owners should each sign. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING

The Walgreens Boots Alliance, Inc. Annual Meeting of Stockholders will be held May 28, 2015, at 9:00 AM, Central Time, at The Civic Opera House, 20 North Wacker Drive (NW corner of Madison St. and upper Wacker Dr.), Chicago, Illinois 60606.

An admission ticket is included in this mailing. You will not be admitted without a ticket and one form of photo identification. Stockholders should enter in the Civic Opera House main lobby. Please follow posted signs. If you require assistance, wheelchairs will be available.

Please note the new location and these guidelines for attendees:

•	This is a procedural business meeting, and item samples will not be offered.

•	Seating is limited and will be on a first-come, first-served basis.

•	Backpacks and suitcases are not permitted in the meeting, and distribution of any materials is prohibited.

•	The Civic Opera House is convenient to Union and Ogilvie train stations and numerous public parking lots.

•	Please note, any parking cost is the attendee’s responsibility.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 28, 2015:

The Notice and Proxy Statement and fiscal 2014 Annual Report are available at www.proxyvote.com.

M82494-TBD

WALGREENS BOOTS ALLIANCE, INC.

Annual Meeting Proxy Card

Proxy solicited on behalf of the Board of Directors

The stockholder hereby appoints WILLIAM C. FOOTE, STEFANO PESSINA and JAMES A. SKINNER, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of WALGREENS BOOTS ALLIANCE, INC. (and any adjournment thereof) to be held at The Civic Opera House, 20 North Wacker Drive (NW corner of Madison St. and upper Wacker Dr.), Chicago, Illinois 60606, on Thursday, May 28, 2015 upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no direction is specified, this proxy will be voted FOR proposals 1, 2 and 3, AGAINST proposals 4, 5, 6 and 7, and in the discretion of the proxyholders on such other matters as may properly come before the meeting or any adjournment thereof. The proxyholders reserve the right in their discretion to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)